Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

dated

February 27, 2026

by and among

ThomasLloyd Climate Solutions B.V.,

Roman DBDR Acquisition Corp. II,

TL Topco PLC,

ThomasLloyd Climate Solutions Merger Sub, and

The Shareholders of ThomasLloyd Climate Solutions B.V. named herein

TABLE OF CONTENTS

Page No.

ARTICLE I DEFINITIONS		3

1.1	Certain Definitions	3
1.2	Further Definitions	14
1.3	Construction	15

ARTICLE II THE MERGER; SHARE EXCHANGE		16

2.1	Closing	16
2.2	Merger	17
2.3	Share Exchange	18
2.4	Surrender of Company Shares and Disbursement of Share Exchange Aggregate Consideration.	18
2.5	Termination of Certain Agreements	19
2.6	Withholding	19
2.7	PubCo Officers and Directors	19
2.8	Taking of Necessary Action; Further Action	19
2.9	Transaction Expenses	19
2.10	Adjustments to Per Share Exchange Ratio	20
2.11	Earn-Out	20
2.12	Dissenter’s Rights.	20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES		21

3.1	Corporate Existence and Power	21
3.2	Authorization	21
3.3	Governmental Authorization	22
3.4	Non-Contravention	22
3.5	Capitalization	23
3.6	Corporate Records	23
3.7	Subsidiaries	23
3.8	Consents	23
3.9	Financial Statements	24
3.10	Books and Records	24
3.11	Internal Accounting Controls	24
3.12	Absence of Certain Changes	25
3.13	Properties; Title to the Group Companies’ Assets	25
3.14	Litigation	25
3.15	Material Contracts	25
3.16	Licenses and Permits	28
3.17	Compliance with Laws	28
3.18	Intellectual Property	28
3.19	Data Protection	30
3.20	Accounts Payable and Accounts Receivables; Affiliate Loans	32
3.21	Employees; Employment Matters	32
3.22	Withholding	33
3.23	Employee Benefits	34
3.24	Real Property	35
3.25	Tax Matters	36
3.26	Environmental Laws	37
3.27	Finders’ Fees	37
3.28	Powers of Attorney and Suretyships	38
3.29	Directors and Officers	38
3.30	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	38
3.31	Insurance	39
3.32	Related Party Transactions	39
3.33	Top Customers, Vendors, and Suppliers	40
3.34	Assets Under Management	40
3.35	Private Funds	42

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ROMAN		46

4.1	Corporate Existence and Power	46
4.2	Authorization	46
4.3	Governmental Authorization	47
4.4	Non-Contravention	47
4.5	Consents	47
4.6	Finders’ Fees	47
4.7	Capitalization	47
4.8	Compliance with Laws	48
4.9	Trust Account	48
4.10	Roman SEC Documents and Financial Statements	48
4.11	Certain Business Practices	50
4.12	Anti-Money Laundering Laws and Sanctions	50
4.13	Affiliate Transactions	51
4.14	Litigation	51
4.15	Expenses,Indebtedness and Other Liabilities	51
4.16	Tax Matters	51
4.17	Roman Benefit Arrangements	52
4.18	Business Activities; Contracts and Liabilities	53
4.19	No Undisclosed Liabilities	53
4.20	Roman Material Contracts	53

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PUBCO PARTIES		53

5.1	Organization, Good Standing, Corporate Power and Qualification	53
5.2	Capitalization	53
5.3	Due Authorization	54
5.4	Compliance with Other Instruments	54
5.5	Compliance with Applicable Law	54
5.6	Non-Contravention	54
5.7	No Prior Activities	54
5.8	Foreign Private Issuer	55

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE SIGNING SELLERS		55

6.1	Organization and Standing	55
6.2	Authorization; Binding Agreement	55
6.3	Ownership	55
6.4	Non-Contravention	55
6.5	No Litigation	56
6.6	Information Supplied	56
6.7	Independent Investigation	56
6.8	Transactions with Interested Persons	56

ARTICLE VII COVENANTS OF THE PARTIES		57

7.1	Conduct of Business	57
7.2	Exclusivity	60
7.3	Access to Information	60
7.4	Notices of Certain Events	61
7.5	Cooperation with Registration Statement and Proxy Statement/Prospectus; Other Filings	61
7.6	Company Financial Statements and Financial Information; 2026 Company Business Plan	63
7.7	Reasonable Best Efforts; Further Assurances; Governmental Consents	64
7.8	Confidentiality	65
7.9	Directors’ and Officers’ Indemnification and Liability Insurance	66
7.10	Certain Tax Matters	67
7.11	Litigation	68
7.12	PIPE Financing	69
7.13	Convertible Note Financing	69
7.14	Nasdaq Listing	70
7.15	Technical Due Diligence	71
7.16	Intellectual Property Recordation	71
7.17	Roman Extension Proposal	71

ARTICLE VIII ADDITIONAL COVENANTS OF THE PUBCO PARTIES		71

8.1	Company Shareholder Approval	71
8.2	PubCo Equity Incentive Plan and PubCo ESPP	71
8.3	Obligations of Merger Sub	72
8.4	Employment Agreements	72

ARTICLE IX ADDITIONAL COVENANTS OF ROMAN and the PubCo Parties		72

9.1	Trust Account	72
9.2	Section 16 Matters	72
9.3	Roman Public Filings	72

ARTICLE X ADDITIONAL COVENANTS OF SIGNING SELLERS		72

10.1	Succession of Advisory Contracts	72
10.2	Maintenance of Advisory Contracts	72
10.3	Joining Sellers	72

ARTICLE XI CONDITIONS TO CLOSING		73

11.1	Condition to the Obligations of the Parties	73
11.2	Conditions to Obligations of Roman and the PubCo Parties	73
11.3	Conditions to Obligations of the Company	74
11.4	Frustration of Conditions	75
11.5	Waiver of Conditions	75

ARTICLE XII TERMINATION		75

12.1	Termination Without Default	75
12.2	Termination Upon Default	76
12.3	Effect of Termination	76

ARTICLE XIII MISCELLANEOUS		77

13.1	Notices	77
13.2	Amendments; No Waivers; Remedies	78
13.3	Arm’s Length Bargaining; No Presumption Against Drafter	78
13.4	Publicity	78
13.5	Expenses	79
13.6	No Assignment or Delegation	79
13.7	Governing Law	79
13.8	Waiver of Jury Trial	79
13.9	Submission to Jurisdiction	80
13.10	Counterparts; Facsimile Signatures	80
13.11	Entire Agreement	80
13.12	Severability	80
13.13	Further Assurances	80
13.14	Third Party Beneficiaries	81
13.15	Waiver	81
13.16	Non-Recourse	81
13.17	Non-Survival of Representations and Warranties	81
13.18	No Other Representations; No Reliance	82
13.19	Conflicts and Privilege	84

EXHIBITS

Annex I	Sellers

Exhibit A	Form of PubCo Articles of Association

Exhibit B	Form of Sponsor Support Agreement

Exhibit C	Form of Registration Rights Agreement

Exhibit D	Form of Lock-Up Agreement
SCHEDULES
Company Schedules

Roman Schedules

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of February 27, 2026 (this “Agreement”), is entered into by and among ThomasLloyd Climate Solutions B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), with its corporate seat in Amsterdam, the Netherlands, its place of business at Zuidplein 36, 1077 XV Amsterdam, and registered with the Dutch Trade Register under number 92773397 (the “Company”), Roman DBDR Acquisition Corp. II, a Cayman Islands exempted company (“Roman”), each of the holders of the Company’s outstanding shares that are named on Annex I hereto and that have executed and delivered a copy of this Agreement as of the date hereof, each of which is a Company Shareholder (as defined below) (collectively, the “Signing Sellers”), and any permitted transferee holder of the Company’s outstanding shares that after the date hereof executes and delivers to Roman, PubCo, and the Company a Seller Joinder (as defined below) in accordance with Section 10.3 (collectively, the “Joining Sellers” and, together with the Signing Sellers, the “Sellers”). TL Topco PLC, a public limited company in the process of incorporation under the laws of England and Wales (“PubCo”) and ThomasLloyd Climate Solutions Merger Sub, a Cayman Islands exempted company, which will be a wholly owned Subsidiary of PubCo (“Merger Sub” and, together with PubCo, the “PubCo Parties” and each, a “PubCo Party”), once each has executed a signature page to this Agreement, shall each be considered a “party” to this Agreement. Capitalized terms used herein without definition have the meanings set forth in Article I.

W I T N E S S E T H:

WHEREAS, Roman is a special purpose acquisition company incorporated as a Cayman Islands exempted company on July 25, 2024 for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more target businesses;

WHEREAS, each of PubCo and Merger Sub will be incorporated or formed, as applicable, for the purposes of consummating the Transactions and the applicable Ancillary Agreements;

WHEREAS, Merger Sub will be a direct, wholly owned Subsidiary of PubCo;

WHEREAS, after the date of this Agreement and prior to the Closing Date, PubCo and Merger Sub will execute a signature page to this Agreement (the date on which such signature page is executed is referred to herein as the “Effective Date”);

WHEREAS, (a) prior to the Merger Effective Time, new articles of association of PubCo will be adopted, substantially in the form set forth as Exhibit A (the “New PubCo Articles of Association”) and PubCo will implement the Share Capital Restructuring (as defined below); (b) at the Merger Effective Time, which shall occur at least one (1) day prior to the Share Exchange Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”), Roman shall merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company after the Merger (the “Surviving Company”) and a direct, wholly owned Subsidiary of PubCo; and (c) in connection with the Closing, Merger Sub shall file a timely election for U.S. federal income tax purposes to be classified as an entity disregarded as separate from its owner, effective as of Merger Sub’s date of formation;

WHEREAS, as a result of the Merger, (a) each issued and outstanding Roman Ordinary Share (other than the Roman Dissenting Shares) shall no longer be outstanding and shall be automatically cancelled and converted into and exchanged for the right to receive one PubCo Class A Ordinary Share and (b) each issued and outstanding Roman Warrant shall become one warrant to purchase one PubCo Class A Ordinary Share, with PubCo issuing a number of PubCo Class A Ordinary Shares and warrants in accordance with the terms of this Agreement;

WHEREAS, at the Share Exchange Effective Time, at least one (1) day following the Merger Effective Time PubCo shall acquire all of the issued and outstanding Company Shares from the Sellers in exchange for the issuance by PubCo of new PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares (each, as defined below) (the “Share Exchange” and, collectively with the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements, the “Transactions”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Roman and Roman DBDR Acquisition Sponsor II LLC (“Sponsor”) have executed and delivered to the Company a sponsor support agreement substantially in the form set forth as Exhibit B (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor has agreed to (a) vote the Roman Ordinary Shares held by it as of the date hereof and any additional Roman Ordinary Shares that it acquires prior to the Roman Shareholder Meeting in favor of this Agreement and each of the Required Roman Proposals, and (b) not redeem any Roman Ordinary Shares held by it in connection with the Transactions and waive its redemption rights;

WHEREAS, in connection with the Closing, PubCo, Sponsor, and certain holders of Company Shares will enter into a registration rights agreement substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which, among other things, PubCo will agree to provide such holders of Roman Ordinary Shares and such holders of Company Shares with certain registration rights with respect to the Registrable Securities (as defined therein);

WHEREAS, in connection with the Closing, PubCo, Sponsor, and certain holders of Company Shares will enter into a lock-up agreement substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreement”), pursuant to which, among other things, each of Sponsor, the holders of Roman securities who are directors or executive officers of Roman, and the Company Shareholders will agree not to effect any sale or distribution of certain equity or equity-linked securities of PubCo during the period set forth therein, subject to certain customary exceptions set forth therein;

WHEREAS, the board of directors of Roman (the “Roman Board”) has unanimously: (a) determined that it is in the best interests of Roman and its shareholders to enter into this Agreement and to consummate the Merger and the other Transactions; (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Merger and the other Transactions; and (c) determined to recommend to its shareholders the approval and adoption of this Agreement and the Merger and the other Transactions;

WHEREAS, the board of directors of PubCo (the “PubCo Board”) will call a meeting of the PubCo Board to unanimously: (a) determined that this Agreement, the Ancillary Agreements to which PubCo is or will be a party, and the Transactions are in the best interests of PubCo; and (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions;

WHEREAS, PubCo, in its capacity as the sole member of Merger Sub, will approve a shareholder's resolution which: (a) determines that the Transactions, including the Merger, are in the best interests of Merger Sub and PubCo (as sole member of Merger Sub); and (b) approves and adopts this Agreement, the Ancillary Agreements to which Merger Sub is or will be a party, and the Transactions, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) and each of the Company Shareholders has: (a) approved the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions in accordance with the provisions of applicable Law, its organizational documents, and any applicable Contracts; and (b) determined that this Agreement, the Ancillary Agreements, the Share Exchange, and the other Transactions, upon the terms and subject to the conditions set forth herein or therein, are advisable and fair to and in its best interests;

WHEREAS, prior to or in connection with the Closing, PubCo, Roman, and/or any of the Group Companies, on the one hand, and certain investors, on the other hand (collectively, the “PIPE Investors”), may enter into one or more subscription agreements (each a “Subscription Agreement” and collectively, the “Subscription Agreements”) pursuant to which, among other things, each PIPE Investor shall agree to subscribe for and purchase on the Closing Date, and PubCo shall agree to issue and sell to each such PIPE Investor on the Closing Date, the number of PubCo Shares or other equity securities of PubCo set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein (such equity financing hereinafter referred to as the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth therein, which the parties shall negotiate in good faith;

WHEREAS, prior to or in connection with the Closing, PubCo, Roman, and/or any of the Group Companies, on the one hand, and certain investors, on the other hand (collectively, the “Note Investors”), may enter into one or more note purchase agreements (each a “Note Purchase Agreement” and collectively, the “Note Purchase Agreements”) pursuant to which, among other things, each Note Investor shall agree to purchase on or before the Closing Date, and such Group Company shall agree to issue and sell to each such Note Investor on or before the Closing Date, convertible notes set forth in the applicable Note Purchase Agreement in exchange for the purchase price set forth therein, which notes shall be automatically convertible into ordinary shares of the PubCo upon Closing (such note financing hereinafter referred to as the “Convertible Note Financing”), in each case, on the terms and subject to the conditions set forth therein, which the parties shall negotiate in good faith; and

WHEREAS, for U.S. federal income Tax purposes, it is intended that: (a) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354, 361, and 368 of the Code and the Treasury Regulations promulgated thereunder; and (b) the Merger qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code ((a) and (b) collectively, the “Intended U.S. Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of Roman, PubCo, Merger Sub, the Company, and the Sellers agrees as follows:

ARTICLE I
DEFINITIONS

1.1            Certain Definitions. For purposes of this Agreement:

“Action” means any action, litigation, suit, claim, hearing, or proceeding, including any audit, claim, or assessment for Taxes or otherwise, by or before any Authority.

“Advisory Contract” means any investment management, investment advisory, investment sub-advisory, or risk management Contract, or any other Contract, arrangement, or understanding (whether written or oral) pursuant to which one or more of the Group Companies provides Investment Management Services as of any date of determination, provided that if an Advisory Contract is with a Client that is a Private Fund, such Advisory Contract shall include the Governing Documents (including the side letters) of such Client.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, whether through one or more intermediaries or otherwise. “Affiliate” shall also include, with respect to any individual natural Person: (a) such Person’s spouse, parent, lineal descendant, or sibling; or (b) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (a) or of which such Person is a trustee.

“Aggregate Company Shares” means the aggregate number of Company Shares issued and outstanding immediately prior to the Share Exchange Effective Time.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreement, and each other agreement, instrument, and certificate required by, or contemplated in connection with, this Agreement to be executed by any of the parties hereto as contemplated by this Agreement, in each case only as applicable to the relevant party or parties hereto who is or are a party to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means, collectively, the Foreign Corrupt Practices Act of 1977, as amended and any comparable or similar Law of any jurisdiction applicable to the Company.

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, or that aims at reviewing and controlling foreign investment.

“Assets Under Management” means, for each account of each Client, as of any specified date, the amount of fee-paying capital or assets under management by the Group Companies in respect of such account as of 4:00 PM Eastern Time on such specified date.

“Authority” means any nation or government, any state, province, county, municipal, or other political subdivision thereof, any governmental, regulatory, quasi-governmental, or administrative body, agency, or authority, any court or judicial authority, any arbitrator (public or private), any public, private, or industry regulatory authority, whether international, national, foreign, federal, state, or local, or any other governmental body or administrative, regulatory, or quasi-judicial authority, agency, department, board, commission, or instrumentality of any federal, state, local, or foreign jurisdiction.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, liabilities, obligations, business or its transactions are otherwise reflected.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in London, United Kingdom, New York, NY, Amsterdam, the Netherlands or the Cayman Islands are authorized to close for business.

“Change of Control Payments” means any and all sale, retention, or change-of-control payments or bonuses, or any other similar payments, bonuses, compensation, benefits, or amounts owing, due, or payable by or on behalf of the Company solely or partially in connection with the consummation of the Transactions, whether pursuant to any Contract or applicable Law or otherwise.

“Client” means any Person to whom any of the Group Companies provides Investment Management Services pursuant to an Advisory Contract, including each Private Fund (provided that, for the avoidance of doubt, an Investor in a Private Fund shall not be deemed a Client by reason of being an Investor in such Private Fund).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Articles of Association” means the articles of association of the Company, as in effect as of the date hereof.

“Company Financial Statements” means the Company PCAOB Audited Financial Statements and Company Unaudited Interim Financial Statements.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1(a) (Corporate Existence and Power), 3.2 (Authorization), 3.4(a) (Non-Contravention), 3.5 (Capitalization), 3.7 (Subsidiaries), 3.8(b) (Change of Control Payments), and 3.27 (Finders’ Fees).

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Subsidiary of the Company, including without limitation Company Patents, Company Marks, and Company Copyrights.

“Company IT Systems” means all information technology and computer systems (including computer software, information technology and telecommunication hardware and other hardware and equipment) used for or relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, that are owned, leased or licensed by the Company or a Subsidiary of the Company or provided as a service to the Company or a Subsidiary of the Company, including all of the foregoing that are used by the Company or a Subsidiary of the Company to make its services available to customers.

“Company Products” means all products and services (including software used to make any service available) developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products and services currently under development by the Company.

“Company Schedules” means the disclosure schedules of the Company delivered to Roman by the Company concurrently with entering into this Agreement, and the term “Company Schedule” shall refer to the specified section of the Company Schedules, unless otherwise specified.

“Company Shares” means the ordinary shares of the Company with a nominal value of EUR 1.00 each.

“Company Shareholders” means, as prior to the Closing, the holders of Company Shares.

“Company Transaction Expenses” means all out-of-pocket fees, costs, expenses, obligations, and liabilities of any Group Company incurred in connection with, or otherwise related to, the Transactions, the negotiation, execution, and preparation of this Agreement and the Ancillary Agreements, and the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein, including the fees, expenses, and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third party fees, any and all filing fees payable by or on behalf of any Group Company to Authorities in connection with the Transactions, any and all change of control bonus payments, retention or similar payments payable by or on behalf of any Group Company as a result of the consummation of the Transactions and the employer portion of payroll Taxes payable as a result of the foregoing amounts, and all severance payments, retirement payments, or success fees payable by or on behalf of any Group Company that are triggered in connection with the consummation of the Transactions and the employer portion of payroll Taxes payable as a result of the foregoing amounts.

“Contracts” means all contracts, subcontracts, agreements, leases (including Real Property Leases, equipment leases, car leases, and capital leases), subleases, licenses, sublicenses, commitments, bonds, notes, indentures, deeds of trust, mortgages, debt instruments, statements of work (SOWs), sales and purchase orders, and other instruments or obligations of any kind, in each case whether oral or written (including any amendments and other modifications thereto), to which the Company is a party or by which it or any of its assets are legally bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by any other Person: (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person; or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person.

“Convertible Note Financing Amount” means the aggregate purchase price under all Note Purchase Agreements totaling not less than $10,000,000.

“Data Protection Laws” means all applicable Laws worldwide relating to the Processing, privacy, or security of Personal Information applicable to the Company from time to time, including, to the extent applicable, the EU General Data Protection Regulation (EU) 2016/679 (“EU GDPR”), the EU GDPR as incorporated into the laws of the UK (the “UK GDPR”, together with the EU GDPR, the “GDPR”), the ePrivacy Directive 2002/58/EC, the UK Privacy and Electronic Communications (EC Directive) Regulations 2003, the UK Data Protection Act 2018, the UK Data (Use and Access) Act 2025, U.S. state privacy laws, and any and all legally binding published guidance and regulations by any applicable competent government authority or data protection supervisory authority in relation to any of the foregoing (to the extent applicable to the Company’s Processing of Personal Information), in each case as in force, amended, and supplemented from time to time.

“Data Subject” has the meaning given to it under Data Protection Laws.

“Earn-Out Period” means the period beginning on the Closing Date and ending on the fifth anniversary thereof.

“Environmental Laws” means all Laws that (i) relate to pollution or protection of the environment or (ii) prohibit, regulate, or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, and the Clean Water Act.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, rights of first refusal or first offer, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation, or similar rights in such Person, or any indebtedness, securities, options, warrants, call, subscription, or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any Person any right or entitlement to acquire, any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation, or similar rights (in all cases, whether vested or unvested) of such Person, or any similar security or right that is derivative of or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation, or similar rights (in all cases, whether vested or unvested).

“Equity Value” means $850,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“General Partner” means, with respect to any Private Fund, the manager, managing member, general partner, or other similar governing authority, board, or Person of such Private Fund.

“Generative AI Tools” means a machine learning model that, in response to natural-language or structured prompts, probabilistically generates new content in the form of human-readable text, images, audio, video, or software code, where such outputs are not retrieved or selected from a fixed set of preexisting content but are synthesized by the model at generation time. “Generative AI Tools” does not include (i) rules-based or deterministic software, business logic, robotic process automation (RPA), or scripting, (ii) template or mail-merge systems or content management tools, (iii) search, retrieval-augmented systems that return or rank existing content without synthesizing novel content, (iv) analytics, forecasting, or classification systems that do not produce human-readable generative outputs, or (v) spell-check, grammar-check, autocomplete, or macro/automation tools that merely transform or format user-provided content.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Group Companies” means the Company and each Subsidiary of the Company.

“Hazardous Material” means any substance or waste that has been listed, classified, regulated, or defined as “radioactive”, “toxic”, “hazardous”, a “pollutant”, a “contaminant”, or words of similar meaning or effect under Environmental Law, and includes, without limitation, crude oil or any fraction thereof, petroleum, petroleum-based products or byproducts, medical or infectious waste, asbestos, asbestos-containing materials, heavy metals, chlorinated solvents, urea formaldehyde foam insulation, polychlorinated biphenyls, toxic mold, mycotoxins, radon and per- or polyfluoroalkyl substances.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale or distribution of any Hazardous Material.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including, with respect thereto, all interests, fees, and costs; (b) all obligations of such Person evidenced by bonds, debentures, notes, or similar debt instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services; (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP or IFRS; (g) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps, or similar hedging obligations; (h) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement; (i) all guarantees by such Person of any obligations of any other Person of the type referred to in clauses (a) through (h) above; (j) any premiums, prepayment fees or other penalties, fees, costs, or expenses associated with payment of any Indebtedness of the type referred to in clauses (a) through (i) above of such Person; and (k) any agreement to incur any of the same. For the avoidance of doubt, with respect to the Company, Indebtedness shall include any grants or loans that are not carried as tangible liabilities on the Company Financial Statements on a stand-alone basis (whether or not such liabilities are included in the footnotes to the Company Financial Statements).

“Independent Director” means, with respect to any corporation or company, a member of the board of directors of such corporation or company that qualifies as an independent director under the Securities Act and Nasdaq rules.

“Initial PubCo Shares” means the PubCo Ordinary Shares issued in PubCo in connection with its incorporation, with a nominal value of £0.01 each.

“Intellectual Property” means all of the following, as they exist in any jurisdiction throughout the world and under any international treaties or conventions: (A) patents, patent applications of any kind, and patent rights (collectively, “Patents”); (B) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans, Internet domain names, rights to social media accounts, and other indicia of source, origin, or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) works of authorship (including, without limitation, computer software and firmware (including data files, source code, object code, and software-related specifications), manuals and other documentation, compilations, databases, and all derivatives, translations, adaptations, and combinations of the above), copyrights in both published and unpublished works, mask work rights, and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”); (D) trade secrets and other confidential or proprietary information (including know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, process technology, software development methodologies, algorithms, technical information, proprietary business information, customer and supplier lists, customer and supplier records, pricing and cost information, reports, plans, drawings, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results, and business, financial, and sales and marketing plans), and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”); (E) rights of publicity and privacy and data protection rights; (F) any and all other intellectual property rights and/or proprietary rights recognized by applicable Law; and (G) goodwill and claims of infringement and misappropriation of any and all of the foregoing against third parties.

“Investment” as applied to any Person means any direct or indirect: (a) purchase or other acquisition by such Person of any other Person or any tangible or intangible assets, properties, and/or rights of or from any other Person; (b) capital commitment or capital contribution by such Person to any other Person; and (c) investment by such Person in any other Person or any tangible or intangible assets, properties, and/or rights of or from any other Person.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Management Services” means investment management, investment advisory, investment sub-advisory, investment supervisory, asset management, property management, risk management, and/or related services.

“Investor” means any limited partner, member, shareholder (including any preferred shareholder), or other investor in a Private Fund.

“IFRS” means International Financial Reporting Standards.

“IPO” means the initial public offering of Roman pursuant to a prospectus dated December 12, 2024.

“Knowledge of Roman” or “to Roman’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge (after reasonable inquiry of direct reports directly or indirectly responsible for the applicable subject matter) of any of Dixon Doll, Jr., Donald Basile or John J. Birmingham.

“Knowledge of the Company” or “to the Company’s Knowledge” or “to the Knowledge of the Group Companies” or similar terms (whether or not capitalized) means the actual knowledge (after reasonable inquiry of his or her direct reports directly or indirectly responsible for the applicable subject matter) of either of Michael Sieg or Vivienne Machlachlan.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, treaty, convention, rule, regulation, or other binding directive or requirement that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, deed of trust, pledge, charge, security interest, or encumbrance of any kind in respect of such property or asset, any option, preferential right, right of first offer, or any other third party right (beperkt recht), or attachment or right of first refusal in respect of such property or asset, or any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing, or any other right under which any Person is entitled to demand transfer of Company Shares.

“Lock-Up Shareholders” means the Sponsor and the Insiders as defined in the Sponsor Support Agreement.

“Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, or state of facts (each, an “Event”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, assets, liabilities, results of operations, or condition (financial or otherwise) of the Company; (ii) does, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the ability of the Company to consummate the Transactions; provided, however, that with respect to the foregoing clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in general economic or political conditions; (b) changes in conditions generally affecting the industries in which the Group Companies operate; (c) any changes in financial, banking, or securities markets in general, including any disruption or suspension thereof or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities, sabotage, cyberterrorism, military actions, or terrorism, or the escalation or worsening thereof; (e) the taking of any action expressly required by this Agreement or with the written consent of Roman; (f) any changes in applicable Laws or accounting rules (including IFRS) or the interpretation thereof, in each case effected after the date hereof; (g) the announcement of this Agreement or the consummation of the Transactions, but in each case only to the extent attributable to such announcement or consummation (provided that the exception in this subclause (g) shall not apply to any representation or warranty contained in Sections 3.3, 3.4, or 3.8, or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Section 11.2(b)); (h) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire, or other natural disaster, epidemic, pandemic, or change in climate or act of God, or any Law or guideline issued by applicable Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic, or disease outbreak; or (i) any failure by the Group Companies to meet any internal or published projections, forecasts, budgets, or revenue or earnings predictions (it being understood that the underlying facts giving rise to such failure may constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect if such facts are not otherwise excluded under this definition); provided, further, that any Event referred to in subclauses (a), (b), (c), (d), (f), and (h) above may be taken into account in determining whether there has been or will be a Material Adverse Effect to the extent such Event has a disproportionate adverse effect on the Company relative to similarly situated companies in the same industry in which the Company conducts its operations.

“Nasdaq” means The Nasdaq Global Market.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, or ruling of or by an Authority.

“Other Filings” means any filings to be made by Roman required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky Laws, other than the Registration Statement and the other Offer Documents.

“Permit” means each license, franchise, permit, order, approval, consent, waiver, concession, exemption or other similar authorization of an Authority required to be obtained and maintained by the Company under applicable Law to carry out its business.

“Permitted Liens” means: (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances with respect to Real Property in the public record; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice for amounts: (i) that are not delinquent; (ii) that are not material to the Group Companies’ business, or the operations and financial condition of the Group Companies so encumbered, either individually or in the aggregate; and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) Liens for Taxes not yet due and delinquent or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; and (d) the Liens set forth on Company Schedule 1.1(b).

“Per Share Exchange Ratio” means the Share Exchange Aggregate Consideration divided by the Aggregate Company Shares.

“Person” means any natural person, sole proprietorship, corporation, company, partnership (including a general partnership, limited partnership, or limited liability partnership), limited liability company, association, joint venture, trust, unincorporated association, or other entity or organization, including any Authority.

“Personal Information” means any data or information, on any media, that, alone or in combination with other data or information, can, directly or indirectly, be associated with or be reasonably used to identify an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government-issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies an individual natural Person or such Person’s vehicle, browser, or device), or any other data or information that constitutes personal data, personally identifiable information, personal information, or similar defined term under any Data Protection Laws.

“PIPE Financing Amount” means the aggregate purchase price under all Subscription Agreements totaling not less than $100,000,000.

“Processor” has the meaning given to the terms “processor” and “service provider” under Data Protection Laws.

“Processing” (and related terms such as “Process”, “Processed” and ”Processes”) means any operation or set of operations, whether or not by automated means, including, without limitation, the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any data (whether in electronic or any other form or medium).

“Privacy Policies” means, collectively, all data protection, data privacy and security policies, procedures, and notices of the Group Companies made available by the Group Companies to any person or posted publicly.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, and each other stock purchase, stock option, restricted stock, equity-based, severance, retention, employment (other than any employment offer letter in such form as previously provided to Roman that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit, and other employee benefit plan, agreement, program, policy, commitment, or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case that is sponsored, maintained, contributed, or required to be contributed to by the Company, or under which the Company has any current or potential liability.

“Pre-Closing Roman Holders” means the holders of Roman Ordinary Shares or Roman Warrants at any time prior to the Merger Effective Time, together with their successors and assigns.

“Principal Market” means the Nasdaq Global Market, the Nasdaq Global Select Market, the Nasdaq Capital Market, the NYSE, the NYSE American or such other principal market on which the PubCo Shares then trade.

“Private Funds” means any private investment fund or pooled or collective investment vehicle that is not required to be registered as an investment company under the Investment Company Act with respect to which any Group Company: (i) provides Investment Management Services; or (ii) serves as General Partner.

“PubCo Class A Ordinary Shares” means the PubCo Class A Ordinary Shares issued in PubCo in the Merger and as consideration in the Share Exchange, with a nominal value of $0.01 each.

“PubCo Class B Ordinary Shares” means the PubCo Class B Ordinary Shares issued in PubCo as consideration in the Share Exchange, with a nominal value of $0.01 each.

“PubCo Shares” means, collectively, the PubCo Class A Ordinary Shares and the PubCo Class B Ordinary Shares.

“PubCo Private Placement Warrant” means one warrant to acquire one PubCo Class A Ordinary Share.

“PubCo Public Warrant” means one warrant to acquire one PubCo Class A Ordinary Share.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant, and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil, and mineral rights); and all subleases, franchises, licenses, permits, easements, and rights-of-way that are appurtenant thereto.

“Redemption” means the redemption of such number of Roman Class A Shares, at the Redemption Price, in connection with the Transactions, which an eligible holder of Roman Class A Shares has elected to redeem (and not withdrawn), all as determined in accordance with the Roman Articles and the Trust Agreement.

“Redemption Price” means an amount equal to the price at which each Roman Class A Share is redeemed pursuant to the Redemption, as determined in accordance with the Roman Articles and the Trust Agreement.

“Registration Statement” means a registration statement on Form F-4 filed with the SEC by PubCo in connection with the Transactions, including the combined Proxy Statement/Prospectus included therein, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Representatives” means, with respect to any Person, such Person’s Affiliates and the respective officers, directors, managers, consultants, employees, independent contractors, advisors (including financial advisors, counsel, and accountants), representatives, agents, and other legal representatives of such Person or its Affiliates.

“Required Roman Proposals” means the Business Combination Proposal, Merger Proposal, the Charter Amendment Proposal and the Share Issuance Proposal.

“Roman Articles” means the Amended and Restated Memorandum and Articles of Association of Roman, as amended and as in effect as of the date hereof.

“Roman Class A Shares” means the Class A ordinary shares, $0.0001 par value, of Roman.

“Roman Class B Shares” means the Class B ordinary shares, $0.0001 par value, of Roman.

“Roman Extension Funding Amount” means an amount of funds, reasonably agreed by Roman and the Company, prior to the filing of the Extension Proxy Statement, to be deposited into the Trust Account on a monthly basis for each one-month extension until the earlier of (i) the Closing and (ii) the Extended Roman Business Combination Date.

“Roman Extension Proposal” means a proposal which would be submitted to the shareholders of Roman pursuant to the Extension Proxy Statement filed by Roman with the SEC and provided to Roman’s shareholders for purpose of amending Roman’s organizational documents to extend the time period for Roman to consummate a business combination (which, as of the date hereof, is due to expire on December 16, 2026) (such date as extended by the proposal, the “Extended Roman Business Combination Date”); provided, however, that the Extended Roman Business Combination Date shall not exceed December 16, 2027.

“Roman Fundamental Representations” means the representations and warranties of Roman set forth in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.4 (Non-Contravention), 4.6 (Finders’ Fees), and 4.7 (Capitalization).

“Roman Material Adverse Effect” means any Event that: (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, assets, liabilities, results of operations, or condition (financial or otherwise) of Roman, PubCo, or Merger Sub; or (ii) does, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the ability of Roman, PubCo, or Merger Sub to consummate the Transactions; provided, however, that with respect to the foregoing clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Roman Material Adverse Effect”: (a) any change in general economic or political conditions; (b) changes in conditions generally affecting the industries in which Roman, PubCo or Merger Sub operates; (c) any changes in financial, banking or securities markets in general, including any disruption or suspension thereof or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities, sabotage, cyberterrorism, military action or terrorism, or the escalation or worsening thereof; (e) the taking of any action expressly required by this Agreement or with the written consent of the Company; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation thereof, in each case effected after the date hereof; (g) the announcement of this Agreement or the consummation of the Transactions, but in each case only to the extent attributable to such announcement or consummation (provided that the exception in this subclause (g) shall not apply to any representation or warranty contained in Sections 4.3 or 4.4 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Roman Material Adverse Effect for purposes of Section 11.3(b)); or (h) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, epidemic, pandemic or change in climate or act of God, or any Law or guideline issued by applicable Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak.

“Roman Ordinary Shares” means Roman Class A Shares and Roman Class B Shares.

“Roman Private Placement Warrant” means, collectively, the warrants to acquire Roman Class A Shares issued by Roman to the Sponsor and underwriters at a price of $1.00 per warrant in a private placement.

“Roman Public Warrant” means, collectively, the outstanding and unexercised warrants, other than Roman Private Placement Warrants, issued by Roman to acquire Roman Class A Shares.

“Roman Public Unit” means the units issued by Roman in the IPO and the exercise of the underwriters’ overallotment option each consisting of one Roman Class A Share and one-half of a Roman Public Warrant.

“Roman Schedules” means the disclosure schedules of Roman delivered to the Company by Roman concurrently with entering into this Agreement, and the term “Roman Schedule” shall refer to the specified section of the Roman Schedules, unless otherwise specified.

“Roman Shareholders” means the shareholders of Roman prior to the Closing.

“Roman Transaction Expenses” means all out-of-pocket fees, costs, expenses, obligations, and liabilities, in each case of Roman, PubCo, or Merger Sub (including any such fees, costs, expenses, obligations, or liabilities incurred by Sponsor or its Affiliates or Roman’s, PubCo’s, or Merger Sub’s respective directors or officers, in each case, on behalf of Roman, PubCo, or Merger Sub and that Roman, PubCo, or Merger Sub is liable for), incurred in connection with, or otherwise related to, the Transactions, the investigation or pursuit of prospective business combinations other than the Transactions, the negotiation, execution, and preparation of this Agreement and the Ancillary Agreements, and the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein, including the fees, expenses, and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third party fees, any and all deferred underwriting fees, and any and all filing fees payable by Roman, PubCo, or Merger Sub to Authorities in connection with the Transactions. For the avoidance of doubt, Roman Transaction Expenses shall not include any Company Transaction Expenses.

“Roman Warrant” means a Roman Public Warrant and Roman Private Placement Warrant.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Breach” means any actual or reasonably suspected breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of or access to any Personal Information Processed by the Company.

“Share Exchange Aggregate Consideration” means an aggregate number of PubCo Shares equal to the quotient of (a) the Equity Value divided by (b) Redemption Price.

“Share Capital Restructuring” means the implementation of alterations to the share capital structure of PubCo to convert the Initial PubCo Shares into PubCo Class A Ordinary Shares.

“Sponsor” means Roman DBDR Acquisition Sponsor II LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any other Person of which at least fifty percent (50%) of the capital stock or other equity or voting securities of such other Person are Controlled or owned, directly or indirectly, by such Person.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind, in each case in the nature of a tax imposed by any Authority (whether disputed or not, whether payable directly or by withholding, and whether or not requiring the filing of a Tax Return), including any income (net or gross), gross receipts, net worth, severance, stamp, premium, environmental, capital stock, value added, inventory, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, imputed underpayment, employment, social security, workers’ compensation, unemployment compensation, employment, payroll, transfer, excise, import, Real Property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, escheat, unclaimed property, estimated, and other taxes, together with any interest, penalty, or additions to tax or additional amount imposed by any Authority with respect thereto.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report, or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary, or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means any Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Terminating Contracts” means the Contracts listed on Company Schedule 2.5.

“Trading Day” means any day on which PubCo Shares are traded on the Principal Market.

“Transaction Expenses” means the Company Transaction Expenses and the Roman Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement (including the transactions contemplated by any Ancillary Agreement) to occur immediately prior to or at the Closing, including the Merger and the Share Exchange.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, excise, recording, value added, and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final or temporary form), as the same may be amended from time to time.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2            Further Definitions. The following terms have the meaning set forth in the locations set forth below:

Term	Location
Additional Roman SEC Documents	Section 4.10(a)
Affiliate Transaction	Section 3.32
Agreement	Preamble
Allocation Schedule	Section 2.3(c)
Alternative Proposal	Section 7.2(b)
Alternative Transaction	Section 7.2(a)
Anti-Money Laundering Laws	Section 3.30(a)
Balance Sheet Date	Section 3.9(b)
Business Combination Proposal	Section 7.5(f)
Cayman Companies Act	Recitals
Closing	Section 2.1
Closing Date	Section 2.1
Closing Report	Section 7.5(j)
Closing Press Release	Section 7.5(j)
Company	Preamble
Company 2024 Unaudited Financial Statements	Section 3.9(a)
Company 2025 Q3 Balance Sheet	Section 3.9(a)
Company 2025 Q3 Statement of Operations	Section 3.9(a)
Company Board	Recitals
Company Board Recommendation	Section 3.2(b)
Company Copyright	Section 3.18(a)
Company Group	Section 13.19(b)
Company Mark	Section 3.18(a)
Company Patent	Section 3.18(a)
Company PCAOB Audited Financial Statements	Section 7.6(a)
Company Shareholder Approval	Section 3.2(c)
Company Unaudited Interim Financial Statements	Section 7.6(b)
Confidential Information	Section 7.8(b)
Convertible Note Financing	Recitals
Data Protection Requirements	Section 3.19(a)
Director Election Proposal	Section 7.5(f)
Disclosing Party	Section 7.8(a)
D&O Indemnified Party	Section 7.9(a)
D&O Tail	Section 7.9(b)
Earn-Out Targets	Section 2.11
Earn-Out Consideration	Section 2.11
Enforceability Exceptions	Section 3.2(a)
Equity Plan Proposals	Section 7.5(f)
Export Control Laws	Section 3.30(a)
Fund Permits	Section 3.35(c)
Fund Financial Statements	Section 3.35(k)
F-4 Effective Date	Section 7.5(d)
Goodwin	Section 13.19(a)
Group IT Systems	Section 3.19(c)
Information Security Review	Section 3.19(d)
Intended U.S. Tax Treatment	Recitals
Interim Period	Section 7.1(a)
International Trade Control Laws	Section 3.30(a)
IPO Prospectus	Section 13.15
JOBS Act	Section 4.10(f)
Leased Real Property	Section 3.24(a)
Lock-Up Agreements	Recitals
Material Contracts	Section 3.15(a)
Material Current Government Contract	Section 3.15(a)(xix)
Material Customers	Section 3.33(a)
Material Suppliers	Section 3.33(b)
Merger	Recitals
Merger Effective Time	Section 2.2(a)
Merger Proposal	Section 7.5(f)
Merger Sub	Preamble
New Company Articles of Association	Recitals
New PubCo Articles of Association	Recitals
Note Investors	Recitals
Note Purchase Agreements	Recitals
Offer Documents	Section 7.5(b)
Outside Closing Date	Section 12.1(a)
PCAOB	Section 3.9(f)
PIPE Investors	Recitals
Plan of Merger	Section 2.2(a)
Premium Cap	Section 7.9(b)
Prohibited Party	Section 3.30(b)
Pro Rata Earnout Allocation	Section 2.11
Proxy Statement/Prospectus	Section 7.5(b)
PTE 84-14	Section 3.34(i)
PubCo	Preamble
PubCo Articles	Recitals

PubCo Board	Recitals
PubCo Party	Preamble
Public Certifications	Section 4.10(a)
Purchased Shares	Section 2.3(a)
Real Property Leases	Section 3.24(a)
Reed Smith	Section 13.19(b)
Recipient	Section 7.8(a)
Related Party Agreements	Section 6.8(b)
Released Claims	Section 13.15
Registration Rights Agreement	Recitals
Roman	Preamble
Roman Board	Recitals
Roman Board Recommendation	Section 4.2(b)
Roman Consent	Section 4.5
Roman Financial Statements	Section 4.10(c)
Roman Group	Section 13.19(a)
Roman Proposals	Section 7.5(f)
Roman Related Party	Section 4.13
Roman Related Party Transaction	Section 4.13
Roman SEC Documents	Section 4.10(a)
Roman Shareholder Approval	Section 4.2(c)
Roman Shareholder Meeting	Section 7.5(b)
Sanctioned Countries	Section 3.30(b)
Sanctions	Section 3.30(a)
Second Level Earn-Out Target	Section 2.11
Sellers	Preamble
Signing Form 8-K	Section 7.5(a)
Sixth Level Earn-Out Target	Section 2.11
Share Exchange	Recitals
Share Exchange Effective Time	Section 2.3(a)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Standard Inbound Contract	Section 3.15(a)(vi)
Subscription Agreement	Recitals
Surviving Company	Recitals
Third Level Earn-Out Target	Section 2.11
Third Party IP	Section 3.18(b)(iv)
Transaction Litigation	Section 7.11
Transactions	Recitals
Trust Account	Section 4.9
Trust Agreement	Section 4.9
Trustee	Section 4.9
Warrant Agent	Section 2.2(b)(iii)
Warrant Agreement	Section 2.2(b)(iii)

1.3            Construction.

(a)            References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b)            The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)            The phrases of “on the date hereof,” “as of the date hereof” or “as of the date of this Agreement” and words of similar import refer to the Effective Date when used with respect to the PubCo Parties.

(d)            Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”.

(e)            Unless otherwise specified, any financial or accounting term has the meaning of the term under International Financial Reporting Standards as consistently applied heretofore by the Company.

(f)            Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any amendments thereto, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time. References to (i) “$” or “dollar” or “US$” shall be references to United States dollars, (ii) “€” or “euro” or “EUR” shall be references to the European euro, and (iii) “£” or “pound” or “GBP” shall be references to the British pound sterling. The word “day” means calendar day unless Business Day is expressly specified.

(g)            The Company Schedules and the Roman Schedules have been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the sections and subsections of this Agreement. Any information set forth in any section or subsection of the Company Schedules or Roman Schedules, as applicable, shall be deemed to be disclosed for purposes of other sections and subsections of this Agreement and shall be deemed to be incorporated by reference in each of the other sections and subsections of the Company Schedules or Roman Schedules, as applicable, as though fully set forth in such other sections and subsections (whether or not specific cross-references are made), in each case, only to the extent the relevance of such information to such other sections or subsections is reasonably apparent from the face of such disclosure. No reference to or disclosure of any item or other matter in the Company Schedules or Roman Schedules, as applicable, shall be construed as an admission or indication that such item or other matter is material to the business or financial condition of the party and any of its Subsidiaries individually or taken as a whole, that such item is outside the ordinary course of business or not consistent with past practice, or that such item or other matter is required to be referred to or disclosed in the Company Schedules or Roman Schedules, as applicable. Nor will information disclosed in the Company Schedules or the Roman Schedules, as applicable, be deemed to establish a standard of a materiality or a basis for interpreting terms such as “materially,” “materiality,” “Material Adverse Effect” or any similar qualification in the Agreement. The information set forth in the Company Schedules or Roman Schedules, as applicable, is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The information set forth in the Company Schedules or Roman Schedules, as applicable, that are not required by this Agreement to be so reflected are set forth solely for informational purposes.

(h)            If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(i)            The phrases “provided”, “delivered”, or “made available”, when used in this Agreement, shall mean that the information referred to has been posted in the “data room” (virtual) hosted by sharepoint.com and established by the Company or its Representatives and to which, and to the extent to which, Roman and its Representatives have had access twenty-four (24) hours prior to the execution of this Agreement.

ARTICLE II
THE MERGER; SHARE EXCHANGE

2.1            Closing. As promptly as practicable, but in no event later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE XI (other than those conditions that by their nature are to be satisfied at the Closing (as defined below), it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), upon the terms and subject to the conditions of this Agreement, the Transactions shall be consummated (the “Closing”) as set forth in this Article II. The date on which the Closing is actually held is referred to as the “Closing Date”.

2.2            Merger.

(a)            Merger Effective Time. The Merger shall become effective at the time the plan of merger in the form and substance reasonably acceptable to the Company, Roman, and Merger Sub (the “Plan of Merger”) has been registered by the Registrar of Companies of the Cayman Islands (the “Registrar”), together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or, subject to the limitations specified in the Cayman Companies Act, at such other later date and time as is agreed between the parties and specified in the Plan of Merger (such date and time is hereinafter referred to as the “Merger Effective Time”). At the Merger Effective Time, the separate existence of Roman shall cease and Merger Sub shall continue its existence under the Cayman Companies Act as the surviving company. The Merger shall have the effects set forth in the Cayman Companies Act, this Agreement and the Plan of Merger.

(b)            Conversion of Roman Securities. At the Merger Effective Time, by virtue of the Merger and the Cayman Companies Act and without any action on the part of any party or the holder of any of their securities, the (i) Roman Class A Shares, (ii) Roman Class B Shares, (iii) Roman Public Warrants and (iv) Roman Private Placement Warrants, in each case, issued and outstanding immediately prior to the Merger Effective Time, shall be automatically converted or adjusted (as applicable) into the following:

(i)            Each Roman Class A Share not subject to Redemption (other than a Roman Dissenting Share) shall be automatically cancelled in exchange for one validly issued, fully paid and non-assessable PubCo Class A Ordinary Share.

(ii)           Each Roman Class B Share (other than a Roman Dissenting Share) shall be (A) automatically converted into one Roman Class A Share pursuant to and in accordance with the conversion mechanics set forth in Article 17.3 of the Roman Articles (without giving effect to the adjustments set forth in Article 17.4 thereof) and following such conversion (B) automatically cancelled in exchange for one validly issued, fully paid and non-assessable PubCo Class A Ordinary Share.

(iii)          Each Roman Public Warrant shall be automatically converted into one PubCo Public Warrant to purchase one PubCo Class A Ordinary Share in accordance with the Warrant Agreement, dated as of December 12, 2024, by and between Roman and Continental Stock Transfer & Trust Company (the “Warrant Agent”) (in such capacity, the “Warrant Agreement”). Each Roman Private Placement Warrant shall be automatically converted into one PubCo Private Placement Warrant to purchase one PubCo Class A Ordinary Share in accordance with the Warrant Agreement. At Closing, each of PubCo, the Surviving Company and the Warrant Agent shall enter into an Assignment, Assumption and Amendment Agreement, amending the Warrant Agreement pursuant to which: (i) PubCo shall assume the obligations of the Surviving Company (as successor by merger to Roman) under the Warrant Agreement, (ii) in accordance with Section 4.2 of the Warrant Agreement, each PubCo Public Warrant and each PubCo Private Placement Warrant shall be exercisable for PubCo Class A Ordinary Shares on the same terms on which each Roman Public Warrant and each Roman Private Placement Warrant, respectively, is exercisable immediately prior to the Merger Effective Time, (iii) pursuant to Section 4.7 of the Warrant Agreement, the Form of Warrant shall be amended to provide that PubCo shall be the issuer of the PubCo Public Warrants and PubCo Private Placement Warrants and (iv) the terms and conditions of the Warrant Agreement shall otherwise continue to apply to the PubCo Public Warrants and PubCo Private Placement Warrants.

(c)            Governing Documents. The memorandum and articles of association of Merger Sub as in effect immediately prior to the Merger Effective Time will be the memorandum and articles of association of the Surviving Company.

(d)            Directors and Officers of the Surviving Company. At the Merger Effective Time, the board of directors and executive officers of Merger Sub immediately prior to the Merger Effective Time shall become (as applicable) the board of directors and executive officers of the Surviving Company, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected or appointed and qualified.

2.3            Share Exchange.

(a)            Share Exchange Effectiveness. Upon the terms and subject to the provisions of this Agreement, and in accordance with Dutch Law, each Seller hereby contributes and, at least one day following the Merger Effective Time, shall transfer all of the Company Shares held by it to PubCo, by means of a notarial deed of transfer of shares, executed by a Dutch civil-law notary, and PubCo hereby purchases and shall accept such transfer from the Sellers (collectively, the “Purchased Shares”), which shall comprise all of the legal and beneficial title to all of the Company Shares issued and outstanding as of the Closing Date that are held by the Sellers, with full title guarantee, free and clear of all Liens (other than any Liens arising as a result of potential restrictions on resale under applicable securities Laws) and together with all rights attaching to the Company Shares at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Closing). The effective time of consummation of the Share Exchange pursuant to this Section 2.3(a) shall be referred to as the “Share Exchange Effective Time”.

(b)            Share Exchange Aggregate Consideration. Subject to and upon the terms and conditions of this Agreement and in accordance with the Laws of England and Wales, in full payment for the Purchased Shares, the Sellers shall be entitled to be allotted and issued, by PubCo, in the aggregate, a number of PubCo Class A Ordinary Shares or PubCo Class B Ordinary Shares, as applicable, with an aggregate value up to an amount equal to the relevant portion of the Share Exchange Aggregate Consideration, with PubCo allotting and issuing to each Seller, for each Company Share held, a number of PubCo Class A Ordinary Shares and/or PubCo Class B Ordinary Shares, as applicable, equal to the Per Share Exchange Ratio; in accordance with the Allocation Schedule (as defined below). For the avoidance of doubt, no holder of Company Shares will receive any consideration under or in connection with this Agreement unless they are Sellers hereunder, either as a Signing Seller or as a Joining Seller, and then only with respect to the issued and outstanding Company Shares that they own.

(c)            Allocation Schedule. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Roman an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Company Shares held by each Seller and (ii) the number of PubCo Class A Ordinary Shares and/or PubCo Class B Ordinary Shares to be received by each Seller as such Seller’s portion of the Share Exchange Aggregate Consideration. Notwithstanding the foregoing or anything to the contrary herein, (A) in no event shall the aggregate number of PubCo Shares set forth on the Allocation Schedule that are allocated in respect of the Company Shares exceed the Share Exchange Aggregate Consideration, (B) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law or the Governing Documents of the Company, and (C) Roman and PubCo, and their respective Representatives, will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Sellers under this Agreement.

2.4            Surrender of Company Shares and Disbursement of Share Exchange Aggregate Consideration.

(a)            At the Closing, PubCo shall cause the relevant portion of the Share Exchange Aggregate Consideration to be allotted and issued to the Sellers as consideration for the transfer of their Company Shares to PubCo based on the Per Share Exchange Ratio in accordance with the Allocation Schedule.

(b)            At the Closing and after the allotment and issuance of the Share Exchange Aggregate Consideration as referred to in Section 2.4(a):

(i)            each Seller, PubCo and the Company shall enter into a notarial deed of transfer of shares governed by Dutch Law under which the Purchased Shares will be transferred by the Sellers to PubCo;

(ii)            the sale and transfer of the Purchased Shares shall be recorded in the Company’s shareholders’ register and PubCo shall be registered as the new sole shareholder of the Company in the Dutch Trade Register; and

(iii)           each Seller will deliver to PubCo a duly executed counterpart to the Registration Rights Agreement and Lock-Up Agreement.

(c)            Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Share will be issued by PubCo by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Share (after aggregating all fractional PubCo Shares that would otherwise be received by such Person) shall instead have the number of PubCo Shares issued to such Person rounded down in the aggregate to the nearest whole PubCo Share.

2.5            Termination of Certain Agreements. The Company and the Sellers hereby agree that: (a) the Company Shareholders’ Agreement; (b) each other shareholders’, voting or similar agreement among the Company and any of the Sellers or among the Sellers with respect to the Company or Company Shares; and (c) any registration rights agreement between the Company and its shareholders, in each case of clauses (a) and (b), as set forth on Company Schedule 2.5, shall be terminated effective as of the Share Exchange Effective Time.

2.6            Withholding. Notwithstanding anything in this Agreement to the contrary, each of Roman, Merger Sub, PubCo, any of the Group Companies, and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration or other amount payable to any Person pursuant to this Agreement any amount required to be deducted or withheld under applicable Tax Law; provided, however, that the parties agree to use commercially reasonable efforts to cooperate to eliminate or mitigate any such deductions or withholding Taxes. To the extent that any such amounts are deducted or withheld and remitted to the applicable Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, and to the extent any such amounts are deducted or withheld from any consideration payable to any Seller, PubCo shall provide any such Seller with proof of payment of such deduction or withholding Taxes to the relevant Authority without undue delay.

2.7            PubCo Officers and Directors. The parties hereto will take all requisite action such that, immediately after the Share Exchange Effective Time:

(a)            The PubCo Board will initially consist of seven (7) directors, as follows: (A) one (1) director will be designated by the Company; (B) one (1) director will be designated by Roman; (C) one (1) director will be the Company’s Chief Executive Officer; and (D) four (4) directors will be Independent Directors who are not employed by the Company and who are mutually agreeable to Roman and the Company; provided, that at least a majority of the PubCo Board shall qualify as Independent Directors. The initial director designees shall hold such office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

(b)           The individuals identified on Company Schedule 2.7(b) will be the officers of PubCo, with such individuals holding the titles set forth opposite their names until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

2.8            Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest PubCo with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Surviving Company, the officers and directors of PubCo are fully authorized in the name and on behalf of the Company and the Surviving Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.9            Transaction Expenses. Not less than three Business Days prior to the Closing Date, (i) Roman shall prepare and deliver to the Company a statement setting forth Roman’s good faith determination of Roman Transaction Expenses as of the Closing Date, in reasonable detail and with reasonable supporting documentation, including the respective amounts and wire transfer instructions for the payment of all Roman Transaction Expenses and applicable Tax forms of the payees, and (ii) the Company shall prepare and deliver to Roman a statement setting forth the Company’s good faith determination of Company Transaction Expenses as of the Closing Date, in reasonable detail and with reasonable supporting documentation, including the respective amounts and wire transfer instructions for the payment of all Company Transaction Expenses and applicable Tax forms of the payees.

2.10           Adjustments to Per Share Exchange Ratio. The Per Share Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, subdivision, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, consolidation, exchange of shares or other like change with respect to Company Shares occurring on or after the date of this Agreement and prior to the Share Exchange Effective Time.

2.11          Earn-Out. Following the Closing, in addition to the consideration to be received pursuant to the terms of this Agreement, if, at any time during Earn-Out Period, (i) the closing price of the PubCo Class A Ordinary Shares equals or exceeds $12.50 for any twenty (20) consecutive Trading Days (the “First Level Earn-Out Target”), then as soon as possible and in any event within ten (10) Trading Days following the achievement of the First Level Earn-Out Target, PubCo shall issue 7,500,000 PubCo Class A Ordinary Shares to the Sellers, in an amount of shares equal to each Seller’s pro rata portion of the Purchased Shares exchanged thereby in the Share Exchange (such portion, the “Pro Rata Earnout Allocation”), (ii) the closing price of the PubCo Class A Ordinary Shares equals or exceeds $15.50 for any twenty (20) consecutive Trading Days (the “Second Level Earn-Out Target”), then as soon as possible and in any event within ten (10) Trading Days following the achievement of the Second Level Earn-Out Target, PubCo shall issue 7,500,000 PubCo Class A Ordinary Shares to the Sellers, in an amount of shares equal to each Seller’s Pro Rata Earnout Allocation, (iii) the closing price of the PubCo Class A Ordinary Shares equals or exceeds $17.50 for any twenty (20) consecutive Trading Days (the “Third Level Earn-Out Target”), then as soon as possible and in any event within ten (10) Trading Days following the achievement of the Third Level Earn-Out Target, PubCo shall issue 7,500,000 PubCo Class A Ordinary Shares to the Sellers, in an amount of shares equal to each Seller’s Pro Rata Earnout Allocation, (iv) the closing price of the PubCo Class A Ordinary Shares equals or exceeds $20.00 for any twenty (20) consecutive Trading Days (the “Fourth Level Earn-Out Target”), then as soon as possible and in any event within ten (10) Trading Days following the achievement of the Fourth Level Earn-Out Target, PubCo shall issue 7,500,000 PubCo Class A Ordinary Shares to the Sellers, in an amount of shares equal to each Seller’s Pro Rata Earnout Allocation, (v) the closing price of the PubCo Class A Ordinary Shares equals or exceeds $22.50 for any twenty (20) consecutive Trading Days (the “Fifth Level Earn-Out Target”), then as soon as possible and in any event within ten (10) Trading Days following the achievement of the Fifth Level Earn-Out Target, PubCo shall issue 7,500,000 PubCo Class A Ordinary Shares to the Sellers, in an amount of shares equal to each Seller’s Pro Rata Earnout Allocation, and (vi) the closing price of the PubCo Class A Ordinary Shares equals or exceeds $25.00 for any twenty (20) consecutive Trading Days (the “Sixth Level Earn-Out Target” and, together with the First Level Earn-Out Target, Second Level Earn-Out Target, Third Level Earn-Out Target, Fourth Level Earn-Out Target and Fifth Level Earn-Out Target, the “Earn-Out Targets”), then as soon as possible and in any event within ten (10) Trading Days following the achievement of the Sixth Level Earn-Out Target, PubCo shall issue 7,500,000 PubCo Class A Ordinary Shares to the Sellers, in an amount of shares equal to each Seller’s Pro Rata Earnout Allocation. For the avoidance of doubt, the PubCo Class A Ordinary Shares issuable upon the achievement of each such Earn-Out Target shall be calculated as separate and distinct target obligations and payable following the achievement of such targets even if such achievements occur concurrently (e.g., if the closing price of the PubCo Class A Ordinary Shares were to jump in price from under $12.50 to $17.50 and subsequently trade such that the Third Level Earn-Out Target was achieved prior to the First Level Earn-Out Target or Second Level Earn-Out Target having previously independently been achieved, the aggregate number of PubCo Class A Ordinary Shares issuable would be 22,500,000 in satisfaction of each of the First Level Earn-Out Target, the Second Level Earn-Out Target, and the Third Level Earn-Out Target. The PubCo Class A Ordinary Shares issuable upon achievement of the Earn-Out Targets are referred to as the “Earn-Out Consideration”. If any Earn-Out Target shall not be satisfied during the Earn-Out Period, the obligations in this Section 2.11 with respect to such Earn-Out Target shall terminate and no longer apply. The Earn-Out Consideration and the closing price requirement for each Earn-Out Target shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into PubCo Class A Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PubCo Class A Ordinary Shares, occurring on or after the date hereof and prior to the time any such Earn-Out Target is achieved and the Earn-Out Consideration is delivered, if any.

2.12          Dissenter’s Rights.

(a)            To the extent available under the Cayman Companies Act, all Roman Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by any Roman Shareholder who shall have validly exercised and not effectively waived, withdrawn, forfeited, failed to perfect or otherwise lost their rights to dissent from the Merger, in accordance with Section 238 of the Cayman Companies Act (the “Roman Dissenting Shares” and holders of Roman Dissenting Shares being referred to as “Roman Dissenting Shareholders”) shall be cancelled and cease to exist at the Merger Effective Time, shall not be entitled to receive the applicable PubCo Shares under Section 2.2 and shall instead be entitled to receive only the payment of the fair value of such Roman Dissenting Shares held by them as determined in accordance with Section 238 of the Cayman Companies Act.

(b)            Roman Ordinary Shares held by Roman Dissenting Shareholders who shall have failed to exercise or who shall have effectively waived, withdrawn, forfeited, failed to perfect or otherwise lost their dissenter rights under Section 238 of the Cayman Companies Act shall thereupon: (i) not be deemed to be Roman Dissenting Shares; and (ii) be cancelled and cease to exist and shall instead be entitled to receive, at the later of the Merger Effective Time and the date of loss of such status as Roman Dissenting Shares, the right to receive the applicable PubCo Shares under Section 2.2.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES

Except as set forth in the Company Schedules, the Company hereby represents and warrants to Roman as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) and to PubCo as of the Effective Date and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):

3.1           Corporate Existence and Power.

(a)            The Company is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated, validly existing and in good standing (to the extent such concept is recognized) under the laws of the Netherlands. Each Group Company has all power and authority, corporate and otherwise, required to own, lease or otherwise hold, and operate, all of its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Each Group Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, holding or operation of its properties or assets makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing has not had, and would not have, a Material Adverse Effect. Each Group Company has made available to Roman, prior to the date of this Agreement, complete and accurate copies of the Company Articles of Association and other Governing Documents of each Group Company, as in force on the date hereof. The Company Articles of Association and other Governing Documents of each Group Company are in full force and effect. Each Group Company is not in material violation of any of the provisions of the Governing Documents.

(b)            Each Group Company has offices located only at the addresses set forth on Company Schedule 3.1(b).

3.2            Authorization.

(a)            The Company has all requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions subject to receipt of the Company Shareholder Approval. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation by the Company of the Transactions, have been duly authorized by all necessary action on the part of the Company, subject to Company Shareholder approval. This Agreement constitutes, and, upon the execution and delivery thereof, each Ancillary Agreement to which the Company is or will be a party will constitute, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

(b)           By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Company Board, the Company Board has unanimously: (i) approved the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions in accordance with the provisions of Dutch Law, the Company’s organizational documents (including the Company Articles of Association) and any applicable Contracts; (ii) determined that this Agreement, the Ancillary Agreements, the Merger, the Share Exchange and the other Transactions, upon the terms and subject to the conditions set forth herein or therein, are advisable and fair to and in the best interests of the Company and its stakeholders; (iii) directed that the adoption of this Agreement be submitted to the Company Shareholders for consideration and recommended that all of the Company Shareholders adopt this Agreement; and (iv) recommended that the Company Shareholders approve the Merger and such other Transactions and adopt this Agreement and the Ancillary Agreements to which the Company is or will be a party (the “Company Board Recommendation”).

(c)            The affirmative votes of more than fifty percent (50%) of the votes cast on the outstanding Company Shares at a duly called meeting of the Company Shareholders or unanimous written resolutions of the holders of Company Shares are required to, and shall be sufficient to, approve this Agreement, the Ancillary Agreements, the Share Exchange, and the Transactions (the “Company Shareholder Approval”). The Company Shareholder Approval is the only vote or consent of any of the holders of any of the Equity Interests of the Company (including the Company Shares) necessary for the Company to adopt this Agreement and any Ancillary Agreement to which the Company is or will be a party and to approve the Merger, the Share Exchange, and the consummation of the other Transactions. All actions relating to the obtaining of the Company Shareholder Approval will be taken in compliance with applicable Law and the organizational documents of the Company (including the Company Articles of Association).

3.3            Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, none of the execution, delivery, or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party, or the consummation of the Transactions, requires any consent, approval, license, Order, or other action by or in respect of, or registration, declaration, or filing with, any Authority, except for (i) such filings or notices contemplated by this Agreement, (ii) such filings or notices as may be required by the SEC, under the Securities Act, under applicable state securities Laws, or by any other applicable securities regulatory authorities with respect to the Transactions, (iii) notifications, filings, and applications pursuant to applicable Antitrust Laws and the receipt of the regulatory approvals, and (iv) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations, or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4            Non-Contravention. Subject to the receipt of the Company Shareholder Approval, none of the execution, delivery, or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party does or will: (a) contravene or conflict with the organizational documents of any Group Company (including the Company Articles of Association); (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any Group Company or by which any of the Group Companies’ assets or properties is or may be bound; (c) except for the Contracts listed on Company Schedule 3.4(c), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of any of the Group Companies or require any payment or reimbursement or result in a loss of any benefit relating to the business to which any of the Group Companies is entitled, or impose any other liability, directly or indirectly, on any of the Group Companies, under any provision of any Permit, Contract, or other instrument or obligation binding upon any of the Group Companies or by which any of the Group Companies’ assets or properties is or may be bound or any Permit; or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Group Companies’ assets or properties or any of the Equity Interests of the Group Companies (including the Company Shares); except, in the case of clauses (b) through (d), as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.5            Capitalization.

(a)            As of the date of this Agreement, 326,438,318 Company Shares are issued and outstanding. No other shares of capital stock or other Equity Interests of the Company are issued, reserved for issuance or outstanding. A true and complete list of all of the Equity Interests issued or outstanding in the Company as of the date of this Agreement and the identity of the Persons that are the record and beneficial holders of record thereof is provided in Company Schedule 3.5(a) and there are no Equity Interests issued or outstanding in the Company as of the date of this Agreement except as set forth thereon. All of the issued and outstanding Equity Interests of the Company: (i) are duly authorized, validly issued, and fully paid; (ii) were issued and granted or allotted free and clear of all Liens, options, rights of first offer or refusal, purchase options, preemptive rights, subscription rights or any other similar rights, other than transfer restrictions under applicable securities Laws and the organizational documents of the Company, as applicable; (iii) were issued and granted in compliance in all material respects with applicable Law; and (iv) were issued in compliance with all purchase options, rights of first offer or refusal, preemptive rights, subscription rights or other similar rights (including under any provision of Dutch Law, the Company Articles of Association or any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound). No share certificates have been issued by the Company since its incorporation. No holder of any Equity Interests of the Company has asserted or threatened in writing, or to the Knowledge of the Company, orally asserted or threatened, any claim, Action, or other proceeding against the Company, any Group Company, the Company Board, or any officer, director, or shareholder of the Company relating to such holder’s Equity Interests, the governance of the Company, or any actual or alleged breach of fiduciary duty, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such claim, Action, or proceeding.

(b)            There are no: (i) options, warrants, preemptive rights, calls, convertible securities, performance units, restricted stock units, restricted stock, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or obligating the Company to issue or sell Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests of, the Company; (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person; (iii) treasury shares of capital stock of the Company; (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, issued or outstanding; (v) preemptive or similar rights to purchase or otherwise acquire shares or other Equity Interests of the Company pursuant to any provision of Law, the Company Articles of Association or any Contract to which the Company is a party; (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) (other than Permitted Liens) with respect to the shares or other Equity Interests of the Company (whether outstanding or issuable); or (vii) equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights with respect to the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company is a party, or to the Company’s knowledge, among any holders of Equity Interests of the Company. The Company has not: (A) redeemed or repaid any Equity Interest contrary to its organizational documents or the terms of issue of any Equity Interest; (B) bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital; or (C) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (A) and (B).

3.6            Corporate Records. All material proceedings of the Company Board, including all committees thereof, and of the Company Shareholders, and all consents to material actions taken thereby, to the Company’s Knowledge, are reflected accurately in all material respects in the minutes and records contained in the corporate minute books of the Company and made available to Roman.

3.7            Subsidiaries. Except for the Subsidiaries listed on Company Schedule 3.7, the Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any Person.

3.8            Consents.

(a)            The Contracts listed on Company Schedule 3.8(a) are the only Contracts to which a Group Company is a party or by which a Group Company or any of the Group Companies’ assets are bound, requiring a consent, approval, authorization, order or other action of, filing with or notice to any Person as a result of the execution, delivery and/or performance of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the Transactions (each of the foregoing, a “Company Consent”).

(b)           Company Schedule 3.8(b) sets forth a true, correct and complete list of all Change of Control Payments and the amounts thereof, which Change of Control Payments, in the aggregate, do not exceed $100,000.

3.9            Financial Statements.

(a)           As of the date of this Agreement, the Company has delivered to Roman (i) the unaudited balance sheet of the Company as of December 31, 2024, and the related unaudited statements of operations and cash flows for the year then ended (the “Company 2024 Unaudited Financial Statements”) and (ii) the unaudited balance sheet of the Company as of September 30, 2025 (the “Company 2025 Q3 Balance Sheet”), and the unaudited statement of operations for the quarter ended September 30, 2025 (the “Company 2025 Q3 Statement of Operations”). The Company 2024 Unaudited Financial Statements, Company 2025 Q3 Balance Sheet, and Company 2025 Q3 Statement of Operations have each been prepared, in all material respects, in accordance with IFRS consistently applied throughout the periods covered thereby (except, in the case of the Company 2025 Q3 Balance Sheet and Company 2025 Q3 Statement of Operations, for the exclusion of footnotes, schedules, statements of equity, and statements of cash flow and disclosures required by IFRS) and each presents fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein and each was derived from the Books and Records of the Company. The Company is not and has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)           Since September 30, 2025 (the “Balance Sheet Date”), except as required by applicable Law or IFRS, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(c)           Except: (i) as specifically disclosed on Company Schedule 3.9(c), reflected or fully reserved against on the Company 2025 Q3 Balance Sheet; (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business of the Company consistent with past practices; (iii) for liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii), results from, arises out of, or relates to any breach or violation by the Company of, or default under, a Contract or applicable Law); (iv) for the Company Transaction Expenses; and (v) the Company does not have any liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) of the type required to be reflected on a balance sheet in accordance with IFRS.

(d)           Except as set forth on Company Schedule 3.9(d), the Company does not have any Indebtedness in excess of $1,000,000.

(e)           The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act.

(f)            The Company PCAOB Audited Financial Statements and the Company Unaudited Interim Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will have been prepared, in all material respects, in accordance with IFRS consistently applied throughout the periods covered thereby, will present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein, will have been derived from, and accurately reflect in all material respects, the Books and Records of the Company, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date, and, with respect to the Company PCAOB Audited Financial Statements, will have been audited by a Public Company Accounting Oversight Board (“PCAOB”) qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

3.10          Books and Records. The Books and Records of each of the Group Companies accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of, and the providing of services by, such Group Company. The Books and Records of the Group Companies have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or material discrepancies of any kind contained or reflected therein.

3.11         Internal Accounting Controls. Each of the Group Companies has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance in all material respects with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Group Companies’ historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Group Companies has identified or has received notice from any independent auditor of (x) any significant deficiency or material weakness in the system of internal controls utilized by any Group Company, (y) any material fraud that involves the Group Companies’ management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Group Companies, or (z) any claim or allegation regarding any of the foregoing.

3.12          Absence of Certain Changes.

(a)            From the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect; and (c) the Company has not taken any action, or committed or agreed to take any action, that, if taken after the date of this Agreement and prior to the consummation of the Transactions, would require the consent of Roman pursuant to Section 7.1.

(b)            No measures have been taken by any Group Company or, to the Knowledge of the Company, any other Person for the dissolution and liquidation or declaration of bankruptcy of any Group Company and, to the Knowledge of the Company, no events have occurred which would justify any such measures to be taken, in particular (i) no order has been made, petition presented, resolution passed or meeting convened for the winding up, dissolution or liquidation of any Group Company and there are no proceedings under applicable insolvency, bankruptcy, composition, moratorium, reorganization, or similar laws and, to the Knowledge of the Company, no events have occurred which would require the initiation of any such proceedings; and (ii) no receiver, liquidator, administrator, commissioner or similar official has been appointed in respect of any Group Company and no step has been taken for or with a view to the appointment of such a person. None of the Group Companies is over-indebted or insolvent or unable to pay its debts as they fall due pursuant to applicable Law.

3.13          Properties; Title to the Group Companies’ Assets. The Group Companies own and have good title to, and have the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment, and other material tangible property reflected on the books of the applicable Group Company, free and clear of all Liens other than Permitted Liens. Except as contemplated by the PIPE Financing and the Convertible Note Financing, the Group Companies’ assets constitute all of the rights, property, and other assets of any kind or description whatsoever, including goodwill, necessary for the Group Companies to operate the Business immediately after Closing in the same manner as the Business is currently being conducted. All material personal property and leased personal property assets of the Group Companies are, to the Knowledge of the Company, structurally sound and in good operating condition and repair (ordinary wear and tear excepted) and are suitable for their present use.

3.14          Litigation. Except as disclosed on Company Schedule 3.14, there is no Action pending or, to the Knowledge of the Company, threatened against the Group Companies, any of the officers or directors of the Group Companies (in their capacities as such), or any of the Group Companies’ assets before any Authority that in any manner challenges or seeks to prevent, enjoin, alter, or delay the Transactions. There are no outstanding judgments against the Group Companies. None of the Group Companies is, or within the last three (3) years has been, subject to any Action, Order, settlement agreement, or other similar written agreement by or with, or to the Knowledge of the Company, investigation by, any Authority.

3.15          Material Contracts.

(a)            Company Schedule 3.15(a) lists, as of the date hereof, each of the following types of Contracts to which a Group Company is a party or by which any of its assets or properties is bound and which are currently in effect (collectively, such Contracts that are listed or are required to be listed on Company Schedule 3.15(a), the “Material Contracts”).

(i)            all Contracts, other than Plans, that require annual payments or expenses incurred by, or annual payments or income to, a Group Company of $500,000 or aggregate payments or expenses or aggregate payments or income of $1,000,000 or more;

(ii)            all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements that require the payment of any commissions by a Group Company in excess of $500,000 annually;

(iii)           all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement;

(iv)           all Contracts relating to any acquisitions or dispositions of assets by a Group Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(v)           all Contracts under which a Group Company is granted a license or right by others in or under any Intellectual Property, other than (A) “shrink wrap” or other “click-wrap” licenses granting nonexclusive rights to use uncustomized off-the-shelf software or hosted services that is generally commercially available to the public on standard nondiscriminatory terms with license, maintenance, support, and other fees less than $500,000 per year, (B) agreements where any license of Intellectual Property is incidental to such agreement, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes, (C) employee, contractor, and consulting agreements entered into in the ordinary course of business, substantially in the form of the Company’s or its Subsidiaries’ standard forms, copies of which have been provided to Roman, and (D) non-disclosure agreements entered into in the ordinary course of business consistent with past practice;

(vi)           all Contracts under which a Group Company has granted a license or right to a third party to any Intellectual Property, other than (A) agreements where any license of Intellectual Property is incidental to such agreement, such as (I) licenses to use feedback and suggestions, and (II) licenses authorizing the use of brand materials for marketing purposes, (B) licenses for the sale, distribution, or marketing of the Group Companies’ products or services or to standard customer or vendor relationships, substantially in the form of the Company’s or its Subsidiaries’ standard forms, copies of which have been provided to Roman, (C) employee, contractor, and consulting agreements entered into in the ordinary course of business, substantially in the form of the Company’s or its Subsidiaries’ standard forms, copies of which have been provided to Roman, (D) non-disclosure agreements entered into in the ordinary course of business consistent with past practice, and (E) non-exclusive licenses granted to service providers in the ordinary course of business for the sole purpose of providing services to the Company or its Subsidiaries (collectively, the types of Contracts referenced in clauses (A) through (E), the “Standard Inbound Contracts”);

(vii)          all Contracts (A) limiting or restricting, or purporting to limit or restrict, the freedom of a Group Company to compete or engage in any line of business or industry or business activity or in any geographic area; (B) that require a Group Company to conduct any business on a “most favored nations” basis with any third party; or (C) that provide for “exclusivity” or any similar requirement in favor of any third party;

(viii)         all Contracts providing for guarantees, indemnification arrangements or other hold harmless arrangements made or provided by a Group Company to a third party, including ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Inbound Contracts and other customary warranties or indemnities provided in the ordinary course of business consistent with past practice;

(ix)           all Contracts with or pertaining to a Group Company to which any Affiliate of such Group Company is a party, other than any Contracts relating to such Affiliate’s status as a shareholder of such Group Company;

(x)            all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which a Group Company holds a leasehold interest and which involve payments to the lessor thereunder in excess of $500,000 per year;

(xi)           all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) for an aggregate amount in excess of $1,000,000;

(xii)          all Contracts relating to the voting or control of the Equity Interests of a Group Company or the election of directors of a Group Company (other than the organizational documents of a Group Company);

(xiii)         all Contracts that are not terminable by a Group Company on thirty (30) days’ notice or less without the payment by a Group Company of a monetary penalty in excess of $500,000 per the terms of such Contract;

(xiv)        all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the Transactions;

(xv)         all collective bargaining or other agreements with a labor union or labor organization;

(xvi)        all Contracts involving the payment of any earnout or similar contingent payment;

(xvii)       all Contracts involving the settlement, conciliation or similar agreement of any Action or threatened Action, which requires payment in excess of $500,000;

(xviii)       all Contracts requiring any capital expenditure or capital commitment in excess of $500,000;

(xix)          all Contracts with any Authority in existence as of the date hereof (each, a “Material Current Government Contract”); and

(xx)           all other Contracts that are material to the business of the Group Companies.

As of the date of this Agreement, the Group Companies have made available to Roman true and complete copies all Material Contracts, including amendments thereto that are material in nature.

(b)            Each Material Contract is (i) a legal, valid, and binding obligation of the applicable Group Company and, to the Knowledge of the Company, the other parties thereto, (ii) in full force and effect, and (iii) enforceable by and against the applicable Group Companies and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither a Group Company nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach, violation, or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, nor has any Material Contract been cancelled by the other party thereto. The Group Companies have not assigned, delegated, or otherwise transferred any of their respective rights or obligations under any Material Contract or granted any power of attorney with respect thereto. The Group Companies have not received any claim of default under any Material Contract, except for any such conflicts, violations, breaches, defaults, or other occurrences that would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, no party to a Material Contract has given notice of or, to the Knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract.

(c)            The Group Companies are in compliance in all material respects with all covenants, including all financial covenants, in all Contracts establishing or evidencing any Indebtedness.

(d)            To the Knowledge of the Company, each Material Current Government Contract was legally awarded to the applicable Group Company.

3.16          Licenses and Permits. The Group Companies have all Permits necessary or required for the lawful conduct of their respective businesses or to own, lease, or operate any of their properties or assets, other than any such Permits that, if not held by the Group Companies, would not reasonably be expected to have a Material Adverse Effect, and none of the Permits will, assuming the related Company Consent identified in Company Schedule 3.8 has been obtained prior to the Closing Date, be terminated or impaired or become terminable as a result of the Transactions. Such Permits are valid and in full force and effect. None of the Group Companies is in material breach or violation of, or material default under, any such Permit, has failed to fulfill and perform any material obligations which are due under such Permits, and, to the Company’s Knowledge, no basis exists that, with notice or lapse of time or both, would constitute any such breach, violation, or default or give any Authority grounds to suspend, revoke, or terminate any such Permit. None of the Group Companies has received any written notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation, or disciplinary proceeding by or from any Authority against the Group Companies involving any Permit.

3.17          Compliance with Laws.

(a)            The Group Companies are, and since January 1, 2023, have been in compliance in all material respects with all applicable Laws and Orders. Since January 1, 2023, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by the Group Companies of, or failure on the part of the Group Companies to comply in all material respects with, or any liability suffered or incurred by the Company in respect of any material violation of or material noncompliance with, any Laws, Orders, or policies of any Authority that are or were applicable to the Group Companies or the conduct or operation of their business or the ownership or use of any of their assets, and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Group Companies. Without limiting the generality of the foregoing, except as set forth on Company Schedule 3.17(a), the Group Companies are, and since January 1, 2023, have been in material compliance with: (i) the Laws applicable to the Group Companies and (ii) applicable Laws regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Except as set forth on Company Schedule 3.17(a), the Group Companies have not received written notice by any Authority, or by internal report or allegation, of any violation of any Data Protection Law or Anti-Corruption Laws, and, to the Company’s Knowledge, the Group Companies are not under any investigations by an Authority with respect to any actual, potential, or alleged material violation by the Group Companies of applicable Law.

(b)            Neither the Group Companies nor any director, officer, employee, nor, to the Knowledge of the Group Companies, their other Representatives (in each case, while acting on behalf of the Group Companies) (i) is currently or has been a Prohibited Party or (ii) has (x) made or caused to be made an untrue statement of a material fact or fraudulent statement to any Authority or (y) committed an act, made a statement, or failed to take any action or make a statement that, at the time such statement, disclosure, or commission was made or failed to be made, in each case, would constitute a material violation of any applicable Law.

3.18          Intellectual Property.

(a)            Company Schedule 3.18(a)(1)  sets forth a true, correct and complete list of all (i) Patents owned or purported to be owned by or filed in or issued under the name of the Group Companies (“Company Patents”), registered Marks owned or purported to be owned by or filed in or issued under the name of the Group Companies and, material unregistered Marks owned or purported to be owned by the Group Companies (“Company Marks”), and registered Copyrights owned or purported to be owned by or filed in or issued under the name of the Group Companies (“Company Copyrights”), in each case including, to the extent applicable, (A) the owner of such filing, issuance or registration, (B) the date of filing, issuance or registration, (C) the filing, issuance or registration number, (D) the name of the body where the filing, issuance or registration was made, (E) in the case of domain names and social media accounts, the domain registrar and social media handles. Company Schedule 3.18(a)(2) sets forth a true, correct and complete list of all Patents, registered and unregistered Marks, and registered Copyrights that are not owned or purported to be owned by or filed in or issued under the name of the Group Companies but are used or held for use by the Group Companies and are material in the Group Companies’ conduct of the business.

(b)           Except as set forth on Company Schedule 3.18(b):

(i)            With respect to the Company Intellectual Property owned or purported to be owned by the Group Companies, a Group Company is the sole and exclusive owner of such Company Intellectual Property, free and clear of all Liens, other than Permitted Liens.

(ii)            All Company Intellectual Property owned or purported to be owned by the Group Companies that have been the subject of an application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are (A) registered in the name of a Group Company; and (B) have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned. To the knowledge of the Company, all Company Intellectual Property owned or purported to be owned by or exclusively licensed to a Group Company is valid and enforceable.

(iii)           None of the Company Intellectual Property owned or purported to be owned by a Group Company that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or actions falling due within 90 days after the Closing Date.

(iv)           There are no pending or, to the knowledge of the Company, threatened claims against a Group Company alleging that any of the operation of the business or any activity by a Group Company infringes, misappropriates, or violates (or in the past infringed, misappropriated, or violated) the rights of others in or to any Intellectual Property (“Third Party IP”) or that any of the Company Intellectual Property is invalid or unenforceable.

(v)           Neither the operation of the business nor any activity by a Group Company infringes, misappropriates or otherwise violates (or in the past infringed, misappropriated, or violated) any Third Party IP; provided that the foregoing representation is made to the Knowledge of the Company with respect to third party patents;

(vi)           To the Knowledge of the Company, there is no infringement, misappropriation, or other violation by third parties of any Company Intellectual Property, and none of the Group Companies has sent to any Person any notice, charge, complaint, claim, or other assertion against such third Person claiming infringement or violation by or misappropriation of any Company Intellectual Property within the six-year period immediately preceding the date of this Agreement.

(vii)          All former and current employees, consultants and contractors of a Group Company who have created or developed while employed or engaged by the Company Intellectual Property that (A) relates to the business of a Group Company or its actual or demonstrably anticipated research or development, (B) was developed in the performance of the services for a Group Company, or (C) was developed using a Group Company’s equipment, supplies, facilities or trade secret information have executed written and enforceable agreements with a Group Company that assign to a Group Company all rights, title and interest (including all Intellectual Property rights) in and to all of the foregoing.

(viii)        The Group Companies have taken reasonable measures intended to maintain and protect the confidentiality and value of all Trade Secrets used or held for use by the Group Companies in the business. The Group Companies have not disclosed any Trade Secrets to any third Person other than to its employees, consultants and contractors who need to know pursuant to a written non-disclosure and confidentiality agreement restricting the use and disclosure thereof in a manner intended to be and is sufficient for the protection thereof and, to the Knowledge of the Company, there has been no breach of any such agreement.

(ix)           To the Knowledge of the Company, the Group Companies use, and during the past three (3) years have used, all Generative AI Tools in material compliance with the Group Companies’ contractual obligations and Laws applicable to such use. The Group Companies have not included and do not include any trade secrets or material confidential or proprietary information of the Group Companies, or of any third Person under an obligation of confidentiality by the Group Companies, in any prompts or inputs into any Generative AI Tools, except in cases where the applicable owner of such Generative AI Tools has agreed in writing (A) to keep such information, prompts, and services confidential and not to use it for any purpose other than providing the applicable Generative AI Tool to the Group Companies and (B) not to use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. The Group Companies have not used Generative AI Tools to develop any Intellectual Property that the Group Companies intended to maintain as proprietary in a manner that would materially affect the Group Companies’ ownership or rights therein.

(x)            No funding, facilities or personnel of any Authority, university, college, other educational institution or research center was used in connection with the development of any Company Intellectual Property in such a manner that gives any of the foregoing any claim or right, current or contingent, in or to any Company Intellectual Property.

(xi)            None of the Company Intellectual Property owned or used or held for use by the Group Companies is subject to any pending or outstanding Order or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Company Intellectual Property by the Group Companies.

(xii)           None of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation of the Transactions will (i) cause any item of Company Intellectual Property to not be owned, licensed or available for use by the Group Companies on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Group Companies in order to use or exploit any other such Company Intellectual Property to the same extent as the Group Companies was permitted before the Closing.

(xiii)          The Company IT Systems have been designed and are in serviceable working condition to, in a commercially reasonable manner, perform all information technology operations reasonably necessary to conduct the business of the Group Companies as currently conducted, including with respect to redundancy and scalability. Each material component of the Company IT Systems is either under manufacturer’s warranty or covered by a support plan. The Group Companies have not experienced within the past three (3) years any material disruption to, or material interruption in, the Company IT Systems, including any event that was directly caused by a defect, bug, breakdown, or other material failure or deficiency of the Company IT Systems. In the past three (3) years, the Group Companies have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of the Group Companies (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of the Group Companies.

3.19            Data Protection.

(a)            The Group Companies are in compliance, and during the past three (3) years have complied in all material respects, with all (i) applicable requirements of the Data Protection Laws, (ii) internal and external policies, procedures, and notices relating to the collection, use, storage, security, disclosure, destruction, Processing or cross-border transfer of Personal Information, provided by the Group Companies; and (iii) contractual obligations relating to data protection, privacy, and data security to which each Group Company is subject (all of the foregoing collectively, “Data Protection Requirements”) in connection with the operation of each Group Company.

(b)           In respect of any Personal Information Processed by the Group Companies, each Group Company has at all times during the past three (3) years:

(i)            provided notice of its privacy practices through its Privacy Policies (including providing transparency notices to Data Subjects) and has validly obtained all necessary consents and authorizations from all Data Subjects, in each case to the extent required under applicable Data Protection Requirements. Each Group Company has materially complied with such Privacy Policies, consents and authorizations. To the Company’s Knowledge, no Privacy Policy is, or has been, inaccurate, misleading, deceptive (including through omission), or insufficient in any way or has violated applicable Data Protection Requirements.

(ii)            to the extent required under applicable Data Protection Laws, had a valid legal basis under Data Protection Laws to Process Personal Information and only Processed Personal Information for purposes in accordance with its Privacy Policies and applicable Data Protection Requirements.

(iii)           to the extent required under applicable Data Protection Laws, created and kept complete and up to date records of Processing activities and created and kept complete records of consents given or withdrawn by Data Subjects in compliance with such Data Protection Laws.

(iv)          complied in all material respects with applicable Data Protection Laws in respect of any Processing activities carried out by the Group Companies involving direct marketing communications and online advertising. To the Company’s Knowledge, service providers conducting such Processing activities involving direct marketing communications and online advertising on behalf of the Group Companies have complied in all material respects with applicable Data Protection Laws in respect of such activities.

(v)            shared Personal Information with any persons in accordance with applicable Data Protection Laws, and to the extent required under Data Protection Laws, each Group Company has entered into valid, binding and enforceable written data processing agreements with any persons (i) Processing Personal Information on its behalf as a Processor; and (ii) on whose behalf the Group Company is Processing Personal Information as a Processor, such agreements including all terms required under applicable Data Protection Laws To the Knowledge of the Company, there has been no material breach of such Contracts by any party.

(vi)           not disclosed Personal Information across national borders, except where such disclosure by the Group Companies has complied in all material respects with Data Protection Laws; and

(vii)          not disclosed, made available, transferred, or otherwise communicated any Personal Information to a Third Party (i) for monetary or other valuable consideration, or (ii) for purposes of cross-context behavioral advertising or targeted advertising, whether or not for consideration, in each of the foregoing, in material breach of Data Protection Requirements.

(c)            The Group Companies maintain, and in the past three (3) years, have established, implemented and maintained a comprehensive written information security program that includes commercially reasonable physical, technical, organizational and administrative security measures and policies applicable to each Group Company, as required under Data Protection Laws and consistent with current standards in the industry in which the Group Companies conduct their business, designed to protect (i) all Personal Information processed by each Group Company from and against a Security Breach, and (ii) the integrity, security, and operations of all Company IT Systems.

(d)            Each Group Company has for the past three (3) years: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks material security incidents related to the Group Company’s systems and products (collectively, “Information Security Reviews”); (ii) timely corrected any material, critical, or high risk data security vulnerabilities within its control identified in such Information Security Reviews; (iii) provided true and accurate copies of the most recent Information Security Reviews in the data room; and (iv) timely installed material software security patches and other fixes commercially available to identified material technical information security vulnerabilities. Each Group Company provides relevant employees who have access to Personal Information with reasonable training on privacy and data security matters.

(e)            In the last three (3) years, no Group Company has suffered a Security Breach, and to the Knowledge of the Company, no Group Company service provider has suffered a Security Breach affecting Personal Information Processed on behalf of the Group Companies. To the Company’s Knowledge, in the past three (3) years, no such Security Breach has been threatened in writing and to the Knowledge of the Company, there are no circumstances likely to give rise to any such Security Breach. Where a Group Company has acted as a Processor (as such terms are defined under Data Protection Laws), they have notified the relevant controller(s) of any Security Breach affecting Personal Information Processed on their behalf, if applicable under the Data Protection Requirements.

(f)            In the past three (3) years, none of the Group Companies have received any written notices or any other communications, or been subject to any audits, enforcement action, proceedings, investigations (formal or informal), claims, or other legal proceedings from or by any party or person (including from any private party or Authority) regarding or alleging violation by the Group Companies with any Data Protection Requirements. To the Company’s Knowledge there are no facts or circumstances which could reasonably serve as the basis for any such notices, communications audits, enforcement action, proceedings, investigations, claims or legal proceedings.

(g)           The Group Companies have not included, and do not include Personal Information in any prompts or inputs into any Generative AI Tools, except in compliance with Data Protection Requirements, and only in cases where the applicable owner of such Generative AI Tools has agreed in writing not to use such Personal Information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools.

(h)           To the Knowledge of the Company, neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated by this agreement will cause, constitute or result in any material violation or material breach of any Data Protection Requirements.

3.20         Accounts Payable and Accounts Receivables; Affiliate Loans.

(a)            Except as set forth on Company Schedule 3.20(a), the Group Companies do not have any accounts receivable in excess of $1,000,000. The accounts payable and accounts receivable of the Group Companies reflected on the Company 2025 Q3 Balance Sheet, and all accounts payable and accounts receivable of the Group Companies arising subsequent to the Balance Sheet Date, arose from bona fide transactions of the Group Companies in the ordinary course of business consistent with past practice.

(b)           The information set forth on Company Schedule 3.20(b) separately identifies any and all accounts, receivables, or notes of the Group Companies that are owed by any Affiliate of the Group Companies (other than another Group Company), and except for such accounts, receivables, or notes, none of the Group Companies is indebted to any of its Affiliates (other than another Group Company), and no Affiliates (other than another Group Company) are indebted to the Group Companies.

3.21          Employees; Employment Matters.

(a)            Company Schedule 3.21(a) sets forth a true, correct, and complete list of each of the five (5) highest compensated officers or employees of the Group Companies as of the date hereof, setting forth the name, title, current salary or compensation rate for each such person, and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2025.

(b)           Except as set forth on Company Schedule 3.21(b), none of the Group Companies is a party to or subject to any collective bargaining agreement, or any similar agreement, and, for the three (3) years prior to the date hereof, there has been no activity or proceeding by a labor union or representative thereof to organize any employees of a Group Company, and there is not, and has not been, any union representing or purporting to represent any employee of the Group Companies, and, to the Knowledge of the Group Companies, no union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There is no labor strike, material slowdown, material work stoppage, or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Group Companies, and none of the Group Companies has, for the three (3) years prior to the date hereof, experienced any strike, material slowdown, material work stoppage, lockout, concerted refusal to work overtime, or other similar labor disruption or dispute affecting the Group Companies, or other collective labor action by or with respect to its employees.

(c)           There are no pending or, to the Knowledge of the Company, threatened Actions against any Group Company under any workers’ compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending before any applicable Authority relating to the Group Companies or any employee or other service provider thereof.

(d)           The Group Companies are, and have been for the three (3) years prior to the date hereof, in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, benefits, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding or social security Taxes. The Group Companies have met in all material respects all requirements required by Law relating to the employment of foreign citizens, and the Group Companies do not currently employ, and have never employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. As of the date hereof, except as set forth on Company Schedule 3.21(d), all compensation, including wages, benefits, commissions, bonuses, fees, and other compensation, whether statutory or provided pursuant to company policy, plan, practice, or agreement, due and payable to all employees, independent contractors, or consultants of the Group Companies for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings, or commitments of any Group Companies with respect to any additional compensation, benefits, commissions, bonuses, or fees.

(e)          The Group Companies are, and have been for the three (3) years prior to the date hereof, in compliance in all material respects with all applicable Laws relating to occupational safety and health standards, including all applicable Laws governing the safe handling, storage, and disposal of equipment, machinery, hazardous substances, and toxic chemicals. The Group Companies have implemented and maintained for the three (3) years prior to the date hereof all material safety programs, training, and protective measures required by Law to prevent workplace injuries, illnesses, and environmental hazards. There have been no material violations, citations, or penalties issued in the past three (3) years by any Authority relating to occupational safety and health compliance during such period.

(f)            To the Knowledge of the Company, no employee of the Group Companies, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or any confidentiality or proprietary right of any former employer.

(g)           To the Knowledge of the Company, no allegations of sexual harassment have been made to the Group Companies against any individual in his or her capacity as director or an employee of the Group Companies at a level of Senior Vice President or above.

(h)           Except as set forth on Company Schedule 3.21(h), the Group Companies have not paid or promised to pay any bonus to any employee in connection with the consummation of the Transactions.

3.22          Withholding. Except as disclosed on Company Schedule 3.22, all obligations of the Group Companies applicable to its employees, whether arising by operation of Law, by Contract, by past custom, or otherwise, or attributable to payments by the Group Companies to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, or any other benefits for its employees through the date hereof have been paid or adequate accruals therefor have been made on the Company 2025 Q3 Balance Sheet, and all such obligations arising subsequent to the Balance Sheet Date have been or will be paid or adequate accruals therefor will be made on the Company Financial Statements. Except as disclosed on Company Schedule 3.22, all reasonably anticipated obligations of the Group Companies with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by Contract, by past custom, or otherwise, for salaries and holiday pay, bonuses, and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Group Companies prior to the Closing Date.

3.23          Employee Benefits.

(a)            Company Schedule 3.23(a) sets forth a correct and complete list of all material Plans; provided that with respect to offer letters or employment agreements, Section 3.23(a) of the Company Schedule sets forth each form of offer letter or employment agreement and any other offer letter or employment agreement that deviates from a form. With respect to each material Plan, the Company has made available to Roman or its counsel a true and complete copy, to the extent applicable, of: (i) each Plan and all amendments thereto, including all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination letter received by the Group Companies from the Internal Revenue Service regarding the tax-qualified status of such Plan; and (vi) the most recent written results of all required compliance testing. Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, or is required to contribute to any Plan in the United States.

(b)            No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Group Companies or any ERISA Affiliate has withdrawn at any time from any multiemployer plan or incurred any withdrawal liability that remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Group Companies.

(c)           With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or opinion letters in the case of any prototype plans) or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Plan for any period for which such Plan would not otherwise be covered by an Internal Revenue Service determination, from the Internal Revenue Service, and its trust is exempt from Tax under Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty, or tax under ERISA or the Code.

(d)           There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans or the assets of any of the trusts under such Plans (other than routine benefits claims). No Plan is presently under audit or examination (nor has notice been received by the Group Companies of a potential audit or examination) by any Authority.

(e)           Each Plan has been established, administered, and funded in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to any Plan or the imposition of any Lien on the assets of the Group Companies under ERISA or the Code.

(f)            None of the Plans provide retiree health, welfare, or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA, or any other applicable Law.

(g)           Except as disclosed on Company Schedule 3.23(g), neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Group Companies with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) directly or indirectly cause the Group Companies to transfer or set aside any assets to fund any material benefits under any Plan; or (v) limit or restrict the right to merge, materially amend, terminate, or transfer the assets of any Plan on or following the Share Exchange Effective Time. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Group Companies as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h)           Except as disclosed on Company Schedule 3.23(h), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)            Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with Section 409A of the Code.

(j)            No Plan in the United Kingdom provides retirement benefits which are not “money purchase benefits” as defined in section 181 of the United Kingdom’s Pension Schemes Act 1993. In relation to the United Kingdom, the Group Companies: (i) have at all times complied with any auto-enrolment obligations under the United Kingdom’s Pensions Act 2008; (ii) have not at any time employed a member of, or been associated or connected (as defined in section 51(3) of the United Kingdom’s Pensions Act 2004) with an employer which employed a member of, a defined benefit occupational pension scheme; and (iii) have not at any time employed an employee who has benefits which are not benefits for old age, invalidity or survivors as a result of the transfer of his contract of employment under the United Kingdom’s Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

3.24          Real Property.

(a)           Company Schedule 3.24(a) sets forth a true, correct, and complete listing of all Real Property currently leased, subleased, or otherwise occupied by the Group Companies (the “Leased Real Property”), and of all current leases, lease guarantees, agreements, and documents related thereto, including all amendments, terminations, and modifications thereof, waivers thereto, or guarantees thereof (collectively, the “Real Property Leases”), including the street address thereof and parties to such Real Property Leases. The Company has provided to Roman a true and complete copy of each of the Real Property Leases. The Company has good and valid title to its respective leasehold estates in the offices described on Company Schedule 3.24(a), free and clear of all Liens, other than Permitted Liens. No written notice from any Person has been received by the Group Companies or served upon the Group Companies claiming any violation of any local zoning ordinance, and to the Knowledge of the Company, no such violations exist.

(b)           With respect to each of the Real Property Leases: (i) it is valid, binding, and in full force and effect and enforceable in all respects against the Group Companies and, to the Knowledge of the Company, each other party thereto, except as such enforcement may be limited by the Enforceability Exceptions; (ii) all rents and additional rents and other sums, expenses, and charges due thereunder have been paid within such notice and cure periods under such Real Property Leases; (iii) the Group Companies have been in peaceable possession of or otherwise been granted full access to the premises leased or used thereunder since the commencement of the original term thereof (subject to any changes due to casualty, condemnation, or construction); (iv) no waiver, indulgence, or postponement of the Group Companies’ obligations thereunder has been granted by the lessor other than as set forth in the Real Property Leases; (v) there exists no default or event of default thereunder by the Group Companies and, to the Knowledge of the Company, any other party thereto; (vi) there exists no occurrence, condition, or act that, with the giving of notice, the lapse of time, or the happening of any further event or condition, would become a default or event of default by the Group Companies thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder; (viii) neither a Group Company nor any other party thereto has exercised any termination rights with respect thereto; (ix) no security deposit or portion thereof has been applied in respect of a breach or default under any of the Real Property Leases, (x) the rental set forth in the Real Property Leases is the actual rental being paid, and there are no separate agreements or understandings with respect to the same, (xi) no party to any Real Property Lease has repudiated any term thereof, and there are no proceedings, disputes, or forbearance programs in effect with respect to any Real Property Lease, (xii) none of the Group Companies has assigned, subleased, mortgaged, deeded in trust, or otherwise transferred or encumbered any Real Property Lease or any interest therein, except to the extent such would be a Permitted Lien, (xiii) possession and quiet enjoyment of the Leased Real Property by the Group Companies under each of the Real Property Leases has not been disturbed, and there are no written disputes with respect to such Real Property Leases, (xiv) the Group Companies do not owe, and shall not owe in the future due to any already executed written brokerage agreements, any brokerage commissions or finder’s fees with respect to any Real Property Lease, (xv) the other party to such Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Group Companies, and (xvi) the consummation of the transactions contemplated by this Agreement shall not require the consent of any other party to any Real Property Lease, will not result in a breach of or default under such Real Property Lease, and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable, and in full force and effect following the Closing.

(c)           The Leased Real Property is, in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used.

(d)           The Group Companies do not currently own and have not previously owned any Real Property. None of the Group Companies is obligated or bound by any options, obligations, rights of first refusal, or contractual rights to sell, lease, or acquire any Real Property (except under the Real Property Leases).

3.25          Tax Matters.

(a)           The Group Companies (i) have duly and timely filed (taking into account any valid extensions) all material Tax Returns that are required to be filed by them, and all such Tax Returns are true, correct, complete, and accurate in all material respects, and (ii) have timely paid (taking into account any valid extensions) all material Taxes required to be paid by them (whether or not shown as due on any Tax Returns).

(b)           Except as disclosed on Company Schedule 3.25(b), the Group Companies have complied in all material respects with all applicable Laws relating to the reporting (including any information reporting), payment, collection, and withholding of all material amounts of Taxes and have duly and timely withheld or collected and paid or remitted over to the applicable Taxing Authority all material amounts of Taxes required to be withheld or collected and paid or remitted by the Group Companies in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor, or other third party.

(c)           There are no audits, examinations, or other Actions with respect to any material Taxes or Tax Returns of the Group Companies that are being conducted, pending, or proposed for which written notice has been received from a Taxing Authority by any of the Group Companies. No claim or deficiency has been asserted or assessed by any Authority in writing against the Group Companies for any material amount of Taxes that has not been paid, settled, or resolved.

(d)           No statute of limitations in respect of the assessment or collection of any material Taxes of the Group Companies has been waived or extended, which waiver or extension is in effect. The Group Companies have not requested any extension of time within which to file any Tax Return (other than extensions obtained in the ordinary course of business or automatic extensions not requiring the consent of the applicable Taxing Authority), which Tax Return has since not been filed.

(e)           There is no material Lien (other than Permitted Liens) for Taxes upon any of the Group Companies or any of the assets of the Group Companies.

(f)            No written claim has ever been made by a Taxing Authority in a jurisdiction where a Group Company has not paid any Tax or does not file Tax Returns that such Group Company is or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction, which claim has not been paid, settled, or resolved.

(g)           No Group Company is subject to income Tax in any country other than the country of formation of such Group Company by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in that country, and each Group Company is a tax resident solely in its country of formation (or any political subdivision thereof).

(h)           The Group Companies (i) have not been a member of a consolidated, combined, unitary, affiliated, or other group for Tax purposes (other than a group the common parent of which is a Group Company) and (ii) have no liability for the Taxes of any Person (other than any of the Group Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or non-U.S. Tax Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business and the primary purpose of which is not Tax), or otherwise. The Group Companies are not, and have never been, a party to or bound by any Tax sharing, allocation, or indemnification Contract or similar Contract (excluding for this purpose any Contract entered into the ordinary course of business and the primary purpose of which is not Tax).

(i)            The Group Companies will not be required to include any material amount in taxable income or exclude any material item of deduction from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local, or non-U.S. Tax Law) executed prior to the Closing, (ii) use of an improper method of Tax accounting for any taxable period ending on or prior to the Closing Date, or (iii) change in the Tax accounting method of the Group Companies for a taxable period ending on or prior to the Closing Date.

(j)            The Group Companies are in compliance in all material respects with all applicable transfer pricing Laws, including, to the extent required to be in material compliance, the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices and methodologies.

(k)           None of the Group Companies has ever made an election under Section 897(i) of the Code.

(l)            None of the Group Companies has been a “distributing corporation” or a “controlled corporation” in a distribution of shares intended to qualify for tax-free treatment under Section 355 of the Code.

(m)           Each of the Group Companies is classified as a corporation for U.S. federal income tax purposes.

(n)           None of the Group Companies is treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code, in each case as defined in the Code as in effect on the date of this Agreement.

3.26          Environmental Laws. Except as disclosed on Company Schedule 3.26, none of the Group Companies has (i) received any written notice of any alleged claim, violation of, or liability under any Environmental Law that has not heretofore been cured or for which there is any remaining material liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used, or released any Hazardous Materials; arranged for the disposal, discharge, storage, or release of any Hazardous Materials; or exposed any employee or other individual to any Hazardous Materials so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless, or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activities of the Group Companies. Except as disclosed on Company Schedule 3.26, each Group Company: (i) is, and for the past three (3) years has been, in compliance in all material respects with all applicable Environmental Laws; and (ii) holds, and is in compliance in all material respects with, all permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations, and other authorizations required for its operations under applicable Environmental Laws. To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased, or used at any time by the Group Companies that could give rise to any material liability or corrective or remedial obligation of the Group Companies under any Environmental Laws. The representations and warranties in this Section 3.26 constitute the sole and exclusive representations and warranties with respect to environmental matters, Environmental Law, Hazardous Materials, or Hazardous Material Activities.

3.27          Finders’ Fees. Except as set forth on Company Schedule 3.27, no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Group Companies or any of their Affiliates is entitled to any fee or commission in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company for which any of the Group Companies has any obligations.

3.28          Powers of Attorney and Suretyships. None of the Group Companies has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any Person.

3.29          Directors and Officers. Company Schedule 3.29 sets forth a true, correct and complete list of all directors and officers of the Company.

3.30          Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(a)            The Group Companies, their directors, officers, and employees and, to the Knowledge of the Company, their other Representatives (in each case, while acting on behalf of the Group Companies): (i) are, and have since April 24, 2019, been in compliance with economic or financial sanctions, trade embargoes, or restrictions administered, enacted, or enforced by any Authority (collectively, “Sanctions”); and (ii) are, and for the five (5) years prior to the date hereof have been, in compliance with applicable Anti-Corruption Laws and Laws related to (A) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (B) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Money Laundering Laws”), (C) anti-boycott regulations, as administered by the U.S. Department of Commerce and the Internal Revenue Service of the U.S. Treasury Department, and (D) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, with Sanctions, Export Control Laws, and Anti-Money Laundering Laws, “International Trade Control Laws”).

(b)            Neither the Group Companies nor any of their directors, officers, or employees, nor, to the Knowledge of the Company, any other Representative of the Group Companies, is or is unlawfully acting under the direction of, on behalf of, or for the benefit of a Person that is (i) the subject or target of Sanctions; (ii) designated on any applicable Sanctions list administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, HM Treasury’s Consolidated List of Financial Sanctions Targets List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person fifty percent (50%) or greater owned or, as applicable, controlled by any of the foregoing (collectively, “Prohibited Party”); (iii) designated on any other applicable restricted party list administered by an Authority, including the U.S. Department of Commerce’s Denied Persons List or Entity List or the U.S. Department of State’s Debarred List; (iv) located, organized, or ordinarily resident in a country or territory that is, or whose government is, the subject or target of comprehensive Sanctions, including, as of the date of this Agreement, the Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, and North Korea (collectively, “Sanctioned Countries”); or (v) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Group Companies nor any of their directors, officers, or employees or, to the Knowledge of the Company, any Representative of the Group Companies (while acting on behalf of the Group Companies), (A) has since April 24, 2019, participated in any unlawful transaction involving a Prohibited Party or any Sanctioned Country (or the government thereof), (B) to the Knowledge of the Company, has in the past five (5) years exported (including deemed exportation), re-exported, or transferred directly or indirectly, any commodity, software, technology, or services in violation of any Export Control Laws, or (C) has in the past five (5) years participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any International Trade Control Laws.

(c)            Except as set forth on Company Schedule 3.30(c), all items (including software) manufactured, developed, or exported (from the United States) by the Group Companies over the last five (5) years are and have been designated EAR99 under the U.S. Export Administration Regulations.

(d)           The Group Companies and each of their officers, directors, employees, and, to the Knowledge of the Company, agents and Representatives (while acting on behalf of the Group Companies) are not currently, and have not for the past five (5) years been, subject to or otherwise involved in any pending or threatened claim, action, investigation, inquiry, or enforcement proceedings by or before any Authority regarding any offense or alleged offense under Anti-Corruption Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such claim, action, investigation, inquiry, or proceeding.

(e)           The Group Companies maintain policies and procedures reasonably designed to ensure compliance with International Trade Control Laws and Anti-Corruption Laws.

(f)            None of the Group Companies is, and intends to become, a “covered foreign person,” as defined in 31 C.F.R. §850.209. None of the Group Companies engages in any “covered activity,” as defined in 31 C.F.R. Part 850 or have any intention of engaging in such activities in the future. None of the Group Companies is a person that directly or indirectly holds a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of any “covered foreign person” (as defined in 31 C.F.R. §850.209).

(g)            None of the Group Companies is a U.S. business that (i) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (ii) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”; or (iii) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms in quotation marks are defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

(h)            None of the Group Companies is a “covered person” as that term is defined in Executive Order 14117 and rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time (the “DSP”). Since April 8, 2025, None of the Group Companies has engaged in or directed any “covered data transaction” as that term is defined in the DSP, except in compliance with the DSP.

3.31          Insurance. All material insurance policies owned or held by and insuring the Group Companies or the business are set forth on Company Schedule 3.31 (by policy number, insurer, coverage period, coverage amount, annual premium, and type of policy), and such policies are legal, valid, binding, enforceable, and in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, and no notice of cancellation or termination has been received with respect to any such policy that was not replaced on substantially similar terms prior to the date of such cancellation or termination. There is no existing material default or event that, with or without the passage of time or the giving of notice or both, would constitute material noncompliance with, or a material default under, any such policy or entitle any insurer to terminate or cancel any such policy. To the Knowledge of the Company, such policies will not in any way be affected by or terminate or lapse by reason of the Transactions. The insurance policies to which a Group Company is a party are sufficient for compliance with all requirements of all Contracts to which a Group Company is a party or by which a Group Company or any of its assets or properties are bound. None of the Group Companies has been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. None of the Group Companies has any self-insurance or co-insurance arrangements. To the Knowledge of the Company, the Group Companies have reported to their insurers all claims and pending circumstances that would reasonably be expected to result in a claim. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. None of the Group Companies has made any material claim against an insurance policy as to which the insurer has denied coverage.

3.32          Related Party Transactions. Except as set forth in Company Schedule 3.32 or as contemplated by this Agreement, any Ancillary Agreement, or any Plan, no Affiliate of the Company, current or former director or officer of the Group Companies, or any immediate family member or Affiliate of any of the foregoing is presently or since January 1, 2024, has been (a) a party to any Contract or has otherwise entered into any transaction, understanding, or arrangement with a Group Company, other than with respect to compensation, consulting, indemnification, employment, or exculpation and advancement arrangements with any of the Group Companies entered into in the ordinary course of business (including but not limited to offer letters, at-will employment, severance arrangements, director compensation, D&O indemnification agreements, and D&O insurance), (b) owns any property, tangible or intangible, that is used by a Group Company, (c) has any economic interest in any Contracts with the Company or any Contracts that a Group Company or its assets or properties are bound by, or (d) is a borrower or lender, as applicable, under any Indebtedness owed by or to a Group Company, other than with respect to advances to employees for expenses in the ordinary course of business (each of the foregoing clauses, an “Affiliate Transaction”). None of the Contracts listed in Company Schedule 3.32 was entered into on a basis other than arm’s length. Notwithstanding the foregoing, no disclosure shall be required under this Section 3.32 to the extent any Affiliate Transaction involves aggregate payments to or by the Group Companies not exceeding $100,000 in any twelve-month period and with no outstanding balance exceeding $100,000 as of the date hereof and was entered into in the ordinary course of business on terms no less favorable to the applicable Group Company than would be obtained in a comparable transaction with a third party. Notwithstanding the foregoing, any Affiliate Transaction that will be terminated, repaid, or otherwise extinguished at or prior to the Closing pursuant to this Agreement shall not constitute an Affiliate Transaction and need not be listed on Company Schedule 3.32.

3.33          Top Customers, Vendors, and Suppliers.

(a)            Company Schedule 3.33(a) sets forth the top ten (10) customers of the Group Companies for the year ended December 31, 2024 (collectively, the “Material Customers”) and the amount of consideration paid by the Material Customers to the Group Companies during such period. No such Material Customer has expressed, in writing, to the Group Companies (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Group Companies or (ii) that the Group Companies are in material breach of the terms of any Contract with such Material Customer.

(b)           Company Schedule 3.33(b) sets forth the top ten (10) vendors to and/or suppliers of the Group Companies (by spend amount) for the year ended December 31, 2024 (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Group Companies during such period. No such Material Supplier has expressed, in writing, to the Group Companies (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Group Companies or (ii) that the Group Companies are in material breach of the terms of any Contract with such Material Supplier.

3.34          Assets Under Management.

(a)            Set forth in Company Schedule 3.34(a) are: the aggregate amount of Assets Under Management by the Group Companies as of the Balance Sheet Date.

(b)           Set forth in Company Schedule 3.34(b) is a list as of the Balance Sheet Date of all Advisory Contracts, setting forth with respect to each such Advisory Contract:

(i)            The name of the Client under such Advisory Contract, indicating any such Client that is related to any Group Company, together with a notation as to whether such Client is a Private Fund or a separately managed account, and the services provided by any Group Company to or for the benefit of such Client and the capacity in which such Group Company provides such services, including whether as a sponsor, adviser or sub-adviser, among other capacities;

(ii)            The amount of Assets Under Management by the Group Companies pursuant to such Advisory Contract;

(iii)           (A) The fee schedule in effect with respect to such Advisory Contract; (B) any other fees payable by the Client in connection with Investment Management Services provided by the Group Companies other than pursuant to such Advisory Contract; and (C) any fees or other payments required to be paid as of the Balance Sheet Date by any Group Company to the Sellers, any employee of the Group Companies, or any of their respective Affiliates in connection with such Advisory Contract and/or the relationship with such Client;

(iv)          Any fee changes under such Advisory Contract, or changes in the amount of Assets Under Management pursuant to such Advisory Contract as a result of deposits or withdrawals made by the applicable Client (or, in the case of any Client that is a Private Fund, deposits or withdrawals made in such Client by Investors therein), in each case from the Balance Sheet Date to the date of this Agreement;

(v)           Any pending withdrawals or redemptions of, or subscriptions or contributions for, interests of a Private Fund, or notices received by any Group Company that an Investor intends to withdraw or redeem, or subscribe or contribute for, interests of a Private Fund, pursuant to such Advisory Contract; and;

(vi)           The manner of: (A) any consent, approval, ratification, waiver, or other authorization of any Person or Authority required for the “assignment” under all Laws and such Advisory Contract by the applicable Group Company of such Advisory Contract resulting from the consummation of the Transactions, including whether express written consent is required under such Advisory Contract (including without limitation, in the case of a Private Fund, an indication of whether or not approval is required from the investors therein, as applicable), in the case of Advisory Contracts which do not terminate by their express terms and/or under Laws as a result of the consummation of such transactions (which Contracts are specifically identified on Company Schedule 3.34(b)); or (B) approval required for the execution and delivery of a new Advisory Contract between the applicable Group Company and such Client in connection with the Transactions (including, in the case of a Private Fund, an indication of whether or not approval is required from the investors therein, as applicable), for those Advisory Contracts that will terminate by their express terms and/or under Laws as a result of the consummation of such Transaction (which contracts are specifically identified on Company Schedule 3.34(b)), in each case, such that such existing or new Advisory Contract (as applicable) would be duly and validly authorized and approved under applicable Laws and would be in full force and effect between the applicable Group Company and such Client as of immediately following the Closing.

(c)            No Client or Investor has notified any Group Company or the Signing Sellers that it intends to terminate or reduce its investment relationship with any Group Company or Private Fund or adjust the fee schedule with respect to any Contract with such Client or Investor. Except as set forth on Company Schedule 3.34(c), no Investor has: (A) withdrawn or redeemed any funds since January 1, 2023; or (B) notified any Group Company or any such Private Fund of such Investor’s intent to withdraw or redeem any funds.

(d)           Neither any Group Company nor any of its employees provides Investment Management Services to any Person other than pursuant to a written Advisory Contract.

(e)            Each Client and Investor in a Private Fund with respect to which any Group Company earns any performance based fees is a “qualified client” within the meaning of the Investment Advisers Act.

(f)            None of the Group Companies provides investment advisory services to: (i) any Person that is an investment company (within the meaning of the Investment Company Act); (ii) other than the Private Funds, any Person that would be an investment company (within the meaning of the Investment Company Act) but for the provisions of Section 3(c)(1), Section 3(c)(7), Section 3(c)(5), the final clause of Section 3(c)(3), or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act; or (iii) any Person that is or is required to be registered under applicable Laws of the appropriate securities regulatory Authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

(g)            As to each Client: (i) there has been in full force and effect an Advisory Contract at all times that a Group Company was performing Investment Management Services for such Client; and (ii) each investment made on behalf of each Client has been made in accordance with Laws and with such Client’s investment policies, guidelines and restrictions set forth in (or otherwise provided to the Group Companies pursuant to or in connection with) its Advisory Contract and Governing Documents, to the extent applicable, in effect at the time the investments were made, and has been held thereafter in accordance with such investment policies, guidelines and restrictions.

(h)           No Client is (or is acting on behalf of): (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA or a plan, as defined in and that is subject to Section 4975 of the Code; or (ii) an entity whose assets include the assets of any such employee benefit plan or a plan, within the meaning of ERISA and applicable regulations; (the employee benefit plans, plans and entities described herein collectively being referred to in this Agreement as “Employee Benefit Plans”).

(i)            In the last ten years, no Group Company or any “affiliate” thereof, as defined in Section VI(d) of Prohibited Transaction Class Exemption 84-14, as amended (“PTE 84-14”), or any owner, direct or indirect, of a 5% or more interest of any Group Company has been subject to a “Criminal Conviction”, as defined in Section VI(r) of PTE 84-14, or “Participated” in “Prohibited Misconduct” as defined in Section VI(s) and VI(t) of PTE 84-14.

For the avoidance of doubt, the Group Companies make no representation or warranty regarding the future actions of any Client or Investor, including any decision to terminate, redeem, reduce, or modify its investment or advisory relationship following the Closing, and any required consent, approval, or authorization may be obtained by negative consent or similar process to the extent permitted by applicable Law and the applicable Advisory Contract.

3.35          Private Funds.

(a)            Each Private Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to own, lease, or otherwise hold its properties and assets and to carry on its business as it is now conducted. Each Private Fund is qualified, licensed, or registered to do business in each jurisdiction where it is required to do so under applicable Law. All of the outstanding ownership interests of each Private Fund (as applicable) are duly authorized, validly issued, fully paid, and non-assessable, and none of such ownership interests have been issued in violation of any Laws. All ownership interests of the Private Funds that have been and are being offered for sale have been exempt from registration under the Securities Act, including that the Group Companies and General Partner had a reasonable belief that each Investor at the time of any purchase of interests was an accredited investor as such term is used in the Securities Act, and are exempt from registration or qualification under the securities laws of each state or other jurisdiction in which such shares or other ownership interests have been or are being offered for sale, and no action has been taken by the Private Funds or any Authority to revoke, withdraw, or rescind any such registration or qualification. No Private Fund is, or at any time since its inception has been, required to register as an investment company under the Investment Company Act.

(b)           Company Schedule 3.35(b) lists each of the Private Funds as of the date of this Agreement. With respect to each of the Private Funds, such schedule identifies: (i) the jurisdiction of organization or formation; (ii) the investment adviser and/or the investment manager (including for the avoidance of doubt, any alternative investment fund manager and/or portfolio manager); (iii) the General Partner; (iv) the aggregate capital commitments to such Private Fund as of September 30, 2025, or as of the date of this Agreement, as specified therein, including the amount of capital commitments by any Group Company; (v) the aggregate amount of capital contributions made by the Investors to such Private Fund as of September 30, 2025; and (vi) the source(s) of any Private Fund’s exemption from the registration requirements of the Investment Company Act and applicable non-U.S. investment company registration laws. As to each Private Fund, there has been in full force and effect an Advisory Contract at all times that any Group Company was performing Investment Management Services for such Private Fund, and each such Advisory Contract pursuant to which such Group Company has received compensation respecting its activities in connection with any of the Private Funds was duly approved in accordance with all Laws. Other than the Private Funds listed in Company Schedule 3.35(b), no Group Company has established, managed, advised, or provided any other services (including but not limited to Investment Management Services) to any other fund.

(c)           Each Private Fund holds, and has held, all licenses, franchises, permits, qualifications, accreditations, certificates, registrations, consents, orders, exemptions, agreements, memberships, and other authorizations and approvals issued by or obtained from any Authority necessary for the lawful ownership and use of their respective properties and assets and the conduct of their respective businesses under and pursuant to each applicable Law (collectively, “Fund Permits”), and all current Fund Permits are listed on Company Schedule 3.35(c). Each of the Group Companies and each Private Fund has complied in all material respects with each such Fund Permit. All such Fund Permits are valid, in good standing, and in full force and effect and are not subject to any proceedings for the suspension, material modification, cancellation, refusal to renew, or revocation thereof or actions related thereto. The consummation of the Transactions will not result in any revocation, cancellation, material limitation, or suspension of any such Fund Permits. No condition exists that, with notice or lapse of time or both, would constitute a default under, or result in the revocation, suspension, withdrawal, cancellation, or termination of, any Fund Permit.

(d)            True and accurate copies of all Permits granted by any Authority applicable to any member of the Group Companies regarding the provision of Investment Management Services to each Private Fund have been provided or made available to Roman.

(e)            There are no special restrictions or Orders on or with regard to any of the Private Funds. Each of the Group Companies and each Private Fund has timely filed all documents that it was required to file with any Authority and has paid all fees and assessments due and payable in connection therewith, and all authorizations, licenses, consents, and approvals required by all Laws have been obtained in relation to the Private Funds. As of their respective dates, the public filings of each Private Fund complied in all material respects with the requirements of the federal securities laws applicable to such public filings and did not at the time they were filed, and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, not misleading.

(f)            Copies of the current private placement memorandum or other offering document of each of the Private Funds have been provided or made available to Roman. The private placement memorandum or other offering document (as applicable) of each Private Fund has at all times since the original offering of shares or other ownership interests in such Private Fund (as applicable) complied with all Laws and has not contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, in each such case at all such times as any such prospectus or other applicable offering document was delivered to investors or potential investors in such Private Fund. Each Investor or offeree of an investment in a Private Fund has been delivered a private placement memorandum (or other applicable offering document) relating to such Private Fund at all times required by all Laws (and in any event prior to subscribing for, or otherwise making an investment decision with respect to, investment interests in such Private Fund). Each legal opinion delivered by any Private Fund to any Investor or lender of such Private Fund has been provided or made available to Roman.

(g)            There are no side letters in respect of the Private Funds which contain:

(i)            any change of control rights in favor of any of the parties to the relevant side letters that would be triggered by completion of the pre-completion reorganization, completion of the Transaction and/or entry into any of the Transaction documents; or

(ii)            any provisions which could be reasonably expected to materially impact or affect the operations, winding-up or termination of the Group Company.

(h)           No Investor has expressed its intent to fail to fund a capital contribution when due.

(i)            No key person event or similar event has occurred in relation to any Private Fund, and so far as the Group Companies are aware, there are no circumstances that could reasonably be expected to result in the same.

(j)            All written information provided by any Group Company to the Private Funds or their boards of directors, advisory committees or equivalent bodies in connection with this Agreement or the Transactions at the time such information is provided will be accurate and complete and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k)            True, correct, and complete copies of: (x) the audited financial statements of each Private Fund for the fiscal years ended on December 31, 2024, and December 31, 2023, respectively; and (y) the unaudited financial statements of each Private Fund for the nine-month period ended September 30, 2025, have been made available to Roman. The audited and unaudited, as applicable, financial statements of each Private Fund (“Fund Financial Statements”) fairly present in all material respects the financial condition of such Private Fund as of or for the periods ended on the respective dates of such audited and unaudited financial statements, in each case, in accordance with IFRS applied on a consistent basis (except as otherwise noted therein, subject to year-end adjustments and footnote disclosures with respect to the unaudited financial statements). The Fund Financial Statements: (i) were prepared from, and are consistent with, the books and records of the applicable Private Fund; (ii) have been prepared in accordance with IFRS consistently applied throughout the periods covered thereby; and (iii) fairly present in all material respects the financial condition of the applicable Private Fund as of the respective dates of the Fund Financial Statements and the results of operations, changes in partners’ equity, and cash flow of the Private Fund for the periods ended on such dates, in each case, subject to year-end adjustments and footnote disclosures with respect to unaudited financial statements. No financial statements of any Person other than the applicable Private Fund are required by IFRS to be included or reflected in any of the applicable Fund Financial Statements. No Private Fund has material liabilities of any nature other than (A) liabilities specifically reflected or specifically reserved against on the most recent balance sheet made available to Roman; (B) liabilities that have arisen since the date of the most recent balance sheet provided to Roman in the ordinary course of business of the Private Fund consistent in nature and amount with past practice, none of which is a liability resulting from or arising out of any breach of warranty, tort, infringement, misappropriation, or violation of Laws; and (C) contractual liabilities under any Contract (other than any such liability resulting from a breach or a default by the Private Fund thereunder) that have arisen since the date of the most recent balance sheet made available to Roman in the ordinary course of business of the Private Fund consistent in nature and amount with past practice.

(l)            A true and complete copy of each fund facility agreement or other finance agreement that has been entered into in relation to the Private Funds has been provided or made available to Roman.

(m)           No event of default, or event which with the passage of time and/or the giving of any notice, certificate, declaration or demand would become such an event of default, has occurred or is continuing under the terms of any fund facility agreement or other finance agreement which has been entered into in relation to the Private Funds.

(n)           All material Tax Returns required to be filed by any of the Group Companies on behalf of the Private Funds have been filed (and all material Taxes required to be paid by the Private Funds have been paid), and all such Tax Returns are true, correct, and complete in all material respects. No Private Fund is the subject of any audit or investigation regarding any Tax for which notice has been received from a Taxing Authority by any of the Group Companies, and the Group Companies have not been notified by a Taxing Authority that any Private Fund has been selected for any such Tax audit or investigation.

(o)            The value of each Private Fund’s net assets has been determined since the inception date of such Private Fund and is being determined using portfolio valuation methods that comply with the methods then in effect or currently in effect, as applicable, as described in the applicable written compliance policies, Governing Documents applicable to such Private Fund, and any requirements imposed under Laws.

(p)            As of the date hereof, except as disclosed, no person other than a Group Company is entitled to receive fees, carried interest, or other performance-based allocations from the Private Funds (excluding, for the avoidance of doubt, distributions or other payments to Investors, but including placement agents entitled to fees in respect of raised capital).

(q)            Any advisory, sub-advisory, administration, incentive, or other fees (including any profit share arrangements for management fees or performance fees, annual bonuses, deferral arrangements, or share incentive arrangements) paid to any Group Company pursuant to the constitutional documents of the Private Funds or internal service agreement were calculated and paid in accordance with the terms of such constitutional documents or internal service agreement. To the Knowledge of the Group Companies, there does not exist, as of the date of this Agreement, any clawback or similar obligation to any Private Fund, and no such obligation is expected to exist at the next measurement date for such clawback obligations.

(r)             Each of the Private Funds has a separate prime broker, custodian, or trustee that is a third party entity independent of the Group Companies. No Group Company is liable in connection with, on behalf of, or for any obligation of any of the Private Funds, and no Group Company is (or will be) in a position in which it may become so liable, including on any insolvency, liquidation, transformation, amalgamation, merger, or split-up of any of the Private Funds. Each of the Private Funds has sufficient collateral to support its borrowings.

(s)            Since its inception: (i) each Private Fund has been in compliance with all Laws in all material respects; and (ii) there have been no legal or governmental actions, investigations, inquiries, or proceedings pending or, to the Knowledge of the Group Companies, threatened against any Private Fund.

(t)            No member of the Group Companies has engaged in any activity that would cause any member of the Group Companies or any Private Fund to be in material violation in any respect of U.S. federal or state securities, banking, commodity, or other laws relating to persons or entities performing financial services, including but not limited to the Securities Act, the Exchange Act, the Investment Advisers Act, the U.S. Commodity Exchange Act, as amended, and the rules and regulations promulgated thereunder, the Investment Company Act of 1940, and U.S. state securities laws.

(u)            In accordance with applicable Law and regulation (including the relevant requirements arising from the European Union Alternative Investment Fund Managers Directive (Directive 2011/61/EU) and any applicable domestic implementing legislation), to the extent applicable for each Private Fund, the applicable Group Company has at all times appointed an appropriately regulated alternative investment fund manager and depositary.

(v)            To the extent applicable for each Private Fund, the applicable Group Company has complied with the Sustainable Finance Disclosure Regulation (Regulation (EU) 2019/2088).

(w)           In the last three (3) years prior to the date of this Agreement, there has not been any material breach alleged by a relevant Authority, or any other reason to justify an investigation by any relevant Authority for breach, of the Laws or regulatory requirements applicable to any member of the Group Companies or any Private Fund or their respective officers, agents, or eligible Representatives, nor has there been such a breach or reason to justify an investigation for breach.

(x)            No Private Fund or Investor therein has expressed in writing or, to the Knowledge of the Group Companies, orally to any Group Company an intention to terminate or reduce its investment relationship with such Group Company or adjust the fee schedule with respect to any Contract in a manner that would reduce the fees or other payments to such Group Company (including after giving effect to the Closing) in connection with such client relationship.

(y)            No Client or Investor in a Private Fund has provided written notice to any Group Company of any unresolved material dispute such Client or Investor has with any Signing Seller or Group Company. No Investor in any Private Fund has sought or, to the Knowledge of the Group Companies, threatened to seek removal of any Group Company from the role of investment advisor, investment manager, general partner, managing member, or manager with respect to such Private Fund, and to the Knowledge of the Group Companies, there are no facts or circumstances that, after notice or lapse of time or both, would constitute cause for removal under the Governing Documents or Advisory Contract relating to any Private Fund.

(z)            Except as set forth in Company Schedule 3.35(z), no Private Fund has entered into or undertaken preliminary steps to enter into any merger, amalgamation, liquidation, dissolution, winding up, or similar process, whether voluntary or involuntary, and any such process disclosed in Company Schedule 3.35(z) has been conducted in accordance with the Laws of the applicable jurisdiction, and the necessary approvals of the investors, creditors, Authority, and/or any other interested party have been obtained.

(aa)          Except as set forth in Company Schedule 3.35(aa), no Investor is an Employee Benefit Plan.

(bb)         Company Schedule 3.35(bb) sets forth: (i) the name of each Private Fund or other investment fund or other vehicle for which any of the Group Companies provide services as an investment advisor or investment manager; and (ii) indicates the exception from being deemed to hold “plan assets” under Section 3(42) of ERISA and applicable Department of Labor regulations on which such fund or other vehicle relies.

(cc)         Within the past six years, to the Knowledge of the Company, no Private Fund or other such vehicle (or the management thereof) is or has been the subject of any audit, proceeding, penalty or enforcement by the U.S. Department of Labor or any Authority under ERISA, or Section 4975 of the Code.

(dd)         With respect to each Private Fund, Company Schedule 3.35(dd) sets forth all outstanding Indebtedness of such Private Fund for borrowed money, and the Company has delivered to Roman all definitive documents relating to each such financing.

(ee)         With respect to each Private Fund, Company Schedule 3.35(ee) sets forth each Investment directly or indirectly owned by such Private Fund with an aggregate value as of September 30, 2025, exceeding $1,000,000, including the manner in which such Private Fund directly or indirectly owns such Investment.

(ff)           Company Schedule 3.35(ff) lists each Contract relating to an Investment.

(gg)         Company Schedule 3.35(gg) lists each side letter or other Contract entered into by the Company with any Investor.

(hh)         Company Schedule 3.35(hh) lists each Contract that contains a “most favored nation” or similar provision.

(ii)            Except for customary “most-favored nations” provisions with Investors in Private Funds set forth in side letters that have been made available to Roman, there are no contracts, agreements, arrangements, or understandings pursuant to which the Signing Sellers or Group Companies or any of their respective employees have undertaken or agreed to cap, waive, offset, reimburse, or otherwise reduce any or all future fees or charges payable by or with respect to any Client or Investor.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ROMAN

Except as set forth in the Roman Schedules or as disclosed in the Roman SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Roman hereby represents and warrants to the Company and the Sellers as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

4.1            Corporate Existence and Power. Roman is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Roman has all power and authority, corporate and otherwise, and all governmental Permits, required to own, lease or otherwise hold, and operate, all of its properties and assets and to carry on its business as presently conducted. The Roman Articles and other organizational documents are in full force and effect. Roman is not in material violation of any of the provisions of the Roman Articles or organizational documents of Roman.

4.2            Authorization.

(a)            Roman has all requisite power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, subject to receipt of the Roman Shareholder Approval. The execution, delivery, and performance by Roman of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation by Roman of the Transactions, have been duly authorized by all necessary action on the part of Roman, subject to receipt of the Roman Shareholder Approval. This Agreement constitutes, and, upon the execution and delivery thereof, each Ancillary Agreement to which Roman is or will be a party will constitute, a valid and legally binding agreement of Roman, enforceable against Roman in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b)            By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Roman Board (including the transaction committee and any other required committee or subgroup of such board), the Roman Board has, as of the date of this Agreement, (i) approved the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions, (ii) declared the advisability of the Transactions, including the Merger, (iii) determined that the Transactions, including the Merger, are in the best interests of the Roman Shareholders, (iv) determined that the Transactions constitute a “Business Combination” as such term is defined in the Roman Articles, and (v) recommended to the Roman Shareholders to adopt and approve each of the Roman Proposals (the “Roman Board Recommendation”).

(c)            Approval by the affirmative vote of the holders of the requisite number of Roman Ordinary Shares under the Roman Articles and the Cayman Companies Act, present in person or by proxy and entitled to vote thereon, and who vote at the Roman Shareholder Meeting (assuming a quorum is present), required to approve the Required Roman Proposals, the Director Election Proposal, and the Equity Plan Proposals (the approval of all of the Required Roman Proposals, the Director Election Proposal, and the Equity Plan Proposals, collectively, the “Roman Shareholder Approval”) is the only vote of the holders of any Roman Ordinary Shares necessary for Roman to adopt this Agreement and approve the Merger and the consummation of the other Transactions.

4.3            Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 3.3, none of the execution, delivery, or performance by Roman of this Agreement or any Ancillary Agreement to which Roman is or will be a party, or the consummation of the Transactions, requires any consent, approval, license, Order, or other action by or in respect of, or registration, declaration, or filing with, any Authority, except for (a) any SEC or Nasdaq filings and approval required to consummate the Transactions, (b) any filings in connection with the Merger required under the Cayman Companies Act to be made with the Registrar, and (c) any filings under applicable Antitrust Laws.

4.4            Non-Contravention. Subject to the receipt of the Roman Shareholder Approval, none of the execution, delivery, or performance by Roman of this Agreement or any Ancillary Agreement to which Roman is or will be a party does or will (a) contravene or conflict with the organizational documents of Roman (including the Roman Articles), (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Roman or by which any of the assets or properties of Roman is or may be bound, or (c) except for the Contracts listed on Roman Schedule 4.4(c) requiring Roman to obtain Roman Consents (but only as to the need to obtain such Roman Consent), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of Roman or require any payment or reimbursement or result in a loss of any benefit relating to the business to which Roman is entitled, or impose any other liability, directly or indirectly, on Roman under any provision of any Permit, Contract, or other instrument or obligations binding upon Roman or by which any of the assets or properties of Roman is or may be bound or any Permit, except to the extent that the occurrence of any of the foregoing items set forth in clauses (b) or (c) would not, individually or in the aggregate, reasonably be expected to impede the ability of Roman to consummate the Transactions.

4.5            Consents. The Contracts listed on Roman Schedule 4.4(c) are the only Contracts to which Roman is a party or by which Roman or any of the assets of Roman are bound, requiring a consent, approval, authorization, order, or other action of, filing with, or notice to any Person as a result of the execution, delivery, and/or performance of this Agreement or any Ancillary Agreement to which Roman is or will be a party or the consummation of the Transactions (each of the foregoing, a “Roman Consent”).

4.6            Finders’ Fees. Except for the Persons identified on Roman Schedule 4.6, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of Roman or its Affiliates who might be entitled to any fee or commission from the Group Companies or any of their Affiliates upon consummation of the Transactions.

4.7            Capitalization.

(a)            The authorized share capital of Roman is $55,000 divided into (i) 500,000,000 Roman Class A Shares, of which 23,000,000 shares are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 Roman Class B Shares, of which 7,666,667 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preference shares, par value $0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement. Except as contemplated by this Agreement or any of the Ancillary Agreements, no other share capital or other voting securities of Roman are issued, reserved for issuance, or outstanding. All issued and outstanding Roman Ordinary Shares are duly authorized, validly issued, fully paid, and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right, or any similar right under any provision of the Cayman Companies Act, the Roman Articles, or any Contract to which Roman is a party or by which Roman is bound. Except as set forth in the Roman Articles, there are no outstanding contractual obligations of Roman to repurchase, redeem, or otherwise acquire any Roman Ordinary Shares or any capital equity of Roman. There are no outstanding contractual obligations of Roman to provide funds to, or make any investment (in the form of a loan, capital contribution, or otherwise) in, any other Person.

(b)            Except as expressly contemplated by this Agreement, the Ancillary Agreements, the Roman SEC Documents, or the Transactions or as may be otherwise mutually agreed in writing by the Company and Roman, there are no outstanding Equity Interests that could require Roman to issue, sell, or otherwise cause to become outstanding, or to acquire, repurchase, or redeem, any Equity Interests of Roman or securities convertible into or exchangeable for Equity Interests of Roman.

(c)            The Warrant Agreement dated December 12, 2024, is a valid and binding obligation of Roman, enforceable against Roman in accordance with its terms (subject to Enforceability Exceptions), and Roman is not in breach or default thereunder, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default.

4.8            Compliance with Laws. Roman currently conducts and, since July 25, 2024, has been in compliance in all material respects with all applicable Laws and Orders. Since July 25, 2024, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by Roman of, or failure on the part of Roman to comply in all material respects with, or any liability suffered or incurred by Roman in respect of any material violation of or material noncompliance with, any Laws, Orders, or policies of any Authority that are or were applicable to Roman or the conduct or operation of its business or the ownership or use of any of its assets, and (ii) no Action is pending, or to the Knowledge of Roman, threatened, alleging any such violation or noncompliance by Roman. To Roman’s Knowledge, Roman is not under any investigations by any Authority with respect to any actual, potential, or alleged material violation by Roman of applicable Law.

4.9            Trust Account. As of February 25, 2026, Roman has at least $242,475,946.13 in the trust account established by Roman for the benefit of its public shareholders (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (in such capacity, the “Trustee”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of December 12, 2024, between Roman and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Roman SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than Roman Shareholders holding Roman Class A Shares sold in Roman’s IPO who shall have elected to redeem their Roman Class A Shares pursuant to the Roman Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Roman Articles. Roman has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Roman, no event has occurred that, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

4.10          Roman SEC Documents and Financial Statements.

(a)            Roman has, since the IPO, filed in a timely manner, except for the Form 10-Q with respect to the quarterly period ended June 30, 2025, and the Form 10-Q with respect to the quarterly period ended September 30, 2025, all forms, reports, schedules, statements, and other documents required to be filed or furnished by Roman with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements, or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Roman SEC Documents”), and will have filed all such forms, reports, schedules, statements, and other documents (except for the Registration Statement and any other forms, reports, schedules, statements, and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional Roman SEC Documents”). All of the Roman SEC Documents, Additional Roman SEC Documents, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the IPO of Roman), and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. There are no outstanding or unresolved written comments from the SEC or Nasdaq with respect to any Roman SEC Document that have not been fully responded to and resolved, and Roman has not received any written notice of any pending formal investigation by the SEC or Nasdaq with respect to the Roman SEC Documents.

(b)            The Roman SEC Documents were, and the Additional Roman SEC Documents will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Roman SEC Documents did not, and the Additional Roman SEC Documents will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Roman has filed with the SEC on a timely basis all statements required with respect to Roman by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The Public Certifications are, or will be, each true and correct as of their respective dates of filing. As used in this Section 4.10(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied, or otherwise made available to the SEC or Nasdaq.

(c)            The financial statements and notes contained or incorporated by reference in the Roman SEC Documents (the “Roman Financial Statements”) fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Roman SEC Documents will fairly present, the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Roman as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) U.S. GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. The audit reports on the most recent audited Roman Financial Statements do not contain an adverse opinion, disclaimer of opinion or qualification as to scope and do not contain any “going concern” explanatory paragraph, except as disclosed in the Roman SEC Documents. Roman’s independent registered public accounting firm is, and was during the periods covered by its reports, duly registered with the PCAOB, independent as required by the Securities Act and Exchange Act and the applicable rules and regulations of the SEC and PCAOB, and has not resigned or been dismissed as a result of any disagreement within the meaning of Item 304 of Regulation S-K. Since the IPO, Roman has not identified and does not reasonably expect to be required to make any restatement of any financial statements included in the Roman SEC Documents, except as disclosed in the Roman SEC Documents.

(d)            Roman has no off-balance sheet arrangements that are not disclosed in the Roman SEC Documents. No financial statements of any Person other than those of Roman are required by U.S. GAAP to be included in the Roman Financial Statements.

(e)            The issued and outstanding Roman Public Units, Roman Class A Shares, and Roman Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “DRDBU,” “DRDB,” and “DRDBW,” respectively. Since the IPO, Roman has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. There is no action or proceeding pending or, to the Knowledge of Roman, threatened against Roman by Nasdaq or the SEC with respect to any intention by such entity to deregister the Roman Public Units, Roman Class A Shares, or the Roman Public Warrants or terminate the listing of Roman on Nasdaq. Roman has not received any written notice from Nasdaq of non-compliance with listing standards, delisting, or any deficiency that remains unresolved as of the date hereof. Except in connection with the Transactions, none of Roman or any of its Affiliates has taken any action in an attempt to terminate the registration of the Roman Public Units, Roman Class A Shares, or Roman Public Warrants under the Exchange Act. As of the date hereof, Roman satisfies the applicable continued listing standards of Nasdaq, except as disclosed in the Roman SEC Documents.

(f)            Except as not required in reliance on exemptions from various reporting requirements by virtue of Roman’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Roman has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Roman is made known to Roman’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Roman’s principal executive officer and principal financial officer to material information required to be included in Roman’s periodic reports required under the Exchange Act. Since the consummation of the IPO, except as disclosed in the Roman SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, Roman has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Roman’s financial reporting and the preparation of the Roman Financial Statements for external purposes in accordance with U.S. GAAP. Since its incorporation, except as disclosed in the Roman SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, Roman has not received any written notification of any (a) “significant deficiency” in the internal controls over financial reporting of Roman, (b) “material weakness” in the internal controls over financial reporting of Roman or (c) fraud, whether or not material, that involves management or other employees of Roman who have a significant role in the internal controls over financial reporting of Roman.

(g)            There are no outstanding loans or other extensions of credit made by Roman to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Roman in their capacity as such, and Roman has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

4.11            Certain Business Practices. Neither Roman nor any director, officer, or employee of Roman, nor, to the Knowledge of Roman, any other Representative of Roman, has (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees, or political parties or campaigns, (c) violated any Anti-Corruption Law, or (d) made any other unlawful payment. Neither Roman nor any director, officer, or employee of Roman nor, to the Knowledge of Roman, any other Representative of Roman has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, Authority employee, or other Person in order to assist Roman in connection with any actual or proposed transaction that, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Roman and (ii) subject Roman to suit or penalty in any private or governmental Action.

4.12            Anti-Money Laundering Laws and Sanctions.

(a)            Roman, its directors, officers and employees and, to the Knowledge of Roman, its other Representatives (in each case, while acting on behalf of Roman): (i) are and have since April 24, 2019, been in compliance with Sanctions; and (ii) are and for the five years prior to the date hereof have been in compliance with applicable Anti-Corruption Laws and International Trade Control Laws.

(b)            Neither Roman nor any of its directors, officers, or employees, nor, to the Knowledge of Roman, any other Representative of Roman, is or is unlawfully acting under the direction of, on behalf of, or for the benefit of a Person that is (i) a Prohibited Party; (ii) designated on any other applicable restricted party list administered by an Authority, including the U.S. Department of Commerce’s Denied Persons List or Entity List or the U.S. Department of State’s Debarred List; or (iii) located, organized, or ordinarily resident in a country or territory that is, or whose government is, a Sanctioned Country.

(c)            Roman and each of its officers, directors, employees, and, to the Knowledge of Roman, agents and Representatives (while acting on behalf of Roman), are not currently, and have not for the past five years been, subject to or otherwise involved in any pending or threatened claim, action, investigation, inquiry or enforcement proceedings by or before any Authority regarding any offense or alleged offense under Anti-Corruption Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of Roman, there are no circumstances likely to give rise to any such claim, action, investigation, inquiry or proceeding.

4.13            Affiliate Transactions. Roman Schedules Section 4.13 sets forth, and Roman has made available to the Company true and complete copies of, all Contracts between (a) Roman, on the one hand, and (b) any Roman Related Party, on the other hand, other than (x) Contracts entered into after the date of this Agreement that are either permitted or entered into in accordance with this Agreement or (y) Contracts disclosed in the Roman SEC Documents. No Roman Related Party (A) owns any interest in any material asset used in the business of Roman, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person that is a material client, supplier, customer, lessor, or lessee of Roman, or (C) owes any material amount to, or is owed any material amount by, directly or indirectly, Roman. All Contracts, arrangements, understandings, interests, and other matters that are required to be disclosed pursuant to this Section 4.13 are referred to herein as “Roman Related Party Transactions.” “Roman Related Party” shall mean any Affiliate of either Roman or the Sponsor, or any of their respective current employees or current or former directors, officers, general partners (including the Sponsor), managers, controlling persons, or any immediate family members or Affiliate of any of the foregoing Persons.

4.14            Litigation. There is no (a) Action pending or, to the Knowledge of Roman, threatened against Roman or that affects its assets or properties or (b) Order outstanding against Roman or that affects its assets or properties. Roman is not party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions, or liabilities (of any nature) that are material to Roman.

4.15            Expenses, Indebtedness and Other Liabilities. Except as set forth in the Roman SEC Documents, Roman does not have any Indebtedness or other liabilities, except as incurred in the ordinary course of business in pursuit of a “Business Combination” as such term is defined in the Roman Articles, or as a result of its activities in connection with the Merger and the other Transactions.

4.16            Tax Matters.

(a)            Roman, PubCo, and Merger Sub (i) have duly and timely filed (taking into account any valid extensions) all material Tax Returns that are required to be filed by them, and all such Tax Returns are true, correct, complete, and accurate in all material respects, and (ii) have timely paid (taking into account any valid extensions) all material Taxes required to be paid by them (whether or not shown as due on any Tax Returns).

(b)            Roman, PubCo, and Merger Sub have complied in all material respects with all applicable Laws relating to the reporting (including any information reporting), payment, collection, and withholding of all material amounts of Taxes and have duly and timely withheld or collected and paid or remitted over to the applicable Taxing Authority all material amounts of Taxes required to be withheld or collected and paid or remitted by Roman, PubCo, or Merger Sub in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor, or other third party.

(c)            There are no audits, examinations, or other Actions with respect to any material Taxes or Tax Returns of Roman, PubCo, or Merger Sub that are being conducted, pending, or proposed for which written notice has been received from a Taxing Authority by any of Roman, PubCo, or Merger Sub. No claim or deficiency has been asserted or assessed by any Authority in writing against Roman, PubCo, or Merger Sub for any material amount of Taxes that has not been paid, settled, or resolved.

(d)           No statute of limitations in respect of the assessment or collection of any material Taxes of Roman, PubCo, or Merger Sub has been waived or extended, which waiver or extension is in effect. None of Roman, PubCo, or Merger Sub has requested any extension of time within which to file any Tax Return (other than extensions obtained in the ordinary course of business or automatic extensions not requiring the consent of the applicable Taxing Authority), which Tax Return has since not been filed.

(e)            There is no material Lien (other than Permitted Liens) for Taxes upon Roman, PubCo, or Merger Sub or any of the assets of Roman, PubCo, or Merger Sub.

(f)            No written claim has ever been made by a Taxing Authority in a jurisdiction where Roman, PubCo, or Merger Sub has not paid any Tax or does not file Tax Returns that Roman, PubCo, or Merger Sub is or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction, which claim has not been paid, settled, or resolved.

(g)            None of Roman, PubCo, or Merger Sub is subject to income Tax in any country other than its country of formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in that country, and each of Roman, PubCo, and Merger Sub is a tax resident solely in its country of formation (or any political subdivision thereof).

(h)            Roman, PubCo, and Merger Sub (i) have not been a member of a consolidated, combined, unitary, affiliated, or other group for Tax purposes (other than a group the common parent of which is Roman, PubCo, or Merger Sub) and (ii) have no liability for the Taxes of any Person (other than Roman, PubCo, or Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or non-U.S. Tax Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business and the primary purpose of which is not Tax), or otherwise. Roman, PubCo, and Merger Sub are not, and have never been, a party to or bound by any Tax sharing, allocation, or indemnification Contract or similar Contract (excluding for this purpose any Contract entered into in the ordinary course of business and the primary purpose of which is not Tax).

(i)            Roman, PubCo, and Merger Sub will not be required to include any material amount in taxable income or exclude any material item of deduction from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local, or non-U.S. Tax Law) executed prior to the Closing, (ii) use of an improper method of Tax accounting for any taxable period ending on or prior to the Closing Date, or (iii) change in the Tax accounting method of Roman, PubCo, or Merger Sub for a taxable period ending on or prior to the Closing Date.

(j)            Roman, PubCo, and Merger Sub are in compliance in all material respects with all applicable transfer pricing Laws, including, to the extent required to be in material compliance, the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices and methodologies.

(k)           None of Roman, PubCo, or Merger Sub has ever made an election under Section 897(i) of the Code.

(l)            None of Roman, PubCo, or Merger Sub has been a “distributing corporation” or a “controlled corporation” in a distribution of shares intended to qualify for tax-free treatment under Section 355 of the Code.

(m)          Each of Roman and PubCo is classified as a corporation for U.S. federal income Tax purposes, and Merger Sub is classified as a disregarded entity for U.S. federal income Tax purposes since the date of its formation.

(n)           None of Roman, PubCo, or Merger Sub is treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code, or a domestic corporation as a result of the application of Section 7874(b) of the Code, in each case as defined in the Code as in effect on the date of this Agreement.

4.17            Roman Benefit Arrangements. Roman has never, and does not currently, maintain, sponsor, or contribute to, or have any liability pursuant to any plan, program, or arrangement that would fall under the definition of “Plan” determined as if such definition referenced Roman instead of the Company. Other than any officers as described in the Roman SEC Documents, Roman has never employed any employees. Other than repayment of working capital loans or cash advances made by, or reimbursement of any out-of-pocket expenses incurred by, Roman’s officers and directors in connection with activities on Roman’s behalf, Roman does not have any unsatisfied material liability with respect to any officer or director.

4.18            Business Activities; Contracts and Liabilities.

(a)            Since its incorporation, Roman has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation, or execution of this Agreement or any Ancillary Agreements, the performance of its covenants or agreements in this Agreement or any Ancillary Agreements, or the consummation of the Transactions, or (iii) those that are administrative, ministerial, or otherwise immaterial in nature.

(b)            There is no Contract binding upon Roman or to which Roman is a party that has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries, or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(c)            Except as set forth in Section 4.18(c) of the Roman Schedules, as of the date of this Agreement, Roman has no Indebtedness.

4.19           No Undisclosed Liabilities(a)         . Except for the liabilities (a) set forth in Roman Schedules Section 4.19, (b) that are either permitted pursuant to or incurred in accordance with this Agreement, (c) incurred in the ordinary course of business of Roman consistent with past practices, (d) for liabilities that are executory obligations arising under Contracts to which Roman is a party (none of which, with respect to the liabilities described in clause (c) and this clause (d), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law), (e) for the Roman Transaction Expenses, or (f) set forth or disclosed in the Roman Financial Statements included in the Roman SEC Documents, Roman has no liabilities of the type required to be set forth on a balance sheet in accordance with U.S. GAAP.

4.20            Roman Material Contracts. The Roman SEC Documents include true and correct copies (subject to redactions thereof) of each “material contract” required to be filed under Regulation S-K of the Exchange Act that is currently in effect and to which Roman is a party as of the date of this Agreement, other than confidentiality and non-disclosure agreements and this Agreement (such contracts, collectively, the “Roman Material Contracts”). Each Roman Material Contract is, as of the date of this Agreement, in full force and effect and is valid and binding upon and enforceable against each of the parties thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PUBCO PARTIES

Each of the PubCo Parties hereby represents and warrants to the Company and the Sellers as of the Effective Date and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

5.1            Organization, Good Standing, Corporate Power and Qualification. Merger Sub is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and subject to completion of its incorporation, PubCo is a public limited company, in each case, duly organized or incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation, as applicable. Each PubCo Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted. Each PubCo Party is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof). As of the Effective Date, the PubCo Parties have either delivered or made available to the Company accurate and complete copies of the Governing Documents of each PubCo Party, including all amendments thereto as in effect as of the date of this Agreement.

5.2            Capitalization.

(a)            As of the Effective Date, (i) PubCo has issued 7,750,000 Initial PubCo Shares and (ii) no other classes or series of PubCo capital stock are issued or outstanding.

(b)            As of the date of this Agreement, the authorized share capital of Merger Sub is $50,000 divided into 50,000,000 ordinary shares, par value $0.001 per share, one (1) of which are issued and outstanding.

(c)            All Initial PubCo Shares and Merger Sub Shares, in each case, that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid (in the case of Merger Sub) or quarter paid up (in the case of PubCo) and non-assessable, and have not been issued in violation of (i) the applicable PubCo Party’s Governing Documents or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right, or other similar right. Each PubCo Share and Merger Sub Share has the rights, preferences, privileges, and restrictions set forth in the applicable PubCo Party’s Governing Documents.

5.3            Due Authorization. Each PubCo Party has all requisite exempted company, corporate, or other similar power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. All exempted company, corporate, limited liability company, or other similar action on the part of each PubCo Party and their respective directors, officers, and shareholders or members necessary for the (a) authorization, execution, and delivery by each PubCo Party of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions, and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution, and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of each PubCo Party, enforceable against such Person in accordance with their respective terms, except as limited by the Enforceability Exceptions.

5.4            Compliance with Other Instruments. No PubCo Party is in violation of any term of its respective Governing Documents in any material respects, taken as a whole. No PubCo Party is in violation of any term or provision of any Order by which it is bound. The execution, delivery, and the performance by each PubCo Party of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time, or otherwise, (a) any violation of, conflict with, or require any consent, filing, notice, waiver, or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound, or (iii) any applicable Law, Permit, or Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens).

5.5            Compliance with Applicable Law. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each PubCo Party is in compliance with, and since the date of its organization has been in compliance with, all applicable Laws and (b) since the date of its organization, no PubCo Party has received any written notice of any violation of any Laws.

5.6            Non-Contravention. The execution and delivery of this Agreement by each PubCo Party does not, and the performance of this Agreement by each PubCo Party will not (i) contravene or conflict with the Governing Documents of such PubCo Party, (ii) assuming any applicable waiting periods referred to herein have expired, violate any provision of any Law or Order binding upon or applicable to the PubCo Party, (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of such PubCo Party or require any payment or reimbursement or result in a loss of any material benefit relating to the business of such PubCo Party to which such PubCo Party is entitled under any provision of any Permit, Contract, or other instrument or obligations binding upon such PubCo Party or by which any of the securities of such PubCo Party or any of such PubCo Party’s assets is or may be bound, or (iv) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the securities of such PubCo Party or any of such PubCo Party’s material assets, other than, in the cases of clauses (ii) to (iv), as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.7            No Prior Activities. Each of the PubCo Parties was formed and organized solely for the purpose of entering into this Agreement, the Ancillary Agreements to which it is or will be a party, the performance of its covenants and agreements in this Agreement and the Ancillary Agreements, and the consummation of the Transactions, and has not engaged in any activities or business other than those incidental or related to, or incurred in connection with, its organization and existence or the execution of this Agreement or any Ancillary Agreement to which it is or will be a party, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement, or the consummation of the Transactions, including the Merger and the Share Exchange.

5.8            Foreign Private Issuer. PubCo is and shall be, at any applicable measurement date commencing from the date thirty (30) days prior to the first filing of the Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE SIGNING SELLERS

Each Signing Seller, severally and not jointly, hereby represents and warrants to Roman as of the date hereof and as of the Closing Date, and to PubCo and Merger Sub as of the Effective Date and as of the Closing Date, the following, except as set forth in the Company Schedules, which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 13.18(a) (and any reference in this Agreement or any Ancillary Agreement to this ARTICLE VI or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Schedules in accordance with Section 13.18(a)):

6.1            Organization and Standing. Such Signing Seller, if not a natural person, is an entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of the jurisdiction of its formation and has all requisite entity power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

6.2            Authorization; Binding Agreement. Such Signing Seller has all requisite power, authority, and legal right and capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform such Signing Seller’s obligations hereunder and thereunder, and to consummate the Transactions. This Agreement has been, and each Ancillary Agreement to which such Signing Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Signing Seller, and assuming the due authorization, execution, and delivery of this Agreement and any such Ancillary Agreement by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid, and binding obligation of such Signing Seller, enforceable against such Signing Seller in accordance with its terms, subject to the Enforceability Exceptions.

6.3            Ownership. Such Signing Seller is the sole legal and beneficial owner of the Company Shares set opposite such Signing Seller’s name on Annex I hereto, holds unlimited and unconditional title to such Company Shares, and is entitled to transfer full legal and beneficial title of them on the terms set out in this Agreement, and its rights to the shares are not subject to reduction, rescission, or any type of nullification. There are no depositary receipts issued with respect to such Signing Seller’s Company Shares, nor do any third parties have any other type of beneficial interest in one or more of the Company Shares. The Company Shares are free and clear of any Liens. There are no proxies, voting rights, shareholders’ agreements, or other agreements or understandings to which such Signing Seller is a party or by which such Signing Seller is bound with respect to the voting or transfer of any of such Signing Seller’s Company Shares other than this Agreement and the Company’s Governing Documents. Upon delivery of such Signing Seller’s Company Shares to PubCo at the Share Exchange Effective Time in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares and good, valid, and marketable title to such Company Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by PubCo), will pass to PubCo.

6.4            Non-Contravention. The execution and delivery by such Signing Seller of this Agreement and each Ancillary Agreement to which it is a party or otherwise bound and the consummation by such Signing Seller of the Transactions, and compliance by such Signing Seller with any of the provisions hereof and thereof, will not (i) if such Signing Seller is an entity, conflict with or violate any provision of such Signing Seller’s Governing Documents, (ii) conflict with or violate any Law, order, or consent applicable to such Signing Seller or any of its properties or assets, or (iii) (A) violate, conflict with, or result in a breach of, (B) constitute a material default (or an event that, with notice or lapse of time or both, would constitute a material default) under, (C) result in the termination, withdrawal, suspension, cancellation, or modification of, (D) result in a right of termination or acceleration under, (E) give rise to any obligation to make payments (including as a penalty) or provide compensation under, (F) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Signing Seller under, (G) give rise to any obligation to obtain any third party consent or provide any notice to any Person, or (H) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate, or modify any right, benefit, obligation, or other term under, any of the terms, conditions, or provisions of any Contract to which such Signing Seller is a party or such Signing Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (ii) or (iii) that have not had and would not reasonably be expected to materially impair or delay the ability of such Signing Seller to consummate the Transactions.

6.5            No Litigation. There is no Action pending or, to the knowledge of such Signing Seller, threatened in writing, nor is any Order outstanding, against or involving such Signing Seller, whether at law or in equity, before or by any Authority, that would reasonably be expected to materially and adversely affect the ability of such Signing Seller to consummate the Transactions and discharge its obligations under this Agreement and the Ancillary Agreements to which such Signing Seller is or is required to be a party.

6.6            Information Supplied. None of the information supplied or to be supplied by such Signing Seller expressly for inclusion or incorporation by reference in the Registration Statement or any current report of Roman on Form 8-K shall, (i) in the case of the Registration Statement, on the effective date of the Registration Statement, (ii) in the case of the Registration Statement (or any amendment thereof or supplement thereto) or any current report of Roman on Form 8-K, when each is filed, made available, mailed, or distributed, as the case may be, and (iii) in the case of the Registration Statement, at the time of the Roman Shareholder Meeting and the Closing Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, none of the Signing Sellers make any representation, warranty, or covenant with respect to any information supplied by or on behalf of Roman or its Affiliates.

6.7            Independent Investigation. Such Signing Seller has conducted its own independent investigation, review, and analysis of the business, results of operations, condition (financial or otherwise), or assets of Roman, PubCo, and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Roman, PubCo, and Merger Sub for such purpose. Such Signing Seller acknowledges and agrees that:

(a)            in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Roman, PubCo, and Merger Sub set forth in this Agreement (including the related portions of the Roman Schedules) and in any certificate delivered to such Signing Seller pursuant hereto, and the information provided by or on behalf of Roman, PubCo, or Merger Sub for the Registration Statement; and

(b)            none of Roman, PubCo, Merger Sub, or their respective Representatives have made any representation or warranty as to Roman, PubCo, Merger Sub, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Roman Schedules) or in any certificate delivered to such Signing Seller pursuant hereto.

6.8            Transactions with Interested Persons.

(a)            None of the Signing Sellers or any of their respective Affiliates is a party to any Contract with any Group Company.

(b)            None of the Signing Sellers or any of their respective Affiliates nor any of the Group Companies is a party to any Contract or transaction with any manager, partner, director, officer, or employee of the Group Companies or any of the respective immediate family members or Affiliates of any of the foregoing Persons (any Contracts described in Company Schedules 6.8(a) and 6.8(b), the “Related Party Agreements”).

(c)            None of the Signing Sellers or any of their respective Affiliates, or any manager, partner, director, officer, or employee of the Group Companies owns, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any publicly traded corporation, provided such Person’s holdings therein, together with any holdings of such Person’s immediate family members and their respective Affiliates, are less than one percent (1%) of the outstanding shares or comparable interest in such publicly traded corporation in the aggregate) in, or serves as a manager, partner, director, officer, employee, independent contractor, member, stockholder, securityholder, or in another similar capacity of:

(i) any creditor, competitor, supplier, or distributor of any of the Group Companies or any of the Private Funds;

(ii) any Client or any Investor; or

(iii) any Person that, directly or indirectly, provides, or has provided, valuation and/or appraisal services: (A) to any of the Group Companies or any of the Private Funds or (B) in connection with or in regard to any Investment of any Group Company or any Private Fund.

ARTICLE VII
COVENANTS OF THE PARTIES

7.1            Conduct of Business. Each of the Group Companies, Roman, PubCo and Merger Sub covenants and agrees that:

(a)            From the date hereof until the earlier of (1) the date this Agreement is terminated in accordance with ARTICLE XII and (2) the Closing Date (such period, the “Interim Period”), unless, in the case of actions by the Group Companies, Roman shall otherwise have given prior written consent (which consent shall not be unreasonably conditioned, withheld, or delayed), or, in the case of actions by Roman or the PubCo Parties, the Company shall otherwise have given prior written consent (which consent shall not be unreasonably conditioned, withheld, or delayed), and except (x) as expressly required or permitted by this Agreement or any Ancillary Agreement, (y) in the case of the Group Companies, as set forth in Company Schedule 7.1 or, in the case of Roman or the PubCo Parties, as set forth in Roman Schedule 7.1, or (z) as required by applicable Law, each party hereto shall (A) operate and conduct its respective business in the ordinary course of business (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and (B) use its commercially reasonable efforts to preserve intact its business operations, goodwill, and business relationships with employees, clients, suppliers, and other third parties with whom it has material business relationships and to obtain and maintain any required Permits, and the Company shall use its commercially reasonable efforts to have all of its currently pending facilities and projects commence commercial operations in accordance with their design specifications and applicable Law. Without limiting the generality of the foregoing, during the Interim Period, except (x) as expressly required or permitted by this Agreement or any Ancillary Agreement, (y) in the case of the Group Companies, as set forth in Company Schedule 7.1 or, in the case of Roman or the PubCo Parties, as set forth in Roman Schedule 7.1, or (z) as required by applicable Law, without the prior written consent of the other parties hereto (which consent shall not be unreasonably conditioned, withheld, or delayed), neither the Group Companies, the PubCo Parties, nor Roman shall:

(i)            amend, modify, or supplement, or propose to the general meeting to amend, modify, or supplement its certificate of incorporation, articles of association, or bylaws or other organizational or governing documents, or propose, adopt, or effect any plan, or engage in, any reorganization, reclassification, liquidation, dissolution, or similar transaction;

(ii)            (x) with respect to the Group Companies, other than in the ordinary course of business consistent with past practice, amend, waive any provision of, or terminate prior to its scheduled expiration date, any Material Contract in a manner that is materially adverse to the interests of the Group Companies, or (y) with respect to Roman, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any right under the Trust Agreement (other than ministerial changes that do not have an economic impact);

(iii)          solely with respect to the Group Companies, enter into any Contract after the date of this Agreement, including for capital expenditures, that would be considered a Material Contract and would obligate the payment by a Group Company, as applicable, of more than $1,000,000 (individually), other than in the ordinary course of business consistent with past practices or other than any Contract contemplated by the strategic growth opportunities referenced in Company Schedule 7.1(a)(iii) and made available to Roman (the “2026 Company Business Plan”);

(iv)          solely with respect to the Group Companies, make any individual capital expenditures in excess of $2,500,000, except as contemplated by the 2026 Company Business Plan, and solely with respect to Roman and the PubCo Parties, make any capital expenditures;

(v)            (A) sell, assign, transfer, lease, license, sublicense, convey, covenant not to assert, pledge, or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, fail to maintain, let lapse, or otherwise dispose of any of the Group Companies’ or Roman’s, as applicable, material tangible or intangible assets or material rights, except pursuant to existing contracts or commitments that are set forth in Company Schedule 7.1(a)(v); or (B) disclose any trade secrets owned by the Group Companies to any Person other than pursuant to a written agreement sufficiently restricting the disclosure and use thereof by such Person;

(vi)          pay, declare, or promise to pay any dividends or other distributions with respect to its capital stock or other Equity Interests; or pay, declare, or promise to pay any other amount to any shareholder or other holder of Equity Interests in its capacity as such (which for the avoidance of doubt does not include payment of salary, benefits, commissions, and other regular and necessary customary payments made in the ordinary course of business consistent with past practices);

(vii)         (A) amend any term, right, or obligation with respect to any outstanding shares of its capital stock or other Equity Interests or (B) adjust, split, subdivide, combine, consolidate, or reclassify any of its Equity Interests;

(viii)        (A) make any loan, advance, or capital contribution to, or investments in, any Person; (B) incur, assume, guarantee or otherwise become liable for any Indebtedness (other than trade payables and other accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), including drawings under the lines of credit, if any, other than, in the case of Roman, loans or advances from the Sponsor or an Affiliate thereof or certain of Roman’s officers and directors to finance the Roman Transaction Expenses (which loans or advances shall not exceed $1,000,000 in the aggregate and shall be treated as a Roman Transaction Expense); (C) repay or satisfy any Indebtedness (other than trade payables and other accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices); or (D) amend or modify in any material respect any Indebtedness (other than trade payables and other accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices);

(ix)           solely with respect to Roman, suffer or incur any Lien, except for Permitted Liens, on Roman’s assets or properties;

(x)            delay, accelerate, or cancel, or waive any material right with respect to, any receivables or Indebtedness (other than trade payables and other accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices) owed to the Group Companies or Roman, as applicable, or write off or make reserves against the same;

(xi)            (A) merge or consolidate or enter into a similar transaction with, or acquire any business or the material assets of, any other Person; (B) be acquired by any other Person; or (C) form any Subsidiaries;

(xii)           terminate or allow to lapse any material insurance policy protecting any of a Group Company’s or Roman’s respective assets or properties, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii)         (A) solely with respect to Roman, adopt any severance, retention, or other employee plan, or (B) solely with respect to the Group Companies, fail to continue to make timely contributions to each employee health and welfare benefit plan in accordance with the terms thereof;

(xiv)         institute, waive, release, compromise, settle, or agree to settle any Action, in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary or equitable relief on such party;

(xv)          (A) solely with respect to Roman, except as required by U.S. GAAP, make any material change in its accounting policies, principles, methods, or practices or write down the value of its assets, or (B) solely with respect to the Group Companies, except as required by IFRS, make any material change in its accounting policies, principles, methods, or practices or write down the value of its assets;

(xvi)         change its principal place of business or jurisdiction of organization or enter into any new line of business;

(xvii)        sell, issue, redeem, assign, transfer, pledge, convey, repurchase, or otherwise dispose of any Equity Interests (other than (A) with respect to Roman, the Redemption, (B) in connection with the PIPE Financing, or (C) as otherwise contemplated by this Agreement or any Ancillary Agreement);

(xviii)       (A) make (inconsistent with past practice), change, or revoke any material Tax election; (B) change any annual Tax accounting periods or material method of Tax accounting; (C) amend any filed material Tax Return; (D) settle or compromise any claim, notice, audit report, assessment, or other Action with any Taxing Authority in respect of a material amount of Taxes of the Group Companies; (E) enter into any Tax allocation, Tax sharing, Tax indemnity, or similar agreement (excluding for this purpose a Contract entered into in the ordinary course of business and the primary purpose of which is not Tax) or any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provisions of state, local, or non-U.S. Tax Law); (F) affirmatively surrender or forfeit any right to claim a material Tax refund; (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes; (H) take any action that would change the classification of the Group Companies for U.S. federal (and applicable state and local) income Tax purposes or liquidate or otherwise dissolve the Company; (I) seek any Tax ruling from any Taxing Authority; or (J) initiate or enter into any voluntary disclosure agreement or similar agreement with any Taxing Authority;

(xix)         take any action, or fail to take any action, or become obligated to take or fail to take any action, where such action or failure could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended U.S. Tax Treatment;

(xx)          solely with respect to Roman, enter into any transaction with, distribute or advance any assets or property to, or incur any liabilities to any of its Affiliates, other than (A) the payment of salary and benefits in the ordinary course consistent with past practices or (B) as contemplated by the exceptions set forth in Section 7.1(a)(viii)(B);

(xxi)         solely with respect to the Group Companies, other than as explicitly contemplated hereunder, (A) grant any severance, retention, change in control, or termination or similar pay to any Group Companies’ director or senior executive, (B) terminate, adopt, enter into, or materially amend or grant any new awards under any Plan or any plan, policy, practice, program, agreement, or other arrangement solely for the benefit of any Group Companies’ director or senior executive that would be deemed a Plan as of the date hereof, (C) materially increase the cash compensation, severance, termination, or bonus opportunity of any Group Companies’ director or senior executive, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Group Companies to any Group Companies’ director or senior executive, (E) terminate the employment or engagement, other than for cause, of any employee or independent contractor with an annual compensation in excess of $350,000, (F) make any loan to any Group Companies’ director or senior executive, other than advancement of expenses in the ordinary course of business consistent with past practices, or (G) enter into, amend, or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; and

(xxii)        solely with respect to the Group Companies, enter into any Affiliate Transactions.

7.2            Exclusivity.

(a)            During the Interim Period, neither the Company and the Sellers, on the one hand, nor Roman, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, directly or indirectly, (i) encourage, facilitate, solicit, initiate, engage, or participate in any discussions or negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, including furnishing (including through any virtual data room) any information relating to the Company or Roman, respectively, or any of their respective assets or businesses, or affording access to the assets, business, properties, books, or records of the Company or Roman, respectively, to any Person for the purpose of facilitating an Alternative Transaction, or (iii) approve, recommend, endorse, or enter into any Alternative Transaction or any Contract related to any Alternative Transaction or publicly announce an intention to enter into an Alternative Transaction. Immediately following the execution of this Agreement, the Company and Roman shall each, and shall cause each of its respective Representatives to, terminate any existing discussion or negotiations with any Persons other than Roman, on the one hand, or the Company, on the other hand, concerning any Alternative Transaction. Each party to this Agreement shall be responsible for any acts or omissions of any of its Representatives that, if they were the acts or omissions of such party, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the other party may have against such Representatives of such party with respect to any such acts or omissions), solely to the extent such Representative is acting on behalf of such party in connection with this Agreement. For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions (in a single transaction or series of transactions) involving the Company, on the one hand, or Roman, on the other hand, as applicable, and in each case other than the Transactions: (A) any direct or indirect merger, consolidation, share exchange, business combination, reconsolidation, recapitalization, reorganization, liquidation, dissolution, or other similar transaction, or (B) any direct or indirect sale, lease, license, exchange, transfer, option, or other disposition of (x) all or a material portion of the assets or properties of the Company, on the one hand, or Roman, on the other hand, as applicable, or (y) any class or series of the capital stock or other Equity Interests or debt securities or profit interests of the Company, on the one hand, or Roman, on the other hand.

(b)            In the event that an inquiry, proposal, offer, or indication of interest in entering into an Alternative Transaction (each, an “Alternative Proposal”) is communicated to the Company, a Seller, or any of their respective Representatives, the Company or such Seller shall, as promptly as practicable (and in any event within three (3) Business Days after receipt thereof), advise Roman, orally and in writing, of such Alternative Proposal, the material terms and conditions thereof (including any changes thereto), and the identity of the Person making such Alternative Proposal. The Company and the Sellers shall keep Roman informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

(c)            In the event that an Alternative Proposal is communicated to the Sponsor, Roman, or any of their respective Representatives, Roman shall, as promptly as practicable (and in any event within three (3) Business Days after receipt thereof), advise the Company, orally and in writing, of such Alternative Proposal, the material terms and conditions thereof (including any changes thereto), and the identity of the Person making such Alternative Proposal. Roman shall keep the Company informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

7.3         Access to Information. During the Interim Period, the Company and Roman shall each, to the best of its ability, (a) continue to give such other party and such other party’s legal counsel and other Representatives access to the offices, properties, employees, and Books and Records of the Company, on the one hand, and Roman, on the other hand, as applicable, (b) furnish to the other party, its legal counsel, and its other Representatives such financial and operating data and other information relating to the Company, on the one hand, and Roman, on the other hand, as applicable, as such Persons may reasonably request, and (c) cause its employees, legal counsel, accountants, and other Representatives to cooperate with such other party and its Representatives in such other party’s investigation of the Company (in the case of the Company) or Roman (in the case of Roman); provided that any access granted pursuant to this Section 7.3 shall utilize commercially reasonable security measures and be during normal business hours and upon reasonable prior written notice and in such manner as not to interfere unreasonably with the conduct of the Group Companies’ business (in the case of the Company) or the business of Roman (in the case of Roman). Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party hereto shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgment, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine, or similar privilege, (ii) violate any applicable Law to which it is subject, or (iii) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure, or privacy; provided that the Company and Roman shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such waiver or violation.

7.4            Notices of Certain Events. During the Interim Period, each of Roman and the Company shall promptly notify such other party of:

(a)            any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or PubCo, post-Closing) to any such Person or create any Lien on any of the Company’s or PubCo’s assets;

(b)            any notice or other communication from any Authority in connection with the Transactions;

(c)            the occurrence of any fact or circumstance that constitutes or results in, or would reasonably be expected to constitute or result in, a Material Adverse Effect or Roman Material Adverse Effect; and

(d)            any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE XI not to be satisfied.

No notice pursuant to this Section 7.4 shall affect any representation or warranty in this Agreement of any party hereto, or any condition to the obligations of any party hereto.

7.5            Cooperation with Registration Statement and Proxy Statement/Prospectus; Other Filings.

(a)            As promptly as practicable following the date of this Agreement (and in any event within four (4) Business Days thereafter), Roman shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”), and the parties hereto shall issue a joint press release announcing the execution of this Agreement and any Ancillary Agreements being executed concurrently herewith. Roman shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(b)            The Company shall promptly provide to Roman and PubCo such information concerning the Company and the Company Shareholders as is either required by the federal securities laws or reasonably requested by Roman and PubCo for inclusion in the Registration Statement and Offer Documents. As promptly as practicable after the receipt by Roman and PubCo from the Company of all such information, including the Company PCAOB Audited Financial Statements, Roman, PubCo, and the Company shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Roman Ordinary Shares sufficient to obtain Roman Shareholder Approval at a general meeting (whether annual or extraordinary) of holders of Roman Ordinary Shares to be called and held for such purpose (the “Roman Shareholder Meeting”). Such proxy materials shall be in the form of a combined proxy statement and prospectus (the “Proxy Statement/Prospectus”), which shall be included in the Registration Statement filed by PubCo with the SEC. PubCo shall promptly respond to any SEC comments on the Registration Statement. Roman shall pay the filing fees required in connection with filing the Registration Statement. The Proxy Statement/Prospectus, the Registration Statement, and the documents included or referred to therein, together with any supplements, amendments, or exhibits thereto, are referred to herein as the “Offer Documents.”

(c)            PubCo shall, each time before any Offer Document is filed with the SEC, (i) permit the Company, Roman, and their respective counsel to review and comment on the Offer Documents and (ii) consider any such comments in good faith. As promptly as practicable after receipt thereof, PubCo shall provide to the Company, Roman, and their respective counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between PubCo or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Offer Documents, and, in each case, shall consult with the Company, Roman, and their respective counsel concerning any such correspondence and shall give the Company, Roman, and their respective counsel reasonable opportunity to participate in the response to any such correspondence and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by permitting the Company’s and Roman’s respective counsel to participate with PubCo’s counsel in any discussions or meetings with the SEC. PubCo will advise the Company and Roman, as promptly as practicable after it receives notice thereof, of the time when the Registration Statement or Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement is declared effective or any stop order relating to the Registration Statement is issued.

(d)            As soon as practicable following the date on which the Registration Statement is declared effective by the SEC (such effective date, the “F-4 Effective Date”), Roman shall distribute the Proxy Statement/Prospectus to the holders of Roman Ordinary Shares and, pursuant thereto, shall call the Roman Shareholder Meeting in accordance with the Roman Articles and all applicable Laws of the Cayman Islands, and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Transactions and the other matters presented to the Roman Shareholders for approval or adoption at the Roman Shareholder Meeting, including the Roman Proposals.

(e)            PubCo, Roman, and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the Roman Articles, and all applicable Laws of the Cayman Islands and Nasdaq in the preparation, filing, and distribution of the Offer Documents, as applicable, the solicitation of proxies under the Proxy Statement/Prospectus, and the calling and holding of the Roman Shareholder Meeting. Without limiting the foregoing, Roman shall ensure that each of the Registration Statement, as of the F-4 Effective Date, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the Roman Shareholders and as of the date of the Roman Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Roman shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Offer Documents). Each of the Company, PubCo, and Roman represent and warrant that the information relating to each respective party and supplied by such party for inclusion in the Offer Documents, as of the F-4 Effective Date, the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the Roman Shareholders, the Redemption deadline pursuant to the Roman Articles and Trust Agreement, or at the time of the Roman Shareholder Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Merger Effective Time, a change in the information relating to the Company or any other information furnished by PubCo, Roman, Merger Sub, or the Company for inclusion in the Offer Documents that would make the preceding sentence incorrect should be discovered by PubCo, Roman, Merger Sub, or the Company, as applicable, such party shall promptly notify the other parties hereto of such change or discovery, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Roman Shareholders. In connection therewith, PubCo, Roman, Merger Sub, and the Company shall instruct their respective employees, counsel, financial advisors, auditors, and other authorized Representatives to reasonably cooperate with Roman as relevant if required to achieve the foregoing.

(f)            In accordance with the Roman Articles and applicable Laws, including the Cayman Companies Act and rules and regulations of Nasdaq, in the Proxy Statement/Prospectus (as applicable), Roman shall seek from the holders of Roman Ordinary Shares the approval of the following proposals: (i) approval of this Agreement and the Transactions (the “Business Combination Proposal”); (ii) approval, as a special resolution, of the Merger pursuant to the Plan of Merger (the “Merger Proposal”); (iii) approval of the election of the persons in accordance with Section 2.7(a) hereto as directors of PubCo (the “Director Election Proposal”); (iv) approval of the PubCo Equity Incentive Plan and the PubCo ESPP (collectively, the “Equity Plan Proposals”); (v) approval to adjourn the Roman Shareholder Meeting, if necessary or desirable; and (vi) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as determined by Roman (the proposals set forth in the foregoing clauses (i) through (vi) collectively, the “Roman Proposals”).

(g)            PubCo, the Company, and Roman shall use their respective best efforts to cause the Registration Statement to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable. The Offer Documents shall provide the public shareholders of Roman with the opportunity to effect the Redemption at the Redemption Price, all in accordance with the Roman Articles, the Trust Agreement, applicable Law, and any applicable rules and regulations of the SEC.

(h)           Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreements, Roman and PubCo may make any public filing with respect to the Merger and the other Transactions to the extent required by applicable Law; provided that Roman and PubCo shall use their respective best efforts to provide the Company reasonable time to review, and shall consider in good faith any comments from the Company on, any such filings prior to the filing thereof.

(i)            Roman shall call and hold the Roman Shareholder Meeting as promptly as practicable (subject to applicable rules and regulations of the SEC), but in any event within thirty (30) days, after the F-4 Effective Date for the purpose of seeking the approval of each of the Roman Proposals, and Roman shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Roman shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger, the other Transactions, and this Agreement. The Company acknowledges that a substantial portion of the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations, and financial condition. Accordingly, the Company agrees to as promptly as reasonably practicable provide Roman and PubCo with such information as shall be reasonably requested by Roman for inclusion in or attachment to the Proxy Statement/Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Prospectus or responses to comments from the SEC or its staff in connection therewith. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers, and employees available to Roman, PubCo, and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(j)            Prior to Closing, PubCo shall begin preparing a draft Current Report on Form 8-K or Shell Company Report on Form 20-F in connection with and announcing the consummation of the Transactions contemplated by this Agreement, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K or Form 20-F (the “Closing Report”). PubCo shall provide the Company and Roman with a reasonable opportunity to review and comment on the Closing Report prior to its filing and shall consider such comments in good faith. Prior to the Closing, the parties hereto shall prepare a mutually agreeable press release announcing the consummation of the Transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with or promptly following the Closing, PubCo shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Report with the SEC.

7.6            Company Financial Statements and Financial Information; 2026 Company Business Plan.

(a)            The Company shall use commercially best efforts to provide Roman and PubCo by April 15, 2026, with (i) audited financial statements, including balance sheets, statements of operations, statements of cash flows, and statements of shareholders’ equity, of the Company as of and for each of the years ended December 31, 2024, and December 31, 2025, in each case, prepared in accordance with IFRS and Regulation S-X and audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Company PCAOB Audited Financial Statements”), (ii) management’s discussion and analysis of financial condition and results of operations for the periods covered by the Company PCAOB Audited Financial Statements, prepared in accordance with Item 303 of Regulation S-K (or comparable disclosure requirements under applicable SEC rules), which shall include, at a minimum, discussions of liquidity and capital resources, results of operations, critical accounting policies and estimates, and known trends or uncertainties that have had or are reasonably likely to have a material impact on the Company’s financial condition or results of operations, and (iii) all information, assistance, and cooperation reasonably necessary for the preparation of unaudited pro forma condensed combined financial information of PubCo in accordance with Article 11 of Regulation S-X, giving effect to the Transactions, including management assumptions, transaction accounting adjustments, and supporting documentation as reasonably requested by Roman, PubCo, or their respective auditors and advisors.

(b)            The Company shall use its reasonable best efforts to provide Roman and PubCo by the end of each calendar quarter during the Interim Period, or as promptly as reasonably practicable thereafter, the unaudited financial statements, including balance sheets, statements of operations, statements of cash flows, and statements of shareholders’ equity, of the Company as of and for each interim period required to be presented in the Registration Statement, in each case, prepared in accordance with IFRS and Regulation S-X and reviewed in accordance with SAS 100 review procedures (the “Company Unaudited Interim Financial Statements”).

(c)            The Company shall use its reasonable best efforts to promptly provide Roman and PubCo with additional Company financial information reasonably requested by Roman or PubCo for inclusion in the Registration Statement, the Proxy Statement/Prospectus, and any other filings to be made by Roman or PubCo with the SEC. Notwithstanding the generality of the foregoing, the Company shall reasonably cooperate with Roman and PubCo in connection with the preparation for inclusion in the Offer Documents of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form F-4.

(d)           During the Interim Period, upon request from Roman or PubCo, the Company shall provide Roman with a monthly update, including an interim month end balance sheet and statement of profit and loss, of the Company’s cash position and overall performance relative to the 2026 Company Business Plan.

7.7            Reasonable Best Efforts; Further Assurances; Governmental Consents.

(a)            Except with respect to the matters set forth in Section 7.5, which shall be governed by the terms and conditions of Section 7.5, or otherwise as subject to the terms and conditions of this Agreement, each party hereto shall, as promptly as reasonably practicable, make, or cause or be made, all filings and submissions required under any applicable Antitrust Laws to consummate the Transactions (including those under the HSR Act). In the case of any filings required under the HSR Act, each party shall make such filings no later than fifteen (15) Business Days from the execution of this Agreement (and any filing fees associated therewith shall be paid by Roman). Further, each party hereto shall use its reasonable best efforts, and shall cooperate fully with the other parties hereto, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the Transactions, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals, and other authorizations from all applicable Authorities or other third Persons prior to the Merger Effective Time, (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions. The parties hereto shall execute and deliver such other documents, certificates, agreements, and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the Transactions.

(b)            Except with respect to the matter set forth in Section 7.5, which shall be governed by the terms and conditions of Section 7.5, or otherwise as subject to applicable Law, each of the Company, PubCo, and Roman agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents, or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the Transactions, and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the Transactions, either in person or by telephone, with any Authority in connection with the Transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (ii), (iii), and (iv) above, materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)            If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use their reasonable best efforts to take all such action.

7.8            Confidentiality.

(a)            Each party hereto acknowledges and understands that, in connection with the Transactions, it will receive certain Confidential Information of the other parties hereto (the recipient of such Confidential Information, the “Recipient,” and the party hereto disclosing such Confidential Information, the “Disclosing Party”). During the Interim Period, and, in the event that this Agreement is terminated pursuant to ARTICLE XII, for a period of two (2) years after such termination, the Recipient shall, and shall instruct its Representatives to, use Confidential Information solely for the purpose of consummating the Transactions, and, in furtherance and not in limitation of the foregoing, shall (i) undertake commercially reasonable precautions to safeguard and protect the confidentiality of the Confidential Information; (ii) not disclose or cause to be disclosed in any manner whatsoever, directly or indirectly, in whole or in part, Confidential Information, except as is expressly permitted under this Agreement; and (iii) except as permitted by Section 7.8(c) below, disclose the Confidential Information only to its Representatives who have been advised by the Recipient of the existence of this Section 7.8 and have been instructed to comply with the provisions of this Section 7.8, or are otherwise subject to a confidentiality agreement with the Disclosing Party.

(b)            The term “Confidential Information” means all documents, information (whether oral, written, or electronic), interpretations, and other materials about the Disclosing Party and its Subsidiaries or the Disclosing Party’s or its Subsidiaries’ business furnished by the Disclosing Party to the Recipient or its Representatives in connection with this Agreement or the Transactions, in each case, that are non-public, confidential, or proprietary, including without limitation, non-public, confidential, or proprietary information related to accounting, financial matters, tax, legal and operational information, proprietary oral, written, or electronic communications, confidential memoranda, presentations, notes, reports, analyses, compilations, forecasts, data, studies, or other documents or materials prepared by the Disclosing Party or its Representatives, or prepared by the Recipient or its Representatives to the extent based on the information or materials referenced in this first sentence of Section 7.8(b). The term “Confidential Information” does not include information that: (i) is, was, or becomes available to the public other than as a result of a disclosure by the Recipient or any of its Representatives in violation of this Section 7.8 or any other contractual or legal obligation of confidentiality to the Disclosing Party; (ii) is, was, or becomes available to the Recipient or any of its Representatives from a source other than the Disclosing Party or its Representatives if such source is not known by the Recipient at the time of the disclosure to be bound by a confidentiality agreement with, or other known contractual or legal obligation of confidentiality to, the Disclosing Party with respect to such information; (iii) was or is independently developed by the Recipient or its Representatives without using or referencing Confidential Information; (iv) is obtained by the Recipient or its Representatives through subpoena, formal legal proceedings or discovery, or other process; (v) is determined by a court of competent jurisdiction not to be Confidential Information pursuant to a final order not subject to appeal; (vi) is already within the Recipient’s possession prior to it being furnished to the Recipient or its Representatives by or on behalf of the Disclosing Party and not covered by some other confidentiality obligation between the Recipient and the Disclosing Party; or (vii) is agreed by the Disclosing Party in writing (including by email) not to be Confidential Information.

(c)            Notwithstanding anything to the contrary in this Section 7.8, the Recipient may disclose any Confidential Information in the event that the Recipient or its Representatives are required (as determined in good faith by the Recipient or such Representative upon the advice of counsel) to disclose all or any portion of the Confidential Information by any applicable Law or applicable stock exchange rules or by request of any Authority (whether by oral questions, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand, or other similar process). Notwithstanding the foregoing, with respect to any such request made under applicable Law, to the extent reasonably practicable and permitted by applicable Law, the Recipient agrees to promptly notify the Disclosing Party of such request so that the Disclosing Party may intervene (at the Disclosing Party’s sole cost and expense) to take legally available steps to resist or narrow such request, including the Disclosing Party’s efforts to seek a protective order or other appropriate remedy (at the Disclosing Party’s sole cost and expense). In addition, to the extent permitted by applicable Law, the Recipient will not oppose and, to the extent requested by the Disclosing Party, will use commercially reasonable efforts to cooperate with the Disclosing Party (at the Disclosing Party’s sole cost and expense) with regard to any action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information, or to resist or narrow the request or requirement for information. Provided the Recipient and its Representatives comply with the notice and other provisions of this Section 7.8(c), if the Recipient or any of its Representatives is requested by any Authority or is required by applicable Law to disclose Confidential Information, the Recipient or its Representatives may disclose that portion of the Confidential Information that the Recipient or any of its Representatives reasonably believes is requested or required by applicable Law without any liability for such disclosure. Notwithstanding anything in this Agreement to the contrary, the Recipient and its Representatives may disclose Confidential Information without notice or other obligation to the Disclosing Party or taking any other action hereunder in connection with routine supervisory examinations, inspections, investigations, or inquiries by an auditor, banking or other regulatory or self-regulatory authorities having jurisdiction or any other ordinary course regulatory audits of the Recipient’s or any of its Representatives’ respective businesses, provided that such examinations, inspections, investigations, or inquiries are not specifically directed at the Disclosing Party, the Transactions, or any Confidential Information (as determined by the Recipient or such Representative upon the advice of counsel).

(d)            Upon the Disclosing Party’s written request (email being sufficient), the Recipient shall (within five Business Days following the receipt of such written request), and shall promptly direct its Representatives to, deliver to the Disclosing Party or, at the option of the Recipient, destroy (to the extent technically and reasonably practicable) all written Confidential Information without retaining, in whole or in part, any copies, extracts, or other reproductions (whatever the form or storage medium) of such Confidential Information, and, if applicable, upon written request, shall confirm the destruction of such Confidential Information in writing (which may be by email) to the Disclosing Party. Notwithstanding the foregoing sentence, the Recipient and its Representatives may retain: (i) that portion of the Confidential Information that consists of copies, electronic copies, notes, analyses, compilations, studies, interpretations, or other documents prepared by the Recipient or any Representative of the Recipient; (ii) such documents, records, and copies as it reasonably believes may be required in order to satisfy any internal compliance, record keeping, retention policies and/or procedures or Law to which the Recipient or such Representative is subject; (iii) any portion of the Confidential Information that is no longer in their sole custody and control pursuant to a prior disclosure under Law; (iv) Confidential Information contained in backup tapes or other media made in the ordinary course of business pursuant to automated archival processes; and (v) any portions of the Confidential Information that have been disclosed to the public pursuant to the terms of this Agreement.

(e)            The Company acknowledges and agrees that it is aware, and its Affiliates and Representatives are aware (or upon receipt of any material nonpublic information of Roman, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. The Company hereby agrees, except in connection with or support of the Transactions and as contemplated by this Agreement, while any of them are in possession of such material nonpublic information, during the Interim Period, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Roman, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

7.9            Directors’ and Officers’ Indemnification and Liability Insurance.

(a)            The parties hereto agree that for a period of six (6) years from the Closing Date, the parties hereto shall, and shall cause PubCo to, maintain in effect, in favor of any individual who, at or prior to the Closing, was a director or officer of Roman, Merger Sub or any Group Company, as the case may be, or who, at the request of Roman, Merger Sub or the Company, as the case may be, served as a director, officer, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”), the exculpation, indemnification and advancement of expenses provisions of Roman’s, Merger Sub’s and the Group Companies’ respective organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Roman, Merger Sub or the applicable Group Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, (which, for the avoidance of doubt, shall provide for the advancement of reasonable attorneys’ fees and expenses of any such Person as incurred to the fullest extent permitted under applicable Law (including in connection with any Action brought by any such Person to enforce his or her rights under this Section 7.9)) and the parties hereto shall, and shall cause PubCo to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Actions pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing Date, PubCo shall honor, in accordance with their respective terms, each of the covenants contained in this Section 7.9 without limit as to time.

(b)           At or prior to the Closing, each of Roman and the Company shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is currently covered by a directors’ and officers’ liability insurance policy of Roman and the Company, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; provided that in no event shall Roman and the Company, respectively, be required to expend on the premium thereof in excess of 350% of the aggregate annual premiums currently payable by Roman and the Company, respectively, with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. From and after the Merger Effective Time, Roman shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by PubCo and the Surviving Company, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.9(b).

(c)            The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the organizational documents of Roman, Merger Sub, or the Company, any other indemnification arrangement, any Law or otherwise. The obligations of Roman and the Company under this Section 7.9(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 7.9 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third party beneficiary of this Section 7.9.

(d)           If Roman or, after the Closing, PubCo or the Surviving Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of PubCo or the Surviving Company, as applicable, assume the obligations set forth in this Section 7.9.

7.10            Certain Tax Matters.

(a)            For U.S. federal (and applicable state and local) income Tax purposes, each party agrees to file all applicable Tax Returns consistent with, and take no position inconsistent with, the Intended U.S. Tax Treatment (whether in audits, Tax Returns or otherwise) unless otherwise required by any Authority as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local Tax Law).

(b)           Neither Roman, PubCo nor Merger Sub shall (and no such Person shall permit or cause any of its Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended U.S. Tax Treatment. Each of the parties acknowledges and agrees that each has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement.

(c)            Each of Roman, PubCo and Merger Sub shall use commercially reasonable efforts to notify the other parties to this Agreement in writing if, before the Closing Date, any such party knows or has reason to believe that the Transactions would not qualify for the Intended U.S. Tax Treatment.

(d)           In the event the SEC requires that an opinion of the Tax consequences of, or related to, the Transactions be issued in connection with the Registration Statement or the Proxy Statement/Prospectus, (i) to the extent such opinion is with respect to (A) the Tax consequences of the Transactions to the Pre-Closing Roman Holders or (B) the Intended U.S. Tax Treatment, Roman shall use commercially reasonable efforts to cause such opinion (as so required by the SEC) to be issued, subject to customary assumptions and limitations, by its Tax advisors or counsel, and (ii) to the extent such opinion is with respect to the Tax consequences of the Transactions (including, for the avoidance of doubt, the Share Exchange) to the equityholders of the Company and not otherwise covered in (i), the Company shall use commercially reasonable efforts to cause such opinion (as so required by the SEC) to be issued subject to customary assumptions and limitations, by its Tax advisors or counsel. Each of the parties hereto shall, and shall cause its Affiliates, Subsidiaries or Representatives to, reasonably cooperate in good faith with one another in connection with the issuance of such a Tax opinion described in this Section 7.10(d), including using commercially reasonable efforts to execute and deliver customary Tax representation letters to the applicable Tax advisors or counsel, upon reasonable request therefore, dated as of the necessary date and signed by an officer of the applicable party and in form and substance reasonably satisfactory to such Tax advisors or counsel, containing customary representations and warranties, as are reasonably necessary or appropriate to enable such Tax advisors or counsel to render any such opinion.

(e)            From and after the Closing, the parties hereto shall cooperate in connection with Tax compliance matters, including any reasonable requests from any Pre-Closing Roman Holders in connection with matters relating to Roman’s (or, following the Merger Effective Time, PubCo’s) U.S. federal tax classification as a “passive foreign investment company” or “controlled foreign corporation” for any taxable period (or portion thereof) ending on or prior to the Closing Date. PubCo shall, if applicable, following a written request from a Pre-Closing Roman Holder, use commercially reasonable efforts to timely provide to such Pre-Closing Roman Holders (i) a PFIC Annual Information Statement to enable such holders to make or maintain a “Qualifying Electing Fund” election under Section 1295 of the Code for any such taxable period, and (ii) information to enable such holders to report their allocable share of income under Sections 951 and 951A of the Code for any such taxable period.

(f)            All Transfer Taxes shall be paid by PubCo. After the Closing Date, PubCo will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, the Company equityholders and PubCo will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. Each party hereto shall (and shall cause its Affiliates to) use commercially reasonable efforts to provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

7.11          Litigation. During the Interim Period, Roman and the PubCo Parties, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Actions (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced (or to such party’s knowledge threatened) against, in the case of Roman or the PubCo Parties, any of Roman, the PubCo Parties or any of their Representatives (in their capacity as a representative of Roman or such PubCo Party) or, in the case of the Company, the Company or any of its respective Representatives (in their capacity as a representative of the Company). Roman, the PubCo Parties and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in (subject to a customary joint defense agreement), but not control, the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. In no event shall (A) any of Roman, the PubCo Parties or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) or (B) the Company or any of its Representatives settle or compromise any Transaction Litigation without Roman’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

7.12            PIPE Financing.

(a)            During the Interim Period, Roman and PubCo shall use commercially reasonable efforts to arrange and execute the PIPE Financing, on terms and conditions to be mutually agreed by Roman, PubCo and the Company that would provide the aggregate financing in an aggregate amount of at least $100,000,000. Each of Roman, PubCo and the Company shall use its commercially reasonable efforts to cooperate with each other in connection with the arrangement of any PIPE Financing as may reasonably be requested by each other.

(b)            Unless otherwise consented in writing by each of the Company and Roman (which consent shall not be unreasonably withheld, conditioned or delayed), PubCo shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements or substitutions of, any of the Subscription Agreements; provided that PubCo may, without such consent, make immaterial or administrative amendments, modifications, waivers or consents that do not materially and adversely affect the Company or its Affiliates, or replace a PIPE Investor with one or more other PIPE Investors on terms that are not less favorable to PubCo and the Company in any material respect. Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable (subject to applicable Law, confidentiality obligations and the fiduciary duties of the directors of PubCo and the Company) to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreement and to: (i) satisfy on a timely basis all conditions and covenants applicable to it in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) without limiting the rights of any party to enforce certain of such Subscription Agreements, in the event that all conditions in the Subscription Agreements (other than conditions that the Company, Roman, PubCo or any of their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the closings under the Subscription Agreements) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) confer with each other regarding timing of the expected closings under the Subscription Agreements; and (iv) deliver notices to the applicable counterparties to the Subscription Agreements in accordance with the terms thereof sufficiently in advance of the Closing to cause them to fund their obligations at the time(s) required thereunder. Without limiting the generality of the foregoing, the Company, Roman or PubCo, as applicable, shall each give the other parties prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Subscription Agreements known to the Company, Roman or PubCo, as applicable; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreements by the Company, Roman or PubCo, as applicable, with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Subscription Agreements or any provisions of any Subscription Agreements; and (C) if the Company, Roman or PubCo, as applicable, do not expect PubCo to receive, all or portion of the PIPE Financing Amount on the terms, in the manner or from one or more investors as contemplated by the Subscription Agreements. The Company, Roman and PubCo shall take, or cause the applicable transfer agent to take, all actions required under the Subscription Agreements with respect to the timely book-entry or other records evidencing the PubCo Shares as and when required under any such Subscription Agreements. Each of the parties shall use its reasonable efforts to, and shall use commercially reasonable efforts to cause its financial advisors to, keep the other parties and the other parties’ financial advisors reasonably informed with respect to the PIPE Financing during such period, including by (1) providing regular updates and (2) consulting and cooperating with, and considering in good faith any feedback from, the other parties or the other parties’ financial advisors with respect to the PIPE Financing.

7.13           Convertible Note Financing.

(a)            During the Interim Period, Roman and PubCo shall use commercially reasonable efforts to arrange and execute the Convertible Note Financing, on terms and conditions to be mutually agreed by Roman, PubCo and the Company that would provide the aggregate financing in an aggregate amount of at least $10,000,000. Each of Roman, PubCo and the Company shall use its commercially reasonable efforts to cooperate with each other in connection with the arrangement of any Convertible Note Financing as may reasonably be requested by each other.

(b)            Unless otherwise consented in writing by each of the Company and Roman (which consent shall not be unreasonably withheld, conditioned or delayed), PubCo shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements or substitutions of, any of the Note Purchase Agreements; provided that PubCo may, without such consent, make immaterial or administrative amendments, modifications, waivers or consents that do not materially and adversely affect the Company or its Affiliates, or replace a Note Investor with one or more other Note Investors on terms that are not less favorable to PubCo and the Company in any material respect. Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable (subject to applicable Law, confidentiality obligations and the fiduciary duties of the directors of PubCo and the Company) to consummate the transactions contemplated by the Note Purchase Agreements on the terms and conditions described therein, including maintaining in effect the Note Purchase Agreement and to: (i) satisfy on a timely basis all conditions and covenants applicable to it in the Note Purchase Agreements and otherwise comply with its obligations thereunder, (ii) without limiting the rights of any party to enforce certain of such Note Purchase Agreements, in the event that all conditions in the Note Purchase Agreements (other than conditions that the Company, Roman, PubCo or any of their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the closings under the Note Purchase Agreements) have been satisfied, consummate the transactions contemplated by the Note Purchase Agreements at or prior to the Closing; (iii) confer with each other regarding timing of the expected closings under the Note Purchase Agreements; and (iv) deliver notices to the applicable counterparties to the Note Purchase Agreements in accordance with the terms thereof sufficiently in advance of the Closing to cause them to fund their obligations at the time(s) required thereunder. Without limiting the generality of the foregoing, the Company, Roman or PubCo, as applicable, shall each give the other parties prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Note Purchase Agreements known to the Company, Roman or PubCo, as applicable; (B) of the receipt of any written notice or other written communication from any party to any Note Purchase Agreements by the Company, Roman or PubCo, as applicable, with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Note Purchase Agreements or any provisions of any Note Purchase Agreements; and (C) if the Company, Roman or PubCo, as applicable, do not expect PubCo to receive, all or portion of the Convertible Note Financing Amount on the terms, in the manner or from one or more investors as contemplated by the Note Purchase Agreements. The Company, Roman and PubCo shall take, or cause the applicable transfer agent to take, all actions required under the Note Purchase Agreements with respect to the issuance of the convertible notes and, upon conversion, the timely book-entry or other records evidencing the PubCo Shares as and when required under any such Note Purchase Agreements. Each of the parties shall use its reasonable efforts to, and shall use commercially reasonable efforts to cause its financial advisors to, keep the other parties and the other parties’ financial advisors reasonably informed with respect to the Convertible Note Financing during such period, including by (1) providing regular updates and (2) consulting and cooperating with, and considering in good faith any feedback from, the other parties or the other parties’ financial advisors with respect to the Convertible Note Financing.

(c)            If any Group Company has received any proceeds from the Convertible Note Financing on or prior to the date of this Agreement, all such proceeds (net of any associated fees and expenses) shall be used to fund the Company’s existing operations and facilities or the strategic growth opportunities set forth in Company Schedule 7.1(a)(iii), and the Company shall use its reasonable best efforts to deliver to Roman reasonable evidence thereof.

7.14         Nasdaq Listing. At or prior to the Merger Effective Time, PubCo, the Company, and Roman shall use their reasonable best efforts to cause (a) PubCo’s initial listing application with Nasdaq (or other Principal Market mutually agreed by Roman and the Company) in connection with the Transactions to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq (or other Principal Market mutually agreed by Roman and the Company) to be satisfied; and (c) the PubCo Shares to be issued as Share Exchange Aggregate Consideration to be approved for listing on Nasdaq (or other Principal Market mutually agreed by Roman and the Company), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Merger Effective Time. All fees, costs and expenses relating to the Nasdaq (or other Principal Market mutually agreed by Roman and the Company) listing application will be borne by Roman.

7.15         Technical Due Diligence.

(a)            During the Interim Period, the Company shall use its commercially reasonable efforts to cooperate with and assist an independent, third-party, tier one expert engineering firm, to be mutually agreed by the Company and Roman, to provide a progress report on the plan of operations of the Group Companies’ three biomass powerplants located in the Philippines prior to Closing. Any such report shall be delivered by such engineering firm to both the Company and Roman.

(b)           On receiving the progress report prepared pursuant to Section 7.15(a), the Company will work with Roman to review the progress report. The Company will provide recommendations to Roman, if any, within twenty (20) Business Days, including any further enhancements to plant operations to increase operational excellence, efficacy and to achieve optimal processes.

7.16         Intellectual Property Recordation. During the Interim Period, the Group Companies will, or Signing Sellers shall cause the Group Companies to, exercise commercially reasonable efforts, at the Group Companies or Signing Sellers’ sole cost and expense and as the Group Companies or Signing Sellers deem appropriate, to prepare and file required documentation to correct the record ownership of all Company Intellectual Property that are registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency where such Company Intellectual Property is registered to reflect the proper and current name of the applicable Group Company as the record owner. Signing Sellers or the Group Companies shall notify Roman the status of any such filings.

7.17         Roman Extension Proposal. Unless this Agreement shall have otherwise been terminated in accordance with its terms, the Company and Roman agree that, in the event that it is reasonably determined by the Company that it is likely that the Business Combination will not be consummated by December 16, 2026, upon written notice from the Company thereof and written commitment from the Company to Roman to pay the Extension Expenses as set forth in Section 13.5, in each case, by November 16, 2026, Roman shall (a) use its best efforts to cause the Roman Board (i) to approve such amendment to the Governing Documents of Roman to provide that the date by which Roman must consummate a Business Combination is extended on a monthly basis for up to 12 times by an additional one month each time (meaning from December 16, 2026 to December 16, 2027, at the latest), (ii) to resolve to recommend that the Roman Shareholders approve such Roman Extension Proposal by special resolution (the “Extension Recommendation”), and (iii) not to change or to modify, or to propose to change or modify, the Extension Recommendation, and (b) prepare and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) for the purpose of soliciting proxies from Roman Shareholders for the Roman Extension Proposal.

ARTICLE VIII
ADDITIONAL COVENANTS OF THE PUBCO PARTIES

8.1            Company Shareholder Approval. Promptly after the F-4 Effective Date, and in any event no later than two (2) Business Days thereafter, the Company shall deliver evidence of Company Shareholder Approval to Roman.

8.2            PubCo Equity Incentive Plan and PubCo ESPP. Prior to the F-4 Effective Date, PubCo shall adopt a new equity incentive plan in form and in substance as the Company, PubCo and Roman mutually agree (the “PubCo Equity Incentive Plan”). The PubCo Equity Incentive Plan shall have such number of shares available for issuance equal up to ten percent (10%) of the PubCo Shares on a fully-diluted basis (calculated after giving effect to the transactions hereunder) and shall include an “evergreen” provision that is mutually agreeable to the Company, PubCo and Roman that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the PubCo Equity Incentive Plan equal up to three percent (3%) of the PubCo Shares on a fully-diluted basis. In addition, prior to the F-4 Effective Date, PubCo shall adopt an employee share purchase plan in form and substance as the Company, PubCo and Roman mutually agree (the “PubCo ESPP”). The PubCo ESPP shall have such number of shares available for issuance equal to 2% of the PubCo Shares on a fully diluted basis (calculated after giving effect to the transactions hereunder) and shall include an “evergreen” provision that is mutually agreeable to the Company, PubCo and Roman that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the PubCo ESPP equal to one percent (1%) of the PubCo Shares on a fully-diluted basis. Within ten (10) Business Days following the expiration of the sixty (60) day period following the date PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the PubCo Shares issuable under the PubCo Equity Incentive Plan and the PubCo ESPP.

8.3            Obligations of Merger Sub. PubCo shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

8.4         Employment Agreements. PubCo shall use commercially reasonable efforts to enter into employment agreements with the Company executive employees listed in Company Schedule 8.4, which employment agreements would become effective as of the Closing.

ARTICLE IX
ADDITIONAL COVENANTS OF ROMAN and the PubCo Parties

9.1            Trust Account. Roman shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public shareholders of Roman in connection with the Redemption, (b) deferred underwriting compensation and the other Transaction Expenses to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to PubCo after the Closing.

9.2            Section 16 Matters.  Prior to the Merger Effective Time, Roman shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Roman Ordinary Shares (including securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may be subject to the reporting requirements of Section 16 of the Exchange Act to be an exempt disposition pursuant to Rule 16b-3 promulgated under the Exchange Act.

9.3            Roman Public Filings.  Prior to the Merger Effective Time, Roman shall (i) keep current and timely file all of the public filings required to be filed by it with the SEC under the Exchange Act and the Securities Act and otherwise comply in all material respects with applicable securities Laws and (ii) shall use its reasonable best efforts prior to the Closing to maintain the listing of the Roman Class A Shares and Roman Public Warrants on Nasdaq.

ARTICLE X
ADDITIONAL COVENANTS OF SIGNING SELLERS

10.1          Succession of Advisory Contracts. The Signing Sellers shall use their best efforts to ensure that any Advisory Contract between a Group Company and any Private Fund which enters into any merger, amalgamation, liquidation, dissolution, winding up or similar process, whether voluntary or involuntary, and is succeeded by a successor entity shall be novated, assigned, transferred to the successor entity, or a substantially similar Advisory Contract be entered into between a Group Company and such successor entity.

10.2          Maintenance of Advisory Contracts. The Signing Sellers shall use their best efforts to ensure that no Private Fund which has an Advisory Contract with a Group Company shall terminate such Advisory Contact, until the expiry of the term of such Advisory Contact or with the mutual consent of the applicable Group Company.

10.3          Joining Sellers. Each Seller hereby agrees that prior to any transfer of its Company Shares to a third party prior to Closing, and as a condition of any such transfer, such transferee shall be required to execute and deliver a joinder, in a form to be mutually agreed by the Company and Roman (a “Seller Joinder”), to this Agreement agreeing to be bound by and subject to all of the obligations of the “Sellers” under this Agreement, with the same force and effect as if such Joining Seller were originally a party hereto, and containing substantially the same representations and warranties as set forth in Article VI.

ARTICLE XI
CONDITIONS TO CLOSING

11.1          Condition to the Obligations of the Parties. The obligations of each of the parties hereto to consummate the Transactions are subject to the satisfaction of all of the following conditions at or prior to the Merger Effective Time, any one or more of which may be waived (where permissible) in writing by both Roman (on behalf of itself and the PubCo Parties) and the Company:

(a)           Antitrust Laws. Any applicable waiting period under any Antitrust Law relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b)            No Prohibition. No Authority having competent jurisdiction over the parties hereto with respect to the Transactions shall have (i) enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award that is in effect or (ii) brought an Action or issued or granted any Order (whether temporary, preliminary, or permanent) that is in effect and is final and non-appealable, and, in each case, which has the effect of making the Transactions illegal or otherwise restraining, enjoining, or prohibiting consummation of the Transactions.

(c)            Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)            Roman Shareholder Approval. The Roman Shareholder Approval shall have been obtained.

(e)            Nasdaq Listing. The PubCo Shares to be issued in connection with this Agreement, including the Share Exchange Aggregate Consideration, shall have been approved for listing on Nasdaq (or other Principal Market mutually agreed by Roman and the Company) subject to official notice of issuance.

(f)            Board and Committee Composition. PubCo Board is constituted as required by Section 2.7(a).

11.2            Conditions to Obligations of Roman and the PubCo Parties. The obligations of Roman and the PubCo Parties to consummate the Transactions are subject to the satisfaction of all of the following further conditions any one or more of which may be waived (where permissible) in writing by Roman (in its sole and absolute discretion):

(a)            Agreements and Covenants. The Company and the Sellers shall have duly performed or complied with, in all material respects, all of their respective obligations hereunder required to be performed or complied with at or prior to the Closing; provided, that for purposes of this Section 11.2(a), an obligation of the Company or the Sellers, as applicable, shall only be deemed to have not been performed or complied with if the Company or the Sellers has materially breached such obligation and failed to cure within five (5) days after written notice of such breach has been delivered to the Company or such Seller, as applicable (or if earlier, the Outside Closing Date).

(b)            Representations and Warranties. (i) The Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Merger Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is expressly made as of an earlier date or time, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or time, as applicable), and (ii) the representations and warranties of the Company set forth in Article III (other than the Company Fundamental Representations) and of the Signing Sellers in ARTICLE VI (and of any Joining Sellers set forth in any Seller Joinder) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Merger Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct in all respects as of such earlier date or time, as applicable), except, in each case of this subclause (ii), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein), individually or in the aggregate, does not cause a Material Adverse Effect.

(c)            No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date hereof that is continuing.

(d)            Officer’s Certificate. Roman shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying the accuracy of the foregoing clauses (a), (b) and (c) of this Section 11.2.

(e)            Termination of Certain Contracts. The Company shall have delivered to Roman evidence, in form and substance reasonably acceptable to Roman, that each of the Terminating Contracts shall be terminated effective as of immediately prior to the Merger Effective Time without any further obligations of the Company.

11.3          Conditions to Obligations of the Company. The obligation of the Company and the Sellers to consummate the Transactions is subject to the satisfaction of all of the following further conditions any one or more of which may be waived (where permissible) in writing by the Company (in its sole and absolute discretion):

(a)            Agreements and Covenants. Roman and the PubCo Parties shall have duly performed or complied with, in all material respects, all of their respective obligations hereunder required to be performed or complied with at or prior to the Closing; provided, that for purposes of this Section 11.3(a), an obligation of Roman or the PubCo Parties shall only be deemed to have not been performed or complied with if Roman or such PubCo Party has materially breached such obligation and failed to cure within five (5) days after written notice of such breach has been delivered to Roman or such PubCo Party (or if earlier, the Outside Closing Date).

(b)            Representations and Warranties. (i) The Roman Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Merger Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is expressly made as of an earlier date or time, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or time, as applicable), and (ii) the representations and warranties of Roman contained in ARTICLE IV of this Agreement and the representations and warranties of the PubCo Parties in ARTICLE V of this Agreement (other than the Roman Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Roman Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Merger Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct as of such earlier date or time, as applicable), except, where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Roman Material Adverse Effect” or any similar limitation set forth herein), individually or in the aggregate, does not cause a Roman Material Adverse Effect.

(c)            No Roman Material Adverse Effect. There shall not have occurred a Roman Material Adverse Effect since the date hereof that is continuing.

(d)            Officer’s Certificate. The Company shall have received a certificate signed by an authorized officer of Roman certifying the accuracy of the foregoing clauses (a), (b) and (c) of this Section 11.3.

(e)            PubCo Articles. The (i) PubCo Articles shall have been filed with Companies House, accepted by the registrar and shown as effective on the public register, and (b) PubCo shall be validly incorporated and registered as a public limited company with Companies House, with a status of “active”, a registered office address compliant with the Companies Act of 2006, and a company name and number as evidenced on the public register.

(f)            Registration Rights Agreement. Sponsor shall have executed and delivered to the Company a copy of the Registration Rights Agreement.

(g)            Lock-Up Agreement. Roman and the Lock-Up Shareholders shall have executed and delivered to the Company a copy of the Lock-Up Agreement.

(h)            Sponsor Support Agreement. Sponsor shall have complied in all material respects with the covenants required to be performed or complied with by it pursuant to the Sponsor Support Agreement and the Sponsor Support Agreement shall not have been terminated.

11.4            Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party hereto may rely on the failure of any condition set forth in this ARTICLE XI to be satisfied if such failure was caused by the failure of such party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

11.5            Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this ARTICLE XI that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE XII
TERMINATION

12.1            Termination Without Default.

(a)            In the event that the Closing has not occurred by August 31, 2026 (the “Outside Closing Date”) (provided that, (i) if the SEC has not declared the Registration Statement effective on or prior to August 31, 2026, the Outside Closing Date shall be automatically extended to November 16, 2026 and (ii) if the Company provides written notice to Roman with regards to a Roman Extension Proposal as set forth in Section 7.17 and a written commitment to Roman to pay the Extension Expense as set forth in Section 13.5, in each case, by November 16, 2026, the Outside Closing Date shall be automatically extended to the Extended Roman Business Closing Date as provided in the Roman Extension Proposal), then each of Roman and the Company shall have the right, at its sole option, to terminate this Agreement. Such right may be exercised by Roman or the Company, as the case may be, giving written notice to the other parties at any time after the Outside Closing Date. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 12.1(a) shall not be available if the failure by the party seeking to terminate this Agreement to fulfill any obligation under this Agreement has been the proximate cause of the failure of the Closing to occur on or before the Outside Closing Date.

(b)           In the event an Authority shall have issued an Order or enacted a Law, having the effect of making the Transactions illegal or permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or Law is final and non-appealable, Roman or the Company shall have the right, at its sole option, at any time prior to the Closing to terminate this Agreement without liability to any other party by giving written notice to such other parties; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to Roman or the Company if the failure of such Person to fulfill any obligation under this Agreement has been the proximate cause of such Law or Order.

(c)            This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and Roman.

(d)            This Agreement may be terminated at any time prior to the Merger Effective Time by the Company or Roman by written notice to the other parties if the Roman Shareholder Meeting has been held (subject to any adjournment or postponement thereof), has concluded, the Roman Shareholders have duly voted, and the Roman Shareholder Approval was not obtained at the Roman Shareholder Meeting.

(e)            This Agreement may be terminated at any time after May 15, 2026 by Roman by written notice to the other parties if the Company fails to deliver the Company PCAOB Audited Financial Statements required by Section 7.6(a)(i), the management’s discussion and analysis required by Section 7.6(a)(ii), and all information, assistance, and cooperation reasonably necessary for the preparation of unaudited pro forma condensed combined financial information of the PubCo required by Section 7.6(a)(iii). Notwithstanding the foregoing, Roman’s right to terminate under this Section due to the Company’s failure to deliver the information required under Section 7.6(a)(ii) or Section 7.6(a)(iii) shall only be available if (x) Roman has provided all the information reasonably required by the Company to fulfill its obligation under Section 7.6(a)(iii), including with respect to pro forma financial within a sufficient time frame for the Company to be able to fulfill its obligations, and (y) the Company has not delivered to Roman written notice of a breach by Roman of any of its covenants, agreements, representations, and warranties contained herein, and such breach cannot be cured or has not been cured by thirty (30) days following receipt by Roman of such notice.

12.2            Termination Upon Default.

(a)            Roman may terminate this Agreement by giving written notice to the other parties at any time prior to the Merger Effective Time, without prejudice to any rights or obligations Roman may have: (x) if the Company or PubCo Parties shall have breached any representation, warranty, agreement or covenant contained herein which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 11.2(a) or Section 11.2(b) impossible and (y) such breach cannot be cured or is not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Roman describing in reasonable detail the nature of such breach; provided, however, that the right to terminate this Agreement shall not be available to Roman if Roman is then in material breach of any representation, warranty, covenant or agreement contained herein.

(b)            The Company may terminate this Agreement by giving written notice to the other parties at any time prior to the Merger Effective Time, without prejudice to any rights or obligations the Company and the PubCo Parties may have, if: (i) Roman shall have breached any of its covenants, agreements, representations, and warranties contained herein, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 11.3(a) or Section 11.3(b) impossible; and (ii) such breach cannot be cured or is not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Roman of a written notice from the Company describing in reasonable detail the nature of such breach; provided, however, that the right to terminate this Agreement shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant or agreement contained herein.

12.3            Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE XII, this Agreement shall become void and be of no further force or effect, without any liability on the part of any party hereto (or any shareholder, director, officer, employee, Affiliate, agent, consultant or other Representative of such party) to any other party hereto or any other Person; provided that, no such termination shall relieve any party from liability arising out of or incurred as a result of the willful breach by such party of this Agreement or such party’s fraud. The provisions of Section 7.8, this Section 12.3, and ARTICLE XIII, and any other Section or Article of this Agreement which is required to survive in order to give appropriate effect to Section 7.8, this Section 12.3, and ARTICLE XIII, shall survive any termination hereof pursuant to this ARTICLE XII and remain in full force and effect. Notwithstanding the foregoing, (a) if Roman terminates this Agreement pursuant to Section 12.1(e) after June 30, 2026, solely in the event that the Company has failed to deliver the Company PCAOB Audited Financial Statements required by Section 7.6(a)(i) by June 30, 2026, the Company shall pay Roman the portion (and only such portion) of the Roman Transaction Expenses that are reasonable and documented out-of-pocket fees and expenses paid or payable to third parties (it being understood and agreed that all fees and expenses of Roman’s legal counsel and any local or other counsel retained by Roman shall be deemed reasonable for purposes of this Section 12.3) as they relate to the negotiation of this Agreement and the Ancillary Agreements and the Transactions contemplated herein and therein as liquidated damages, (b) if the Company fails to consummate the Transactions upon satisfaction of all of the conditions to Closing set forth in ARTICLE XI (other than those conditions that by their nature would be satisfied at the Closing and those conditions that may be waived by Roman) or otherwise terminates the Agreement in breach of this ARTICLE XII, provided in each case, that Roman and PubCo are each ready and willing to consummate the Transactions at such time, the Company shall pay Roman the portion (and only such portion) of the Roman Transaction Expenses that are reasonable and documented out-of-pocket fees and expenses paid or payable to third parties (it being understood and agreed that all fees and expenses of Roman’s legal counsel and any local or other counsel retained by Roman shall be deemed reasonable for purposes of this Section 12.3) as they relate to the negotiation of this Agreement and the Ancillary Agreements and the Transactions contemplated herein and therein plus $8,000,000 as liquidated damages or, (c) if either Roman or the Company terminates this Agreement pursuant to Section 12.1(a), the Company shall pay Roman the portion (and only such portion) of the Roman Transaction Expenses that are reasonable and documented out-of-pocket fees and expenses paid or payable to third parties (it being understood and agreed that all fees and expenses of Roman’s legal counsel and any local or other counsel retained by Roman shall be deemed reasonable for purposes of this Section 12.3) as they relate to the negotiation of this Agreement and the Ancillary Agreements and the Transactions contemplated herein and therein plus $8,000,000 as liquidated damages.

ARTICLE XIII
MISCELLANEOUS

13.1            Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 5:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; (c) if by email, on the date of transmission; or (d) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company, to:

ThomasLloyd Climate Solutions, B.V.

Zuidplein 36, 1077 XV

Amsterdam

The Netherlands

Attn: [***]
E-mail: [***]

with a copy (which shall not constitute notice) to:

ThomasLloyd Climate Solutions, B.V.

Stockerstrasse 38

8002 Zurich

Switzerland

and:

Reed Smith LLP
599 Lexington Avenue

New York, NY 10022

Attention: Yuta Delarck, Esq.

    Jocelyne E. Kelly
E-mail:  [***]

if to Roman, PubCo or Merger Sub:

Roman DBDR Acquisition Corp. II
3300 S. Dixie Highway, Suite 179
West Palm Beach, FL 33405
Attn: [***]
E-mail: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue

Boston, MA 02210

Attention: Gregg Katz, Esq.
Jocelyn Arel, Esq.

Jeffrey Letalien, Esq.

Justin Anslow, Esq.
E-mail: [***]

13.2            Amendments; No Waivers; Remedies.

(a)            This Agreement cannot be amended, except by a writing signed by each party hereto, and cannot be terminated orally or by course of conduct. Any purported amendment or modification of any provision hereof that does not comply with this Section 13.2 shall be null and void. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)            Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party hereto from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party hereto waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)            Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon any party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to obtain an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13.3            Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party hereto in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4            Publicity. Except as required by applicable Law or applicable stock exchange rules, the parties hereto agree that neither they nor their respective Representatives shall, prior to the Closing, issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other parties hereto, which approval shall not be unreasonably withheld or delayed by any party. If a party hereto is required to make such a disclosure as required by applicable Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other parties hereto reasonable time to comment on such disclosure in advance of its issuance and shall consider such comments in good faith. Notwithstanding the foregoing, each party may make announcements regarding this Agreement and the Transactions consisting solely of information contained in and otherwise consistent with any mutually agreed press release or public announcement previously made public without breach of this Section 13.4 (including, for the avoidance of doubt, the Registration Statement and Proxy Statement/Prospectus and the signing Form 8-K pursuant to Section 7.5) to their directors, officers, employees, service providers, other material business relationships and other interested parties without the consent of the other parties.

13.5            Expenses. Except as otherwise set forth herein, the payment of any filing fees with the SEC relating to the Offer Documents shall be borne by Roman. If the Closing does not take place, each party hereto shall be responsible for its own expenses. Upon the Closing, all Transaction Expenses shall be paid and/or reimbursed by wire transfer of immediately available funds from Roman closing cash and the Trust Account, and to the extent such funds are exhausted consistent with the terms of this Agreement, will be paid, or caused to be paid, by PubCo. In the event of a Roman Extension Proposal in accordance with Section 7.17, the Company shall (i) deposit, promptly following the approval of the Roman Extension Proposal, the agreed-upon Roman Extension Funding Amount into the Trust Account on monthly basis for each one-month extension until the earlier of (i) the Closing and (ii) the Extended Roman Business Combination Date and (ii) pay, or cause to be paid, when billed, all reasonable and documented out-of-pocket costs and expenses incurred by Roman in connection with the Roman Extension Proposal and the extension period (such costs and expenses, collectively, the “Extension Expenses”). The Extension Expenses shall include: (A) all reasonable and document out-of-pocket third-party costs and expenses incurred by Roman in connection with the meeting of Roman’s shareholders to approve the Roman Extension Proposal, including the costs of preparing, filing and mailing a proxy statement in connection therewith; (B) all reasonable and documented out-of-pocket fees and expenses of Roman’s legal counsel and any other legal advisors retained by Roman in connection with the extension (it being understood and agreed that all fees and expenses of Roman’s legal counsel and any local or other counsel retained by Roman shall be deemed reasonable for purposes of this Section 13.5); (C) all reasonable and documented out-of-pocket fees and expenses of Roman’s auditors in connection with the extension; and (D) all reasonable and documented out-of-pocket fees and expenses for the operation of Roman incurred in the ordinary course of business during the extension period, including legal fees, auditor fees, transfer agent fees, trustee fees, printer fees, and other similar operational expenses.

13.6            No Assignment or Delegation. No party hereto may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7            Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

13.8            Waiver of Jury Trial. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.8.

13.9            Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Ancillary Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 13.9 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 13.1 shall be effective service of process for any such Action.

13.10          Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party hereto of an executed counterpart or the earlier delivery to each party hereto of original, photocopied, or electronically transmitted (including scanned .pdf image) signature pages that together (but need not individually) bear the signatures of all other parties hereto. No party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each party forever waives any such defense. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

13.11          Entire Agreement. This Agreement, together with the Ancillary Agreements, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

13.12          Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. The parties hereto shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.13          Further Assurances. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the Transactions.

13.14          Third Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted assigns, any legal or equitable rights hereunder, and except as provided in Sections 7.8, 7.9 and Section 13.16, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.15          Waiver. Reference is made to the final prospectus of Roman, dated December 12, 2024 (the “IPO Prospectus”). The Company and each of the Sellers has read the IPO Prospectus and understands that Roman has established the Trust Account for the benefit of the public shareholders of Roman and the underwriters of the IPO pursuant to the Trust Agreement and that Roman may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Roman agreeing to enter into this Agreement, the Company, for itself and on behalf of its Affiliates and its and their Representatives, hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Roman regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the monies in the Trust Account now or in the future as a result of, or arising out of, this Agreement, and (c) agrees that it will not seek recourse against the monies in the Trust Account for any reason provided, however, that the foregoing waiver will not limit or prohibit the Company, from pursuing a claim against Roman or any other Person for legal relief against monies outside the Trust Account or other assets of Roman held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions, including a claim against Roman to specifically perform its obligations under this Agreement in accordance with the terms of this Agreement.

13.16          Non-Recourse. This Agreement may be enforced only against, and any dispute, claim, controversy or other Action based upon, arising out of or related to this Agreement or the Transactions may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No Person who is not a party, including any past, present or future director, officer, employee, founder, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 13.16) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim, controversy or other Action based on, arising out of, or related to this Agreement or the Transactions, and, to the maximum extent permitted by Law, each party hereby waives and releases all such causes of action against any such non-party Persons.

13.17          Non-Survival of Representations and Warranties. Except as otherwise set forth in Section 12.3 or (y) in the case of claims against a Person in respect of such Person’s common law fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or during the applicable period after the Closing and (b) this ARTICLE XIII.

13.18          No Other Representations; No Reliance.

(a)            NONE OF THE COMPANY, ANY SELLER, ANY COMPANY SHAREHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, AND NONE SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER IN ANY MATERIALS MADE AVAILABLE TO ROMAN OR THE PUBCO PARTIES OR THEIR RESPECTIVE REPRESENTATIVES, RELATING TO THE COMPANY, ANY SELLER OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE VI, IN EACH CASE, AS MODIFIED BY THE COMPANY SCHEDULES. Without limiting the generality of the foregoing, neither the Company, any Seller, any Company Shareholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company and the Sellers made available to Roman, the PubCo Parties and their respective Representatives, including due diligence materials, or in any presentation of the Company by management of the Company or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Roman or the PubCo Parties in executing, delivering and performing this Agreement, the Ancillary Agreements or the Transactions, in each case except for the representations and warranties set forth in ARTICLE III and ARTICLE VI as modified by the Company Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, the Sellers, any Company Shareholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company, the Sellers, or any Company Shareholder, and are not and shall not be deemed to be relied upon by Roman and the PubCo Parties in executing, delivering and performing this Agreement, any Ancillary Agreement and the Transactions, in each case except for the representations and warranties set forth in ARTICLE III and ARTICLE VI, in each case, as modified by the Company Schedules. Except for the specific representations and warranties expressly made by the Company and the Sellers in ARTICLE III and ARTICLE VI, in each case as modified by the Company Schedules: (i) Roman and each of the PubCo Parties acknowledges and agrees that: (A) neither the Company, the Sellers, the Company Shareholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the Sellers, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company and the Sellers, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Roman, the PubCo Parties and their respective Representatives or made available to Roman, the PubCo Parties and their respective Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (B) no Representative of any Company Shareholder, any Seller or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE III and ARTICLE VI and subject to the limited remedies herein provided; (ii) Roman and each of the PubCo Parties specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Shareholders, the Sellers and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (iii) none of the Company, the Sellers, the Company Shareholders nor any other Person shall have any liability to Roman, the PubCo Parties or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company. Notwithstanding anything to the contrary herein, nothing in this Section 13.18(a) shall limit any claim or cause of action (or recovery in connection therewith) with respect to common law fraud.

(b)            NONE OF ROMAN, ANY PUBCO PARTY, SPONSOR OR ANY OTHER HOLDERS OF EQUITY INTERESTS OF ROMAN, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, AND NONE SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER IN ANY MATERIALS MADE AVAILABLE TO THE COMPANY, THE SELLERS, OR THE COMPANY SHAREHOLDERS OR THEIR RESPECTIVE REPRESENTATIVES, RELATING TO ROMAN, SUCH PUBCO PARTY OR ITS RESPECTIVE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V, IN EACH CASE, AS MODIFIED BY THE ROMAN SCHEDULES. Without limiting the generality of the foregoing, none of Roman, any PubCo Party, Sponsor nor any other holders of Equity Interests of Roman, the PubCo Parties, or Sponsor nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Roman or the PubCo Parties made available to the Company, the Sellers and their respective Representatives, including due diligence materials, or in any presentation of the business of Roman made by management of Roman or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company, the Sellers, the Company Shareholders or any other party in executing, delivering and performing this Agreement, the Ancillary Agreements or the Transactions, in each case except for the representations and warranties set forth in ARTICLE IV and ARTICLE V as modified by the Roman Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Roman, any PubCo Party, Sponsor or any other holders of Equity Interests of Roman, any PubCo Parties or Sponsor or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Roman, any PubCo Party, Sponsor or any other holders of Equity Interests of Roman, any PubCo Parties or Sponsor, and are not and shall not be deemed to be relied upon by the Company, the Sellers, the Company Shareholders or any other party in executing, delivering and performing this Agreement, the Ancillary Agreement and the Transactions, in each case except for the representations and warranties set forth in ARTICLE IV and ARTICLE V, in each case, as modified by the Roman Schedules. Except for the specific representations and warranties expressly made by Roman in ARTICLE IV and ARTICLE V, as modified by the Roman Schedules: (i) the Company and each Seller acknowledges and agrees that: (A) none of Roman, PubCo Parties, Sponsor nor any other holders of Equity Interests of Roman, PubCo Parties or Sponsor nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Roman or the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Roman, the nature or extent of any liabilities of Roman, the effectiveness or the success of any operations of Roman or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Roman furnished to the Company, any Seller or their respective Representatives or made available to the Company, any Seller and their respective Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (B) no Representative of Roman, PubCo Parties, Sponsor or any other holders of Equity Interests of Roman, PubCo Parties or Sponsor has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and ARTICLE V and subject to the limited remedies herein provided; (ii) the Company and each Seller specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Roman, the PubCo Parties Sponsor and the other holders of Equity Interests of Roman, the PubCo Parties and Sponsor have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (iii) none of Roman, the PubCo Parties, Sponsor nor any other holders of Equity Interests of Roman, PubCo Parties or Sponsor, nor any other Person shall have any liability to the Company, the Sellers, the Company Shareholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Roman or the future business, operations or affairs of Roman. Notwithstanding anything to the contrary herein, nothing in this Section 13.18(b) shall limit any claim or cause of action (or recovery in connection therewith) with respect to common law fraud.

13.19          Conflicts and Privilege.

(a)            Each of the parties hereto, on their own behalf and on behalf of their Affiliates from time to time and each of their respective successors and assigns, hereby agree that, in the event that a dispute with respect to this Agreement, Ancillary Agreements or the Transactions arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other Equity Interests of Roman, or any PubCo Party and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Roman Group”), on the one hand, and (y) the Company, any member of the Company Group (as defined below) or any Seller, on the other hand, any legal counsel, including Goodwin Procter LLP (“Goodwin”), that represented Roman, the PubCo Parties and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Roman Group in such dispute even though the interests of such Persons may be directly adverse to the Company, Company Group or any Seller, and even though such counsel may have represented Roman in a matter substantially related to such dispute, or may be handling ongoing matters for Roman and/or the Sponsor. The parties hereto, on behalf of their respective successors and assigns (including, after the Closing, PubCo), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Roman, the Sponsor, the PubCo Parties, the Sponsor and/or any other member of the Roman Group, on the one hand, and Goodwin, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Transactions and belong to Roman after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company or any member of the Company Group prior to the Closing with Roman or the Sponsor under a common interest agreement or joint defense agreement shall remain the privileged communications or information of the Company and shall not be used by the Roman Group against the Company Group in connection with any dispute among the parties. In furtherance of the foregoing, any inadvertent disclosure of privileged or common interest material by Roman or any member of the Roman Group to the Company or the Company Group shall not shift control or waive privilege with respect to such material.

(b)            Each of the parties hereto, on their own behalf and on behalf of their Affiliates from time to time and each of their respective successors and assigns (including, after the Closing, PubCo), hereby agree that, in the event that a dispute with respect to this Agreement, Ancillary Agreements or the Transactions arises after the Closing between or among (x) the shareholders or holders of other Equity Interests of the Company and each Seller and/or any of its respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand, and (y) any member of the Roman Group, on the other hand, any legal counsel, including Reed Smith LLP (“Reed Smith”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such persons may be directly adverse to any PubCo Party, and even though such counsel may have represented the Company and/or the Sellers in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo post-Closing, the Company, and the Company Group, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and Reed Smith, on the other hand, the attorney-client privilege and all allied protections, including but not limited to, the work product doctrine, common interest/joint defense protections, and/or any other similar or applicable privileges and the expectation of client confidence shall survive the Transactions and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by, Roman or any member of the Roman Group. Notwithstanding the foregoing, any privileged communications or information shared by Roman or any member of Roman prior to the Closing with the Company or the Sellers under a common interest agreement or joint defense agreement shall remain the privileged communications or information of Roman and shall not be used by the Company Group against the Roman Group in connection with any dispute among the parties. In furtherance of the foregoing, any inadvertent disclosure of privileged or common interest material by the Company or any member of the Company Group to Roman or the Roman Group shall not shift control or waive privilege with respect to such material.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Roman:

ROMAN DBDR ACQUISITION CORP. II

By:	/s/ Dixon Doll, Jr.
Name:	Dixon Doll, Jr.
Title:	Chief Executive Officer

[Signature page to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

THOMASLLOYD CLIMATE SOLUTIONS B.V.

By:	/s/ Michael Sieg
Name:	Michael Sieg
Title:	Chief Executive Officer and Director

[Signature page to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Sellers:

MNA CAPITAL PTE LTD

Address: [***]

Telephone: [***]

Email: [***]

By:	/s/ Michael Sieg
Name:	Michael Sieg
Title:	Director

CT INFRASTRUCTURE HOLDING LTD

Address: [***]

Telephone: [***]

Email: [***]

By:	/s/ Matthias Klein
Name:	Matthias Klein
Title:	Director

[Signature page to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STITCHING CT INFRASTRUCTURE FOUNDATION (legal holder)

Address: [***]

Telephone: [***]

Email: [***]

By:	/s/ Michael Sieg
Name:	Michael Sieg
Title:	Chief Executive Officer

THOMAS LLOYD CLEANTECH INFRASTRUCTURE HOLDING GMBH (beneficial holder)

Address: [***]

Telephone: [***]

Email: [***]

By:	/s/ Michael Sieg
Name:	Michael Sieg
Title:	Chief Executive Officer

[Signature page to Business Combination Agreement]

Annex I

SELLERS

Shareholder	No. of Company Shares	Ownership and Voting interest
MNA Capital Pte Ltd	137,360,455	42.1%
Stichting CT Infrastructure Foundation for and on behalf of Thomas Lloyd Cleantech Infrastructure Holding GmbH	158,367,258	48.5%
CT Infrastructure Holding Ltd	30,710,605	9.4%
Total	326,438,318	100%

EXHIBIT A

FORM OF PUBCO ARTICLES OF ASSOCIATION

[Attached]

Exhibit A

[ROMAN - NEW CO PLC]

Public Company Limited by Shares

(Company no. [●])

ARTICLES OF ASSOCIATION

Adopted by Special Resolution on

on [●] 2026

1

Contents

1.	Exclusion of model articles (and any other prescribed regulations)	6
2.	Liability of members	6
3.	Interpretation	6
4.	Form of Resolution	9
5.	Change of Name	9
6.	Shareholders Rights	9
7.	Power to attach rights to shares	10
8.	Allotment of shares and pre-emption	10
9.	Redeemable shares	10
10.	Pari Passu Issues	10
11.	Variation of rights	10
12.	Rights deemed not varied	11
13.	Payment of commission on issue of shares	11
14.	Trusts not recognised	11
15.	Uncertified shares	11
16.	Share certificates	12
17.	Replacement certificates	13
18.	Lien on shares not fully paid	13
19.	Enforcement of lien by sale	13
20.	Application of proceeds of sale	14
21.	Calls	14
22.	Liability of Joint Holders	14
23.	Interest on calls	14
24.	Sums treated as calls	14
25.	Power to differentiate	15
26.	Payment of calls in advance	15
27.	Notice if call or instalment not paid	15
28.	Forfeiture for non-compliance	15
29.	Notice after forfeiture	15
30.	Forfeiture may be annulled	15
31.	Surrender	15
32.	Sale of forfeited shares	15
33.	Effect of forfeiture	16
34.	Evidence of forfeiture	16
35.	Form of transfer	16
36.	Right to refuse registration of transfer	16
37.	Notice of refusal to register a transfer	17
38.	No fees on registration	17
39.	Other powers in relation to transfers	17
40.	Transmission of shares on Death	17
41.	Election of person entitled by transmission	18
42.	Rights on transmission	18
43.	Destruction of documents	18

2

44.	Sub-division	19
45.	Fractions	19
46.	Annual general meetings	20
47.	Convening of general meetings	20
48.	Notice of general meetings	20
49.	Contents of notice of meetings	20
50.	Omission to give notice and non-receipt of notice	21
51.	Postponement of general meeting	21
52.	Quorum at general meeting	21
53.	Procedure if quorum not present	21
54.	Chairperson of general meeting	22
55.	Entitlement to attend and speak	22
56.	Adjournments	22
57.	Notice of adjournment	23
58.	Business of adjourned meeting	23
59.	Security arrangements and orderly conduct	23
60.	Overflow meeting rooms	23
61.	Satellite meeting places	24
62.	Procedure where general meetings held at more than one place	24
63.	Amendment to resolutions	25
64.	Withdrawal and ruling amendments out of order	25
65.	Members' resolutions	25
66.	Method of voting	25
67.	Objection to error in voting	26
68.	Voting Procedure	26
69.	Votes of members	26
70.	No right to vote where sums overdue on shares	27
71.	Voting by Proxy	27
72.	Receipt of proxy	28
73.	Revocation of proxy	29
74.	Availability of appointments of proxy	30
75.	Corporate representatives	30
76.	Failure to disclose interests in shares	30
77.	Power of sale of shares of untraced members	32
78.	Application of proceeds of sale of shares of untraced members	33
79.	Number of Directors	33
80.	Power of company to appoint Directors	33
81.	Power of board to appoint Directors	34
82.	Eligibility of new Directors	34
83.	Retirement of Directors	34
84.	Deemed re-appointment	34
85.	Procedure if insufficient Directors appointed	34
86.	Removal of Directors	35
87.	Vacation of office by Director	35

3

88.	Resolution as to vacancy conclusive	36
89.	Appointment of alternate Directors	36
90.	Alternate Directors' participation in Board meetings	36
91.	Alternate Director responsible for own acts	36
92.	Interests of alternate Director	36
93.	Revocation of alternate Director	36
94.	Directors' fees	37
95.	Expenses	37
96.	Additional remuneration	37
97.	Remuneration of executive Directors	37
98.	Pensions and other benefits	37
99.	Powers of the Board	38
100.	Powers of Directors if less than minimum number	38
101.	Powers of executive Directors	38
102.	Delegation to committees	39
103.	Local management	39
104.	Power of attorney	39
105.	Exercise of voting power	39
106.	Provision for employees on cessation of business	40
107.	Overseas registers	40
108.	Borrowing powers	40
109.	Board meetings	42
110.	Notice of Board meetings	42
111.	Quorum	43
112.	Chairperson	43
113.	Voting	43
114.	Participation by telephone or other form of communication	43
115.	Resolution in writing	44
116.	Proceedings of committees	44
117.	Minutes of proceedings	44
118.	Validity of proceedings	44
119.	Transactions or other arrangements with the company	44
120.	Authorisation of Directors' conflicts of interest	45
121.	Directors permitted interests	46
122.	General	48
123.	Power to authenticate documents	48
124.	Use of seals	48
125.	Declaration of dividends	49
126.	Interim dividends	49
127.	Calculation and currency of dividends	49
128.	Amounts due on shares can be deducted from dividends	49
129.	Dividends not in cash	50
130.	No interest on dividends	50
131.	Method of payment	50

4

132.	Uncashed dividends	51
133.	Unclaimed dividends	51
134.	Scrip dividends	51
135.	Capitalisation of reserves	53
136.	Record dates	55
137.	Inspection of records	55
138.	Account to be sent to members	55
139.	Service of Notices	56
140.	Hard copy form	57
141.	Electronic form	57
142.	Electronic means	58
143.	Website	58
144.	Sending or supplying any Document, information or notice by any other means	58
145.	Presence at meeting evidence in itself of receipt of notice	58
146.	Notice on person entitled by transmission	59
147.	Record date for service	59
148.	Evidence of service	59
149.	Notice when post not available	60
150.	Validation of documents in electronic form	60
151.	Winding Up	60
152.	Indemnity and insurance	60
153.	Exclusive jurisdiction	61

SCHEDULE - Part 1 – CLASS A ORDINARY SHARES	62
SCHEDULE - Part 2 – CLASS B ORDINARY SHARES	63

5

ARTICLES OF ASSOCIATION

OF

[ROMAN NEW CO PLC] (the “Company)

(adopted by special resolution passed on [●] 2026)

1.	Exclusion of model articles (and any other prescribed regulations)

No regulations or articles set out in any statute, or in any statutory instrument or other subordinate legislation made under any statute, concerning companies (including the regulations in the Companies (Model Articles) Regulations 2008 (SI 2008/3229)) shall apply as the articles of the Company. The following shall be the articles of association of the Company.

2.	Liability of members

The Company is a public limited company which means that each members’ liability is limited to the amount (if any) unpaid on the shares held by them.

3.	Interpretation

3.1	In these articles, unless the context otherwise requires:

Act	Companies Act 2006

Address	Any number or address used for the purposes of sending or receiving documents or information by electronic means

Affiliate(s)	In relation to a person any other person directly or indirectly controlling, controlled by or under common control with such person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise, provided that Affiliates shall not include any portfolio companies of a person

Articles	These articles of association as altered from time to time by special resolution

Auditors	The auditors of the Company

Board	The board of Directors for the time being of the Company or the Directors present or deemed to be present at a duly convened quorate meeting of the Directors;

Business Day	Any day (other than a Saturday, Sunday, or public holiday) on which banks are open for business in London

Certificated Share	A share in the capital of the Company that is not an uncertified share or references in these Articles to a share being held in certificated form shall be construed accordingly

Class A Ordinary Share	The class A ordinary shares of $0.01 each issued by the Company and having the rights set out in Part 1 of the Schedule

6

Class A Ordinary Share Certificate	The holders of Class A Ordinary Shares

Class B Ordinary Share	The class B ordinary shares of $0.01 each issued by the Company and having the rights set out in Part 1 of the Schedule

Class B Ordinary Share Certificate	The holders of Class B Ordinary Shares

Clear Days	In relation to the sending of a notice, means the period excluding the day on which a notice is given or deemed to be given and the day for which it is given or on which it is to take effect

Companies Acts	The Act, the Companies Act 2006 and, where the context required, every other statute from time to time in force concerning companies and affecting the Company

Company Remuneration Policy	Means at any time the remuneration policy of the Company most recently approved members of the Company pursuant to section 439A of the Act

Director	A Director of the Company

Dividend	Dividend or bonus

Electronic form	has the meaning given to it in section 1168 of the Act

Electronic means	has the meaning given to it in section 1168 of the Act

Entitled by transmission	In relation to a share in the capital of the Company, entitled as a consequence of the death or bankruptcy of the holder or otherwise by operation of law

Hard copy form	has the meaning given to it in section 1168 of the Act

Holder	In relation to a share in the capital of the Company, means the member whose name is entered into the register as the holder of that share

Listing	The listing of the Company’s Class A Ordinary Shares on Nasdaq

Listing date	The date of the final prospectus relating to the registration by the Company of shares under the US Securities Act of 1933 on a registration statement approved by the SEC

Member	A member of the Company

Nasdaq	Nasdaq Stock Market LLC

Nasdaq rules	The Nasdaq Stock Market LLC rules

Office	The registered office of the Company

Paid	Paid or credited as paid

Participating class	a class of shares title to which is permitted by the Operator to be transferred by means of a relevant system;

7

Permitted Class B Ordinary Transferee

(i) a trust set up wholly for the benefit of that Class B Ordinary Shareholder, if such transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Ordinary Shareholder, in each case so long as the Class B Ordinary Shareholder has sole dispositive power and exclusive Voting Control with respect to the Class B Ordinary Shares held by such trust;

(ii) a pension, profit sharing, stock bonus or other type of plan or trust of which that Class B Ordinary Shareholder is a participant or beneficiary, provided that in each case such Class B Ordinary Shareholder has sole dispositive power and exclusive Voting Control with respect to the Class B Ordinary Shares held in such account, plan or trust;

(iii) a corporation, partnership or limited liability company in which that Class B Ordinary Shareholder directly, or indirectly through one or more Permitted Class B Ordinary Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as the case may be, or otherwise has legally enforceable rights, such that the Class B Ordinary Shareholder retains sole dispositive power and exclusive Voting Control with respect to the Class B Ordinary Shares held by such corporation, partnership or limited liability company, as the case may be;

(iv) an Affiliate, save where the transfer to such Affiliate would adversely affect the tax treatment or tax residency, or materially affect the financial reporting obligations, of the Company or its group; or

(v) a transfer to a person or entity on the share register at the time of the transfer who is already a holder of Class B Ordinary Shares.

Register	The register of members of the Company to be maintained under the Act or as the case may be any overseas branch register maintained under Article 108

Relevant system	A computer-based system which allows units of securities without written instruments to be transferred and endorsed pursuant to the uncertificated securities rules or other applicable regulations

Seal	The common seal of the Company or, where the context allows, any official seal kept by the Company under section 50 of the Act

SEC	The United States Securities and Exchange Commission

Secretary	The secretary of Company for the time being

Share	A Class A Ordinary Share and/or a Class B Ordinary Share, as the context permits and/or as depositary receipt or depositary share representing any of the foregoing as the context requires

Uncertificated Share	A share of a class which is at the relevant time a participating class, title to which is recorded on the Register as being held in uncertificated form and references in these Articles to a share being held in uncertificated form shall be construed accordingly

United Kingdom	The United Kingdom of Great Britain and Northern Ireland

Voting Control	the exclusive power (whether directly or indirectly) to vote or direct the voting of such share by proxy, voting agreement, or otherwise
Year	Calendar year

8

3.2	Headings are used for convenience only and shall not affect the construction or interpretation of these Articles.

3.3	A person includes a corporate and an unincorporated body {whether or not having separate legal personality).

3.4	Words in the singular shall include the plural and vice versa.

3.5	A reference to one gender shall include a reference to the other gender.

3.6	A reference to a statute or statutory provision is a reference to it as it is in force for the time being, taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

3.7	Any words or expressions defined in the Companies Acts in force when these Articles or any part of these Articles are adopted shall {if not inconsistent with the subject or context in which they appear) have the same meaning in these Articles or that part, save that the word "company" shall include any body corporate.

3.8	A reference to a document being signed or to signature includes references to its being executed under hand or under seal or by any other method and, in the case of a communication in electronic form, such references are to its being authenticated as specified by the Companies Acts.

3.9	A reference to writing or written includes references to any method of representing or reproducing words in a legible and non-transitory form whether sent or supplied in electronic form or otherwise.

3.10	A reference to documents or information being sent or supplied by or to a company.

3.11	{including the Company) shall be construed in accordance with section 1148(3) of the Act.

3.12	A reference to a meeting shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

4.	Form of Resolution

Subject to the Companies Acts, where anything can be done by passing an ordinary resolution, this can also be done by passing a special resolution.

5.	Change of Name

The Company may change its name by resolution of the Board.

6.	Shareholders Rights

6.1	The Class A Ordinary Shareholders have the rights in respect of the Class A Ordinary Shares which are set out in Part 1 of the Schedule.

6.2	The Class B Ordinary Shareholders have the rights in respect of the Class B Ordinary Shares which are set out in Part 2 of the Schedule.

9

7.	Power to attach rights to shares

Subject to the Companies Acts and to any rights attached to existing shares, any share may be issued with or have attached to it such rights and restrictions as the Company may by ordinary resolution determine, or if no ordinary resolution has been passed or so far as the resolution does not make specific provision, as the Board may determine.

8.	Allotment of shares and pre-emption

8.1	Subject to the Companies Acts, these Articles and to any relevant authority of the Company in general meeting required by the Act, the Board may offer, allot (with or without conferring rights of renunciation), grant options over or otherwise deal with or dispose of shares or grant rights to subscribe for or convert any security into shares to such persons, at such times and upon such terms as the Board may decide. No share may be issued at a discount to the nominal value of such share.

8.2	The Board may, at any time after the allotment of any share but before any person has been entered in the Register, recognise a renunciation by the allottee in favour of some other person and accord to the allottee of a share a right to effect such renunciation and/or allow the rights to be represented to be one or more participating securities, in each case upon the subject to such terms and conditions as the Board may think fit to impose.

9.	Redeemable shares

Subject to the Companies Acts and to any rights attaching to existing shares, any share may be issued which can be redeemed or is liable to be redeemed at the option of the Company or the holder. The Board may determine the terms, conditions, and manner of redemption of any redeemable shares which are issued. Such terms and conditions shall apply to the relevant shares as if the same were set out in these Articles.

10.	Pari Passu Issues

If new shares are created or issued which rank equally with any other existing shares, or the Company purchases any of its own shares, the rights of the existing shares will not be regarded as changed or abrogated unless the terms of the existing shares expressly say otherwise.

11.	Variation of rights

11.1	Subject to the Companies Acts, the rights attached to any class of shares can be varied or abrogated in such manner (if any) as may be provided by those rights; with the consent in writing of the holders of not less than three-quarters in nominal value of the issued share of that class (excluding any shares of that class held as treasury shares); or with the authority of a special resolution passed at a separate meeting of the holders of the relevant class of shares known as a class meeting.

11.2	The provisions of this Article will apply to any variation or abrogation of rights of shares forming part of a class. Each part of the class which is being treated differently is treated as a separate class in applying this Article.

11.3	All the provisions in these Articles as to general meetings shall apply, with any necessary modifications, to every class meeting except that:

(a)	the quorum at every such meeting shall not be less than two persons holding or representing by proxy at least one-third of the nominal amount paid up on the issued shares of the class) (excluding any shares of that class held as treasury shares); and

10

(b)	if at any adjourned meeting of such holders such quorum as set out above is not present, at least one person holding shares of the class who is present in person or by proxy shall be a quorum.

11.4	The Board may convene a class meeting whenever it thinks fit and whether or not the business to be transacted involves a variation or abrogation of class rights.

12.	Rights deemed not varied

Unless otherwise expressly provided by the rights attached to any class of shares, those rights shall be deemed not to be varied by the purchase by the Company of any of its own shares or the holding of such shares as treasury shares.

13.	Payment of commission on issue of shares

The Company may pay a commission to any person who: (i) subscribes or agrees to subscribe for shares; or (ii) procures or agrees to procure subscriptions for shares. Such payment may be in cash and/or by allotting fully or partly paid shares or other securities.

14.	Trusts not recognised

Except as otherwise expressly provided by these Articles, required by law or as ordered by a court of competent jurisdiction, the Company shall not recognise any person as holding any share on any trust, and the Company shall not be bound by or required in any way to recognise (even when having notice of it) any equitable, contingent, future, partial or other claim to or interest in any share other than an absolute right of the holder of the whole of the share.

15.	Uncertified shares

15.1	Under and subject to the uncertificated securities rules, the Board may permit title to shares of any class to be evidenced otherwise than by certificate and title to shares of such a class to be transferred by means of a relevant system and may make arrangements for a class of shares (if all shares of that class are in all respects identical) to become a participating class. Title to shares of a particular class may only be evidenced otherwise than by a certificate where that class of shares is at the relevant time a participating class. The Board may also, subject to compliance with the uncertificated securities rules, determine at any time that title to any class of shares may from a date specified by the Board no longer be evidenced otherwise than by a certificate or that title to such a class shall cease to be transferred by means of any particular relevant system.

15.2	In relation to a class of shares which is a participating class and for so long as it remains a participating class, no provision of these Articles shall apply or have effect to the extent that it is inconsistent in any respect with:

(a)	the holding of shares of that class in uncertificated form;

(b)	the transfer of title to shares of that class by means of a relevant system; or

(c)	any provision of the uncertificated securities rules,

and, without prejudice to the generality of this Article, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with the maintenance, keeping or entering up by the Operator, so long as that is permitted or required by the uncertificated securities rules, of an Operator register of securities in respect of that class of shares in uncertificated form.

11

15.3	Shares of a class which Is at the relevant time a participating class may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in accordance with and subject as provided in the uncertificated securities rules.

15.4	If, under these Articles or the Companies Acts, the Company is entitled to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of or otherwise enforce a lien over an uncertificated share, then, subject to these Articles and the Companies Acts, such entitlement shall include the right of the Board to:

(a)	require the holder of the uncertificated share by notice in writing to change that share from uncertificated to certificated form within such period as may be specified in the notice and keep it as a certificated share for as long as the Board requires;

(b)	appoint any person to take such other steps, by instruction given by means of a relevant system or otherwise, in the name of the holder of such share as may be required to effect the transfer of such share and such steps shall be as effective as if they had been taken by the registered holder of that share; and

(c)	take such other action that the Board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of that share or otherwise to enforce a lien in respect of that share.

15.5	Unless the Board determines otherwise, shares which a member holds in uncertificated form shall be treated as separate holdings from any shares which that member holds in certificated form but a class of shares shall not be treated as two classes simply because some shares of that class are held in certificated form and others in uncertificated form.

15.6	Unless the Board determines otherwise or the uncertificated securities rules require otherwise, any shares issued or created out of or in respect of any uncertificated shares shall be uncertificated shares and any shares issued or created out of or in respect of any certificated shares shall be certificated shares.

15.7	The Company shall be entitled to assume that the entries on any record of securities maintained by it in accordance with the uncertificated securities rules and regularly reconciled with the relevant Operator register of securities are a complete and accurate reproduction of the particulars entered in the Operator register of securities and shall accordingly not be liable in respect of any act or thing done or omitted to be done by or on behalf of the Company in reliance on such assumption. Any provision of these Articles which requires or envisages that action will be taken in reliance on information contained ,in the Register shall be construed to permit that action to be taken in reliance on information contained in any relevant record of securities (as so maintained and reconciled).

16.	Share certificates

16.1	Every person (except a person to whom the Company is not by law required to issue a certificate) whose name Is entered in the Register as a holder of any certificated shares shall be entitled, without charge, to receive within the time limits prescribed by the Companies Acts (unless the terms of issue prescribe otherwise) one certificate for all of the shares of that class registered in their name.

16.2	The Company shall not be bound to issue more than one certificate in respect of shares held jointly by two or more persons. Delivery of a certificate to the person first named in the Register shall be sufficient delivery to all joint holders.

16.3	Where a member has transferred part only of the shares comprised in a certificate, they shall be entitled without charge to a certificate for the balance of such shares to the extent that the balance is to be held in certificated form. Where a member receives more shares of any class, they shall be entitled without charge to a certificate for the extra shares of that class to the extent that the balance is to be held in certificated form.

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16.4	A share certificate may be issued under Seal (by affixing the Seal to or printing the Seal or a representation of it on the certificate) or signed by at least two Directors or by at least one Director and the Secretary. Such certificate shall specify the number and class of the shares in respect of which it is issued and the amount or respective amounts paid up on it. The Board may by resolution decide, either generally or in any particular case or cases, that any signatures on any share certificates need not be autographic but may be applied to the certificates by some mechanical or other means or may be printed on them or that the certificates need not be signed by any person.

16.5	Every share certificate sent in accordance with these Articles will be sent at the risk of the member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

17.	Replacement certificates

17.1	Any two or more certificates representing shares of any one class held by any member may at their request be cancelled and a single new certificate for such shares issued in lieu without charge on surrender of the original certificates for cancellation.

17.2	Any certificate representing shares of any one class held by any member may at their request be cancelled and two or more certificates for such shares may be issued instead.

17.3	If a share certificate is defaced, worn out or said to be stolen, lost or destroyed, it may be replaced on such terms as to evidence and indemnity as the Board may decide and, where it is defaced or worn out, after delivery of the old certificate to the Company.

17.4	The Board may require the payment of any exceptional out-of-pocket expenses of the Company incurred in connection with the issue of any certificates under this Article. In the case of shares held jointly by several persons, any such request as is mentioned in this Article may be made by any one of the joint holders.

18.	Lien on shares not fully paid

The Company shall have a first and paramount lien on every share, not being a fully paid share, for all amounts payable to the Company (whether presently or not) in respect of that share. The Company's lien over a share takes priority over any third party's interest in that share, and extends to any dividend or other money payable by the Company in respect of that share (and, if the lien is enforced and the share is sold by the Company, the proceeds of sale of that share). The Board may at any time, either generally or in any particular case, waive any hen that has arisen or declare any share to be wholly or in part exempt from the provisions of this Article.

19.	Enforcement of lien by sale

The Company may sell, in such manner as the Board may decide, any share over which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen (14) clear days after a notice has been served on the holder of the share or the person who is entitled by transmission to the share, demanding payment and stating that if the notice is not complied with the share may be sold. For giving effect to the sale, in the case of a certificated share, the Board may authorise some person to sign an instrument of transfer of the share sold to, or in accordance with the directions, of the buyer. In the case of an uncertificated share, the Board may require the Operator to convert the share into certificated form and after such conversion, authorise any person to sign the instrument of transfer of the share to effect the sale of the share. The buyer shall not be bound to see to the application of the purchase money, nor shall their title to the share be affected by any irregularity or invalidity in the proceedings in reference to the sale.

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20.	Application of proceeds of sale

The net proceeds of any sale of shares subject to any lien, after payment of the costs, shall be applied:

(a)	first, in or towards satisfaction of so much of the amount due to the Company or of the liability or engagement (as the case may be) as is presently payable or is liable to be presently fulfilled or discharged; and

(b)	second, any residue shall be paid to the person who was entitled to the share at the time of the sale but only after the certificate for the shares sold has been surrendered to the company for cancellation, or an indemnity in a form reasonably satisfactory to the Directors has been given for any lost certificates, and subject to a like lien for debts or liabilities not presently payable as existed on the share prior to the sale.

21.	Calls

21.1	Subject to these Articles and the terms on which the shares are allotted, the Board may from time to time make calls on the members in respect of any monies unpaid on their shares (whether in respect of nominal value or premium) and not payable on a date fixed by or in accordance with the terms of issue.

21.2	Each member shall (subject to the Company serving upon him at least fourteen (14) clear days' notice specifying when and where payment is to be made and whether or not by instalments) pay to the Company as required by the notice the amount called on for their shares.

21.3	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

21.4	A call may be revoked or postponed, in whole or in part, as the Board may decide.

21.5	Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which the call is required to be paid.

22.	Liability of Joint Holders

The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share.

23.	Interest on calls

If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay all expenses that may have been incurred by the Company by reason of such non-payment together with interest on the amount unpaid from the day it is due and payable to the time of actual payment at such rate (not exceeding the Bank of England base rate by more than five percentage points) as the Board may decide. The Board may waive payment of the interest or the expenses in whole or in part.

24.	Sums treated as calls

An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call and if it is not paid these Articles shall apply as if that sum had become due and payable by virtue of a call.

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25.	Power to differentiate

On or before the issue of shares, the Board may decide that allottees or holders of shares can be called on to pay different amounts or that they can be called on at separate times.

26.	Payment of calls in advance

The Board may, if it thinks fit, receive from any member willing to advance the same, all or any part of the monies uncalled and unpaid on the shares held by him. Such payment in advance of calls shall, to the extent of the payment, extinguish the liability on the shares on which it is made. The Company may pay interest on the money paid in advance, or so much of it as exceeds the amount for the time being called upon the shares in respect of which such advance has been made, at such rate as the Board may decide. The Board may at any time repay the amount so advanced by giving at least three months' notice in writing lo such member of its intention to do so, unless before the expiration of such notice the amount so advanced shall have been called up on the shares in respect of which it was advanced.

27.	Notice if call or instalment not paid

If any member fails to pay the whole of any call (or any instalment of any call) by the date when payment is due, the Board may at any time give notice in writing to such member (or to any person entitled to the shares by transmission), requiring payment of the amount unpaid (and any accrued interest and any expenses incurred by the Company by reason of such non-payment) by a date not less than fourteen (14) clear days from the date of the notice. The notice shall name the place where the payment is to be made and state that, if the notice is not complied with, the shares in respect of which such call was made will be liable to be forfeited.

28.	Forfeiture for non-compliance

If the notice referred to in Article 27 is not complied with, any share for which it was given may be forfeited, by resolution of the Board to that effect, at any time before the payment required by the notice has been made. Such forfeiture shall include all dividends declared or other monies payable in respect of the forfeited shares and not paid before the forfeiture.

29.	Notice after forfeiture

When any share has been forfeited, notice of the forfeiture shall be served on the holder of the share or the person entitled to such share by transmission (as the case may be) before forfeiture. An entry of such notice having been given and of the forfeiture and the date of forfeiture shall immediately be made in the Register in respect of such share. However, no forfeiture shall be invalidated by any omission to give such notice or to make such entry in the Register.

30.	Forfeiture may be annulled

The Board may annul the forfeiture of a share, at any time before any forfeited share has been cancelled or sold, re-allotted or otherwise disposed of, on the terms that payment shall be made of all calls and interest due on it and all expenses incurred in respect of the share and on such further terms (if any) as the Board shall see fit.

31.	Surrender

The Board may accept the surrender of any share liable to be forfeited and, in any event, references in these Articles to forfeiture shall include surrender.

32.	Sale of forfeited shares

32.1	A forfeited share shall become the property of the Company.

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32.2	Subject to the Companies Acts, any such share may be sold, re-allotted or otherwise disposed of, on such terms and in such manner as the Board thinks fit.

32.3	The Board may, for the purposes of the disposal, authorise some person to transfer the share in question and may enter the name of the transferee in respect of the transferred share in the Register even if no share certificate is lodged and may issue a new certificate to the transferee. An instrument of transfer executed by that person shall be as effective as if it had been executed by the holder of, or the person entitled by transmission to, the share. The Company may receive the consideration (if any) given for the share on its disposal.

33.	Effect of forfeiture

A shareholder whose shares have been forfeited shall cease to be a member in respect of such forfeited shares and shall surrender the certificate for such shares to the Company for cancellation.

Such shareholder shall remain liable to pay to the Company all sums which at the date of forfeiture were presently payable by him to the Company in respect of such shares with interest (not exceeding the Bank of England base rate by 2 percentage points) from the date of the forfeiture to the date of payment. The Directors may waive payment of interest wholly or in part and may enforce payment, without any reduction or allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

34.	Evidence of forfeiture

A statutory declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share. The declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share. The person to whom the share is transferred or sold shall not be bound to see to the application of the purchase money or other consideration (if any), nor shall their title to the share be affected by any act, omission or irregularity relating to or connected with the proceedings in reference to the forfeiture or disposal of the share.

35.	Form of transfer

35.1	Subject to these Articles:

(a)	each member may transfer all or any of their shares which are in certificated form by instrument of transfer in writing in any usual form or in any form approved by the Board. Such instrument shall be executed by or on behalf of the transferor and (in the case of a transfer of a share which Is not fully paid up) by or on behalf of the transferee. All instruments of transfer, when registered, may be retained by the Company.

(b)	each member may transfer all or any of their shares which are in uncertificated form by means of a relevant system in such manner provided for, and subject as provided in, the uncertificated securities rules. No provision of these Articles shall apply in respect of an uncertificated share to the extent that it requires or contemplates the effecting of a transfer by an instrument in writing or the production of a certificate for the share to be transferred.

35.2	The transferor of a share shall be deemed to remain the holder of the share concerned until the name of the transferee is entered in the Register in respect of it.

36.	Right to refuse registration of transfer

36.1	The Board may, in its absolute discretion, refuse to register any transfer of a share in certificated form (or renunciation of a renounceable letter of allotment) unless:

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(a)	it is for a share which is fully paid up;

(b)	it is for a share upon which the Company has no lien;

(c)	it is only for one class of share;

(d)	it is in favour of a single transferee or no more than four joint transferees;

(e)	it is duly stamped or is duly certificated or otherwise shown to the satisfaction of the Board to be exempt from stamp duty (if this is required); and

(f)	it is delivered for registration to the Office (or such other place as the Board may determine), accompanied (except in the case of a transfer by a person to whom the Company is not required by law to issue a certificate and to whom a certificate has not been issued or in the case of a renunciation) by the certificate for the shares to which it relates and such other evidence as the Board may reasonably require to prove the title of the transferor (or person renouncing) and the due execution of the transfer or renunciation by him or, if the transfer or renunciation is executed by some other person on their behalf, the authority of that person to do so.

36.2	The Board shall not refuse to register any transfer or renunciation of partly paid shares which are listed on Nasdaq or any other relevant stock exchange on the grounds that they are partly paid shares in circumstances where such refusal would prevent dealings in such shares from taking place on an open and proper basis.

36.3	Transfers of shares will not be registered in the circumstances referred to in Article 76.

36.4	The Board may refuse to register a transfer of uncertificated shares in any circumstances that are allowed or required by the uncertificated securities rules and the relevant system.

37.	Notice of refusal to register a transfer

If the Board refuses to register a transfer of a share it shall notify the transferee of the refusal and the reasons for it within two months after the date on which the transfer was lodged with the Company or the instructions to the relevant system received. Any instrument of transfer which the Board refuses to register shall be returned to the person depositing it (except if there is suspected or actual fraud). All instruments of transfer which are registered may be retained by the Company.

38.	No fees on registration

No fee shall be charged for registration of a transfer or other document or instruction relating to or affecting the title to any share or for making any other entry in the Register.

39.	Other powers in relation to transfers

Nothing in these Articles shall prevent the Board:

(a)	from recognising a renunciation of the allotment of any share by the allottee in favour of another person; or

(b)	(if empowered to do so by these Articles) from authorising any person to execute an instrument of transfer of a share and from authorising any person to transfer that share in accordance with any procedures implemented under Article 19.

40.	Transmission of shares on Death

If a member dies, the survivors or survivor (where they was a joint holder), and their executors or administrators (where they was a sole or the only survivor of joint holders), shall be the only persons recognised by the Company as having any title to their shares. Nothing in these Articles shall release the estate of a deceased member from any liability for any share which has been solely or jointly held by him.

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41.	Election of person entitled by transmission

41.1	Any person becoming entitled to a share because of the death or bankruptcy of a member, or otherwise by operation of law, may (on such evidence as to their title being produced as the Board may require) elect either to become registered as a member or to have some person nominated by him registered as a member. If they elect to become registered himself, they shall notify the Company to that effect. If they elect to have some other person registered, they shall execute an instrument of transfer of such share to that person. All the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer (as the case may be) as if it were an instrument of transfer executed by the member and their death, bankruptcy or other event had not occurred. Where the entitlement of a person to a share because of the death or bankruptcy of a member or otherwise by operation of law is proved to the satisfaction of the Board, the Board shall within thirty (30) days after proof cause the entitlement of that person to be noted in the Register.

41.2	A person entitled by transmission to a share in uncertificated form who elects to have some other person registered shall either:

(a)	procure that instructions are given by means of the relevant system to effect transfer of such uncertificated share to that person; or

(b)	change the uncertificated share to certificated form and execute an instrument of transfer of that certificated share to that person.

42.	Rights on transmission

Where a person becomes entitled to a share because of the death or bankruptcy of any member, or otherwise by operation of law, the rights of the holder in relation to such share shall cease. However, the person so entitled may give a good discharge for any dividends and other monies payable in respect of it and shall have the same rights to which they would be entitled if they were the holder of the share, except that they shall not be entitled to receive notice of, or to attend or vote at, any meeting of the Company or an separate meeting of the holders of any class of shares of the Company before they are registered as the holder of the share. The Board may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share. If the notice is not complied with within thirty (30) days, the Board may withhold payment of all dividends and the other monies payable in respect of such share until the requirements of the notice have been complied with.

43.	Destruction of documents

43.1	The Company may destroy any:

(a)	instrument of transfer, after six years from the date on which it is registered;

(b)	dividend mandate or any variation or cancellation of a dividend mandate or any notification of change of name or address, after two years from the date on which it is recorded;

(c)	share certificate, after one year from the date on which it is cancelled;

(d)	instrument of proxy which has been used for the purpose of voting at any time after one year has elapsed from the date of use;

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(e)	instrument of proxy which has not been used for the purpose of voting at any time after a period of one month has elapsed from the end of the meeting to which the instrument of proxy relates;

(f)	Share Warrant (including coupons or tokens detailed from 1t) which has been cancelled at any time after seven years from the date on which it was cancelled; or

(g)	other document for which any entry in the Register is made, after six years from the date on which an entry was first made in the Register in respect of it,

provided that the Company may destroy any such type of document at a date earlier than that authorised by this Article if a copy of such document is made and retained (whether electronically, by microfilm, by digital imaging or by other similar means) until the expiration of the period applicable to the destruction of the original of such document.

43.2	It shall be conclusively presumed in favour of the Company that every:

(a)	entry in the Register purporting to have been made on the basis of a document so destroyed was duly and properly made;

(b)	instrument of transfer so destroyed was duly registered;

(c)	share certificate so destroyed was duly cancelled; and

(d)	other document so destroyed had been properly dealt with under its terms and was valid and effective according to the particulars in the records of the Company.

43.3	This Article shall only apply to the destruction of a document in good faith and without notice of any claim (regardless of the parties to it) to which the document might be relevant. Nothing In this Article shall be construed as imposing any liability on the Company in respect of the destruction of any such document other than as provided for in this Article which would not attach to the Company in the absence of this Article. References in this Article to the destruction of any document include references to the disposal of it in any manner.

43.4	References in this Article to instruments of transfer shall include, in relation to uncertificated shares, instructions and/or notifications made in accordance with the relevant system relating to the transfer of such shares.

44.	Sub-division

Any resolution authorising the Company to sub-divide its shares or any of them may determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage or be subject to any restriction as compared with the others.

45.	Fractions

45.1	Where any difficulty arises in regard to any consolidation or division, the Board may settle such difficulty as they see fit. In particular, without limitation, the Directors may sell to any person (including the Company) the shares representing the fractions for the best once reasonably obtainable and distribute the net proceeds of sale in due proportion among those members or retain such net proceeds for the benefit of the Company and:

(a)	in the case of shares in certificated form, the Board may authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser and take such other steps (including the giving of directions to or on behalf of the holder, who shall be bound by them) as they think fit to effect such transfer; and

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(b)	in the case of shares in uncertificated form, the Board may:

(i)	to enable the Company to deal with the share in accordance with the provisions of this Article, require or procure any relevant person or the Operator (as applicable) to convert the share into certificated form; and

(ii)	after such conversion, authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser and take such other steps (including the giving of directions to or on behalf of the holder, who shall be bound by them) as they think fit to effect the transfer.

45.2	The transferee shall not be bound to see to the application of the purchase money nor shall their title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

46.	Annual general meetings

An annual general meeting shall be held once a year, at such time (consistent with the terms of the Companies Acts) and place as may be determined by the Board.

47.	Convening of general meetings

All meetings other than annual general meetings shall be called general meetings. The Board or the chairperson of the Board may, whenever it thinks fit, and shall on requisition in accordance with the Companies Acts, proceed to convene a general meeting. For all other purposes, and unless expressly provided otherwise in these Articles, the procedures for giving notice (other than as to duration) of, the conduct of, and voting at annual general meetings and all other general meetings shall be the same.

48.	Notice of general meetings

A general meeting shall be called by at least such minimum notice as is required or permitted by the Companies Acts. The period of notice shall in either case be exclusive of the day on which it is served or deemed to be served and of the day on which the meeting is to be held and shall be given to all members other than those who are not entitled to receive such notices from the Company. The Company may give such notice by any means or combination of means permitted by the Companies Acts.

49.	Contents of notice of meetings

49.1	Every notice calling a meeting shall specify;

(a)	whether the meeting shall be a physical or electronic meeting or a hybrid meeting;

(b)	in the case of a physical meeting and/or a hybrid meeting the place, date, and time of the meeting,

(c)	in the case of an electronic and/or hybrid meeting, the date, time, and electronic platform for the meeting, which electronic platform may vary from time to time and from meeting to meeting as the board, in its sole discretion, sees fit, and there shall appear with reasonable prominence in every such notice a statement that a member entitled to attend and vote is entitled to a proxy or (if they have more than one share) proxies to exercise all or any of their rights to attend, speak and vote and that a proxy need not be a member of the Company. Such notice shall also include the address of the website on which the information required by the Act is published, state the procedures with which members must comply in order to be able to attend and vote at the meeting (including the date by which they must comply}, provide details of any forms to be used for the appointment of a proxy and state that a member has the right to ask questions at the meeting in accordance with the Act.

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49.2	The notice shall specify the general nature of the business to be transacted at the meeting and shall set out the text of all resolutions to be considered by the meeting and shall state in each case whether it is proposed as an ordinary resolution or as a special resolution.

49.3	In the case of an annual general meeting, the notice shall also specify the meeting as such.

49.4	For the purposes of determining which persons are entitled to attend or vote at a meeting and how many votes a person may cast, the Company may specify in the notice of meeting a time, not more than forty-eight (48) hours before the time fixed for the meeting (not taking into account non-working days) by which a person must be entered in the Register in order to have the right to attend or vote at the meeting or appoint a proxy to do so.

50.	Omission to give notice and non-receipt of notice

The accidental omission to give notice of any meeting or to send an instrument of proxy (where this is intended to be sent out with the notice) to, or the non-receipt of either by, any person entitled to receive the same shall not invalidate the proceedings of that meeting.

51.	Postponement of general meeting

If the Board considers that it is impracticable or unreasonable to hold a general meeting on the date or at the time or place stated in the notice calling the meeting, it may postpone or move the meeting (or do both}. The Board shall take reasonable steps to ensure that notice of the date, time and place of the rearranged meeting is given to any member trying to attend the meeting at the original time and place. Notice of the date, time and place of the rearranged meeting shall, if practicable, also be placed in at least two national newspapers published in the United Kingdom. Notice of the business to be transacted at such rearranged meeting shall not be required. If a meeting is rearranged in this way, appointments of proxy are valid if they are received as required by these Articles not less than forty-eight (48) hours before the time appointed for holding the rearranged meeting and for the purpose of calculating this period, the Board can decide in their absolute discretion, not to take account of any part of a day that is not a working day. The Board may also postpone or move the rearranged meeting (or do both) under this Article.

52.	Quorum at general meeting

No business shall be transacted at any general meeting unless a quorum is present. If a quorum is not present a chairperson of the meeting can still be chosen and this will not be treated as part of the business of the meeting. Two members present in person or by proxy and entitled to attend and to vote on the business to be transacted shall be a quorum.

53.	Procedure if quorum not present

If a quorum is not present within fifteen (15) minutes (or such longer interval as the chairperson in their absolute discretion thinks fit) from the time appointed for holding a general meeting, or if a quorum ceases to be present during a meeting, the meeting shall be dissolved if convened on the requisition of members. In any other case, the meeting shall stand adjourned to another day, (not being less than ten (10) clear days after the date of the original meeting), and at such time and place as the chairperson (or, in default, the Board) may determine. If at such adjourned meeting a quorum is not present within fifteen (15) minutes from the time appointed for holding the meeting, one person entitled to vote on the business to be transacted, being a member or a proxy for a member or a duly authorised representative of a corporation which is a member, shall be a quorum and any notice of an adjourned meeting shall state this.

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54.	Chairperson of general meeting

The chairperson of the Board shall preside at every general meeting of the Company. If there is no such chairperson or if at any meeting they shall not be present within five (5) minutes after the time appointed for holding the meeting, or shall be unwilling to act as chairperson, the deputy chairperson (if any) of the Board shall, if present and willing to act, preside at such meeting. If more than one deputy chairperson is present they shall agree amongst themselves who is to take the chair or, if they cannot agree, the deputy chairperson who has been in office as a Director the longest shall take the chair. If no chairperson or deputy chairperson shall be so present and willing to act, the Directors present shall choose one of their number to act or, if there be only one Director present, they shall be chairperson if willing to act. If there be no Director present and willing to act, the members present and entitled to vote shall choose one of their number to be chairperson of the meeting. Nothing in these Articles shall restrict or exclude any of the powers or rights of a chairperson of a meeting which are given by law.

55.	Entitlement to attend and speak

55.1	A Director (and any other person invited by the chairperson to do so) may attend and speak at any general meeting and at any separate meeting of the holders of any class of shares of the Company, whether or not they are a member.

55.2	The Board may resolve to enable persons entitled to attend a general meeting hosted on an electronic platform (such meeting being an electronic general meeting) to do so by simultaneous attendance by electronic means with no member necessarily in physical attendance at the electronic general meeting. The members or their proxies present shall be counted in the quorum for, and entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chairperson of the general meeting is satisfied that adequate facilities are available throughout the electronic general meeting to ensure that members attending the electronic general meeting who are not present together at the same place may, by electronic means, attend and speak and vote at it.

55.3	Nothing in these Articles prevents a general meeting being held both physically and electronically.

56.	Adjournments

56.1	The chairperson may, with the consent of a meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn any meeting from time to time (or indefinitely) and from place to place as the meeting shall determine.

56.2	Without prejudice to any other power which they may have under these Articles or at common law, the chairperson may, without the need for the consent of the meeting, interrupt or adjourn any meeting from time to time and from place to place or for an indefinite period if they are of the opinion that it has become necessary to do so in order to secure the proper and orderly conduct of the meeting or to give all persons entitled to do so a reasonable opportunity of attending, speaking and voting at the meeting (where facilities at a physical meeting place and/or an electronic platform appear to the chairperson to have become inadequate for the purpose) or to ensure that the business of the meeting is properly disposed of.

56.3	Meetings can be adjourned more than once, in accordance with the procedures set out in this Article.

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57.	Notice of adjournment

If the meeting is adjourned indefinitely or for more than three months, notice of the adjourned meeting shall be given in the same manner as in the case of the original meeting. Except as provided in these Articles, there is no need to give notice of the adjourned meeting or of the business to be considered there.

58.	Business of adjourned meeting

No business shall be transacted at any adjourned meeting other than the business which might properly have been transacted at the meeting from which the adjournment took place.

59.	Security arrangements and orderly conduct

59.1	The Board may direct that any person wishing to attend any meeting should provide such evidence of identity and submit to such searches or other security arrangements or restrictions as the Board shall consider appropriate in the circumstances and shall be entitled in its absolute discretion to refuse entry to any meeting to any person who fails to provide Such evidence of identity or to submit to such searches or to otherwise comply with such security arrangements or restrictions.

59.2	The Board and, at any electronic general meeting, the chairperson may make any arrangement and impose any requirement or restriction as is:

(a)	necessary to ensure the identification of those taking part and the security of the electronic communication; and

(b)	proportionate to those objectives.

In this respect, the Company is able to authorise any voting application, system, or facility for electronic general meetings as it sees fit.

59.3	The chairperson shall take such action or give directions as they think fit to promote the orderly conduct of the business of the meeting as laid down in the notice of the meeting and to ensure the security of the meeting and the safety of the people attending the meeting. The chairperson's decision on matters of procedure or arising incidentally from the business of the meeting shall be final as shall be their determination as to whether any matter is of such a nature.

60.	Overflow meeting rooms

60.1	The Board may, in accordance with this Article, make arrangements for members and proxies who are entitled to attend and participate in a general meeting, but who cannot be seated in the main meeting room where the chairperson will be, to attend and take part in a general meeting in an overflow room or rooms. Any overflow room will have appropriate links to the main room and will enable audio-visual communication between the meeting rooms throughout the meeting. The Board will decide how to divide members and proxies between the main room and the overflow room. If an overflow room is used, the meeting will be treated as being held and taking place in the main meeting room and the meeting will consist of all the members and proxies who are attending both in the main meeting room and the overflow room.

60.2	Details of any arrangements for overflow rooms will be set out in the notice of the meeting but failure to do so will not invalidate the meeting.

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61.	Satellite meeting places

61.1	To facilitate the organisation and administration of any general meeting, the Board may decide that the meeting shall be held at two or more locations.

61.2	For the purposes of these Articles, any general meeting of the Company taking place at two or more locations shall be treated as taking place where the chairperson of the meeting presides (the principal meeting place) and any other location where that meeting takes place is referred in this Article as a satellite meeting.

61.3	A member present in person or by proxy at a satellite meeting may be counted in the quorum and may exercise all rights that they would have been able to exercise if they were present at the principal meeting place.

61.4	The Board may make and change from time to time such arrangements as they shall in their absolute discretion consider appropriate to:

(a)	ensure that all members and proxies for members wishing to attend the meeting can do so;

(b)	ensure that all persons attending the meeting are able to participate in the business of the meeting and to see and hear anyone else addressing the meeting;

(c)	ensure the safety of persons attending the meeting and the orderly conduct of the meeting; and

(d)	restrict the numbers of members and proxies at any one location to such number as can safely and conveniently be accommodated there.

61.5	The entitlement of any member or proxy to attend a satellite meeting shall be subject to any such arrangements then in force and stated by the notice of the meeting or adjourned meeting to apply to the meeting.

61.6	If there is a failure of communication equipment or any other failure in the arrangements for participation in the meeting at more than one place, the chairperson may adjourn the meeting in accordance with Article 56. Such adjournment will not affect the validity of such meeting, or any business conducted at such meeting up to the point of adjournment, or any action taken pursuant to such meeting.

61.7	A person (satellite chairperson) appointed by the Board shall preside at each satellite meeting. Every satellite chairperson shall carry out all requests made of him by the chairperson of the meeting, may take such action as they think necessary to maintain the proper and orderly conduct of the satellite meeting and shall have all powers necessary or desirable for such purposes.

62.	Procedure where general meetings held at more than one place

62.1	The provisions of this Article shall apply if any general meeting is held at or adjourned to more than one place.

62.2	The notice of such a meeting or adjourned meeting shall specify the principal meeting place and the Directors shall make arrangements for simultaneous attendance and participation at the principal meeting place and at other satellite meetings by members, provided that persons attending at any particular place shall be able to see and hear and be seen and heard by means of audio visual links by persons attending the principal meeting place and at the other satellite meeting places at which the meeting is held.

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62.3	The Directors may from time to time make such arrangements for the purpose of controlling the level of attendance at any such place (whether involving the issue of tickets or the imposition of some geographical or regional means of selection or otherwise) as they shall in their absolute discretion consider appropriate, and may from time to time vary any such arrangements or make new arrangements in place of them, provided that a member who is not entitled to attend, in person or by proxy, at any principal meeting place shall be entitled so to attend at one of the satellite meetings, and the entitlement of any member so to attend the meeting or adjourned meeting at such place shall be subject to any such arrangements as may from time to time be in force and by the notice of meeting or adjourned meeting stated to apply to the meeting.

62.4	For the purposes of all other provisions of these Articles, any such meeting shall be treated as being held at the principal meeting place.

62.5	If a meeting is adjourned to more than one place, not less than seven days' notice of the adjourned meeting shall be given despite any other provision of these Articles.

63.	Amendment to resolutions

63.1	If an amendment to any resolution under consideration is proposed but is ruled out of order by the chairperson of the meeting in good faith, any error in such ruling shall not invalidate the proceedings on the original resolution.

63.2	In the case of a resolution duly proposed as a special resolution, no amendment to it (other than an amendment to correct a patent error) may in any event be considered or voted on. In the case of a resolution duly proposed as an ordinary resolution no amendment to it (other than an amendment to correct a patent error) may be considered or voted on unless either at least forty-eight (48) hours prior to the lime appointed for holding the meeting or adjourned meeting at which such ordinary resolution is to be proposed, notice in writing of the terms of the amendment and intention to move the same has been lodged at the Office or received in electronic form at the electronic address at which the Company has or is deemed to have agreed to receive it or the chairperson of the meeting in their absolute discretion decides that it may be considered or voted on.

64.	Withdrawal and ruling amendments out of order

With the consent of the chairperson of the meeting, an amendment may be withdrawn by its proposer before ii is voted on. If an amendment proposed to any resolution under consideration is ruled out of order by the chairperson of the meeting, the proceedings on the resolution shall not be invalidated by any error in the ruling.

65.	Members' resolutions

65.1	Members of the Company shall have the rights provided by the Companies Acts to have the Company circulate and give notice of a resolution which may be properly moved, and is intended to be moved, at the Company's next annual general meeting.

65.2	Expenses of complying with these rights shall be borne in accordance with the Companies Acts.

66.	Method of voting

66.1	Any resolution put to the vote of a general meeting must be decided exclusively on a poll.

66.2	At general meetings, resolutions shall be put to the vote by the chairperson of the meeting and there shall be no requirement for the resolution to be proposed or seconded by any person.

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67.	Objection to error in voting

No objection shall be raised to the qualification of any voter or to the counting of, or failure to count, any vote, except at the meeting or adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairperson of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairperson decides that the same is of sufficient magnitude to vitiate the resolution or may otherwise have affected the decision of the meeting. The decision of the chairperson of the meeting on such matters shall be final and conclusive.

68.	Voting Procedure

68.1	Any poll on any question of adjournment shall be taken immediately. A poll on any other matter shall be taken in such manner (including the use of ballot or voting papers or tickets) and at such time and place, not more than thirty (30) days from the date of the meeting or adjourned meeting, as the chairperson shall direct. The chairperson may appoint scrutineers who need not be members. It is not necessary to give notice of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting. In any other case, at least seven clear days' notice shall be given specifying the time, date, and place at which the poll shall be taken. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was due to be conducted.

68.2	Votes may be given in person or by proxy. A member entitled to more than one vote need not, if they vote, use all their votes or cast all the votes they use in the same way.

68.3	No notice need be given of a poll not taken during the meeting if the time and place at which it is to be taken are announced at the meeting. In any other case, at least seven clear days' notice must be given specifying the time and place at which the poll is to be taken.

69.	Votes of members

69.1	Subject to Article 69.2, to the Companies Act, to any special terms as to voting on which any shares may have been issued or may for the time being be held and to any suspension or abrogation of voting rights under these Articles, at any general meeting:

(a)	every Class A Ordinary Shareholder present in person or by duly appointed proxy or corporate representative has one vote for every Class A Ordinary Share of which they are the holder or in respect of which their appointment as proxy or corporate representative has been made;

(b)	each Class B Ordinary Shareholder present in person or by duly appointed proxy or corporate representative has ten (10) votes for every Class B Ordinary Share of which they are the holder or in respect of which their appointment as proxy or corporate representative has been made; and

(c)	a member, proxy or corporate representative entitled to more than one vote need not, if they vote, use all their votes or cast all the votes they use the same way.

69.2	If two or more persons are joint holders of a share, then in voting on any question the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order In which the names of the holders stand in the Register.

69.3	Where in England or elsewhere a receiver or other person (by whatever name called) has been appointed by any court claiming jurisdiction in that behalf to exercise powers with respect to the property or affairs of any member on the ground (however formulated) of mental disorder, the Board may in its absolute discretion, upon or subject to production of such evidence of the appointment as the Board may require, permit such receiver or other person on behalf of such member to vote in person by proxy on behalf of such member at any general meeting or to exercise any other right conferred by membership in relation to meetings of the Company. Evidence to the satisfaction of the Board of the authority of the person claiming to exercise the right to vote shall be deposited at the Office, or at such other place as is specified in accordance with these Articles for the deposit of instruments of proxy, at least forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and, in default, the right to vote shall not be exercisable.

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69.4	In the case of equality of votes the chairperson of the meeting shall not be entitled to a casting vote.

69.5	In order that the Company may determine the members entitled to vote at any meeting of members or any adjournment thereof, and how many votes such person may cast, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed the record date for determining members entitled to vote at a meeting of members shall, unless otherwise required by law, be at the close of business on the business day preceding the day on which notice is given.

70.	No right to vote where sums overdue on shares

No member may vote at a general meeting (or any separate meeting of the holders of any class of shares), either in person or by proxy, or to exercise any other right or privilege as a member in respect of a share held by him unless:

(a)	all calls or other sums presently due and payable by him in respect of that share whether alone or jointly with any other person together with interest and expenses (if any) have been paid to the Company; or

(b)	the Board determines otherwise.

71.	Voting by Proxy

71.1	Subject to Article 71.2, an instrument appointing a proxy shall be in writing in any usual form (or in another form approved by the Board) executed under the hand of the appointor or their duly constituted attorney or, if the appointor is a corporation, under its seal or signed by a duly authorised officer or attorney or other person authorised to sign.

71.2	Subject to the Companies Acts, the Board may accept the appointment of a proxy received by electronic means on such terms and subject to such conditions as it considers fit. The appointment of a proxy received by electronic means shall not be subject to the requirements of Article 71.1.

71.3	For the purposes of 71.1 and 71.2, the Board may require such reasonable evidence it considers necessary to determine:

(a)	the identity of the member and the proxy; and

(b)	where the proxy is appointed by a person acting on behalf of the member, the authority of that person to make the appointment.

71.4	A member may appoint another person as their proxy to exercise all or any of their rights to attend and to speak and to vote on a resolution or amendment of a resolution, or on other business arising, at a meeting or meetings of the Company. Unless the contrary is stated in it, the appointment of a proxy shall be deemed to confer authority to exercise all such rights, as the proxy thinks fit.

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71.5	A proxy need not be a member.

71.6	A member may appoint more than one proxy in relation to a meeting, provided that each proxy is appointed to exercise the rights attached to different shares held by the member. When two or more valid but differing appointments of proxy are delivered or received for the same share for use at the same meeting, the one which is last validly delivered or received (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

71.7	Delivery or receipt of an appointment of proxy does not prevent a member attending and voting in person at the meeting or an adjournment of the meeting.

71.8	The appointment of a proxy shall (unless the contrary is stated in it) be valid for an adjournment of the meeting as well as for the meeting or meetings to which it relates. The appointment of a proxy shall be valid for 12 months from the date of execution or, in the case of an appointment of proxy delivered by electronic means, for 12 months from the date of delivery unless otherwise specified by the Board.

71.9	Subject to the Companies Acts, the Company may send a form of appointment of proxy to all or none of the persons entitled to receive notice of and to vote at a meeting. If sent, the form shall provide for three-way voting on all resolutions (other than procedural resolutions) set out in the notice of meeting.

71.10	The Company shall not be bound to enquire whether any proxy or corporate representative votes in accordance with the instructions given to him by the member they represents and if a proxy or corporate representative does not vote in accordance with the instructions of the member they represents the vote or votes cast shall nevertheless be valid for all purposes.

72.	Receipt of proxy

72.1	An instrument appointing a proxy and any reasonable evidence required by the Board in accordance with Article 71.3 shall:

(a)	subject to 72.1(c) and (d), in the case of an instrument of proxy in hard copy form, delivered to the office, or another place in the United Kingdom specified in the notice convening the meeting or in the form of appointment of proxy or other accompanying document sent by the Company in relation to the meeting (a "proxy notification address") not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;

(b)	subject to 72.1(c) and (d), in the case of an appointment of a proxy sent by electronic means, where the Company has given an electronic address (a "proxy notification electronic address"):

(i)	in the notice calling the meeting;

(ii)	in an instrument of proxy sent out by the Company in relation to the meeting;

(iii)	in an invitation to appoint a proxy issued by the Company in relation to the meeting; or

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(iv)	on a website maintained by or on behalf of the Company on which any information relating to the meeting is required by the Act to be kept,

It shall be received at such proxy notification electronic address not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote.

(c)	In the case of a poll taken more than forty-eight (48) hours after it is demanded, delivered or received at a proxy notification address or a proxy notification electronic address and not less than twenty-four (24) hours before the time appointed for the holding of the adjourned meeting; or

(d)	in the case of a poll which is not taken at the meeting but is taken forty-eight (48) hours or less thereafter, or in the case of an adjourned meeting to be held forty-eight (48) hours or less after the lime fixed for holding the original meeting, received:

(i)	at a proxy notification address or a proxy notification electronic address in accordance with 72.1(a) or (b):

(ii)	by the chairperson of the meeting or the secretary or any Director at the meeting, as the case may be, at the original meeting; or

(iii)	at a proxy notification address or a proxy notification electronic address by such time as the chairperson of the meeting may direct at the meeting.

In calculating the periods in this Article, no account shall be taken of any part of a day that is not a working day.

72.2	The Board may decide, either generally or in any particular case, to treat a proxy appointment as valid notwithstanding that the appointment or any of the information required under Article 71.3 has not been received in accordance with the requirements of this Article.

72.3	Subject to Article 72.2, if the proxy appointment and any of the information required under Article 71.3 is not received in the manner set out in Article 72.1, the appointee shall not be entitled to vote in respect of the shares in question.

72.4	Without limiting the foregoing, in relation to any uncertificated shares, the Board may from time to time:

(a)	permit appointments of a proxy by means of a communication sent in electronic form in the form of an uncertificated proxy instruction; and

(b)	permit supplements to, or amendments or revocations of, any such uncertificated proxy instruction by the same means.

The Board may in addition prescribe the method of determining the time at which any such uncertificated proxy instruction is to be treated as received by the Company or a participant acting on its behalf. The Board may treat any such uncertificated proxy instruction which purports to be or is expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that holder.

73.	Revocation of proxy

A vote given shall be valid in the event of the death or mental disorder of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, or the transfer of the share for which the instrument of proxy is given, unless notice in writing of such death, mental disorder, revocation or transfer shall have been received by the Company at the Office, or at such other place as has been appointed for the deposit of instruments of proxy, no later than the last time at which an appointment of a proxy should have been received in order for it to be valid for use at the meeting at which the vote was given.

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74.	Availability of appointments of proxy

The Directors may at the expense of the Company send or make available appointments of proxy or invitations to appoint a proxy to the members by post or by electronic means or otherwise (with or without provision for their return prepaid) for use at any general meeting or at any separate class meeting, either in blank or nominating in the alternative any one or more of the Directors or any other person If for the purpose of any meeting, appointments of proxy or invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company's expense, they shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote at it. The accidental omission, or the failure due to circumstances beyond the Company's control, to send or make available such an appointment of proxy or give such an invitation to, or the non-receipt thereof by, any member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting.

75.	Corporate representatives

75.1	A corporation (whether or not a company within the meaning of the Act) which is a member may, by resolution of its Directors or other governing body, authorise such person as it thinks fit to act as its representative (or, as the case may be, representatives) at any meeting of the Company or at any separate meeting of the holders of any class of shares.

75.2	Any person so authorised shall be entitled to exercise the same powers on behalf of the corporation (in respect of that part of the corporation's holdings to which the authority relates) as the corporation could exercise if it were an individual member.

75.3	The corporation shall for the purposes of these Articles be deemed to be present in person and at any such meeting if a person so authorised is present at it, and all references to attendance and voting in person shall be construed accordingly.

75.4	A Director, the Secretary or some person authorised for the purpose by the Secretary may require the representative to produce a certified copy of the resolution so authorising him or such other evidence of their authority reasonably satisfactory to them before permitting him to exercise their powers.

75.5	A vote given by a corporate representative shall be valid notwithstanding that they are no longer authorised to represent the member unless notice of the revocation of appointment was delivered in writing to the Company at such place or address and by such time as is specified in Article 73 for the revocation of the appointment of a proxy.

76.	Failure to disclose interests in shares

76.1	If a member, or any other person appearing to be interested in shares held by that member, has been issued with a notice under section 793 of the Act (section 793 notice) and has failed in relation to any shares (default shares, which expression includes any shares issued after the date of such notice in right of those shares) to give the Company the information required by the section 793 notice within the prescribed period from the service of the notice, the following sanctions shall apply unless the Board determines otherwise:

(a)	the member shall not be entitled in respect of the default shares to be present or to vote (either in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class of shares or to exercise any other right conferred by membership in relation to any such meeting; and

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(b)	where the default shares represent at least 0.25%, in nominal value of the issued shares of their class (calculated exclusive of any shares held as treasury shares):

(i)	any dividend or other money payable for such shares shall be withheld by the Company, which shall not have any obligation to pay interest on it, and the member shall not be entitled to elect, pursuant to Article 134, to receive shares instead of that dividend; and

(ii)	no transfer, other than an excepted transfer, of any shares held by the member shall be registered unless the member himself is not in default of supplying the required information and the member proves to the satisfaction of the Board that no person in default of supplying such information is interested in any of the shares that are the subject of the transfer.

(c)	For the purposes of ensuring Article 76.1(b)(ii) can apply to all shares held by the member, the Company may in accordance with the uncertificated securities rules, issue a written notification to the Operator requiring conversion into certificated form of any share held by the member in uncertificated form.

76.2	Where the sanctions under Article 76.1 apply in relation to any shares, they shall cease to have effect (and any dividends withheld under Article 76.1(b) shall become payable):

(a)	if the shares are transferred by means of an excepted transfer but only in respect of the shares transferred; or

(b)	at the end of the period of seven days (or such shorter period as the Board may determine) following receipt by the Company of the information required by the section 793 notice and the Board being fully satisfied that such information is full and complete.

76.3	Where, on the basis of information obtained from a member in respect of any share held by him, the Company issues a section 793 notice to any other person. it shall at the same time send a copy of the notice to the member, but the accidental omission to do so, or the non-receipt by the member of the copy, shall not invalidate or otherwise affect the application of Article 76.1.

76.4	For the purposes of this Article:

(a)	a person, other than the member holding a share, shall be treated as appearing to be interested in that share if the member has informed the Company that the person is, or may be, so interested, or if the Company (after taking account of any information obtained from the member or, pursuant to a section 793 notice, from anyone else) knows or has reasonable cause to believe that the person is, or may be, so interested;

(b)	interested shall be construed as it is for the purpose of section 793 of the Act;

(c)	reference to a person having failed to give the Company the information required by a notice, or being in default as regards supplying such information, includes reference:

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(i)	to their having failed or refused to give all of any part of it; and

(ii)	to their having given information which they know to be false in a material particular or having recklessly given information which is false in a material particular;

(d)	prescribed period means fourteen (14) days;

(e)	excepted transfer means, in relation to any shares held by a member:

(i)	a transfer by way of or pursuant to acceptance of a takeover offer for the Company (within the meaning of section 974 of the Act); or

(ii)	a transfer in consequence of a sale made through Nasdaq or any other stock exchange on which the Company's shares are normally traded; or

(iii)	a transfer which is shown to the satisfaction of the Board to be made in consequence of a sale of the whole of the beneficial interest in the shares to a person who is unconnected with the member and with any other person appearing to be interested in the shares.

76.5	Nothing contained in this Article shall be taken to limit the powers of the Company under section 794 of the Act.

77.	Power of sale of shares of untraced members

77.1	The Company shall be entitled to sell at the best price reasonably obtainable any share of a member, or any share to which a person is entitled by transmission, if and provided that:

(a)	during the period of twelve (12) years before the date of sending of the notice referred to in Article 77.1(b) no cheque, order or warrant in respect of such share sent by the Company through the post in a pre-paid envelope addressed to the member or to the person entitled by transmission to the share, at their address on the Register or other last known address given by the member or person to which cheques, orders or warrants in respect of such share are to be sent has been cashed and the Company has received no communications in respect of such share from such member or person entitled, provided that during such period of twelve (12) years the Company has paid at least three cash dividends (whether interim or final) and no such dividend has been claimed by the person entitled to it;

(b)	on or after expiry of the said period of twelve (12) years, the Company has given notice of its intention to sell such share by sending a notice to the member or person entitled by transmission to the share at their address on the Register or other last known address given by the member or person entitled by transmission to the share and before sending such a notice to the member or other person entitled by transmission, the Company must have used reasonable efforts to trace the member or other person entitled, engaging, if considered appropriate, a professional asset reunification company or other tracing agent and/or giving notice of its intention to sell the share by advertisement in a national newspaper and in a newspaper circulating in the area of the address of the member or person entitled by transmission to the share shown in the Register;

(c)	during the further period of three months following the date of such notice and prior to the exercise of the power of sale the Company has not received any communication In respect of such share from the member or person entitled by transmission; and

(d)	the Company has given notice to Nasdaq or the SEC (or to any other stock exchange on which the Company's shares are normally traded) of its intention to make such sale, if shares of the class concerned are listed on Nasdaq or any other relevant stock exchange.

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77.2	To give effect to any sale of shares under this Article:

(a)	in the case of a share in certificated form, the Board may authorise any person to execute an instrument of transfer of the share to the purchaser or a person nominated by the purchaser and take such other steps (including the giving of directions to or on behalf of the holder, who shall be bound by them) as it thinks fit to effect the transfer. The Board may authorise some person to transfer the shares in question and may enter the name of the transferee in respect of the transferred shares in the Register even if no share certificate has been lodged for such shares and may issue a new certificate to the transferee. An instrument of transfer executed by that person shall be as effective as if it had been executed by the holder of, or the person entitled by transmission to, the shares.

(b)	In the case of a share in uncertificated form, the Directors may.

(i)	to enable the Company to deal with the share in accordance with the provisions of this Article, require or procure any relevant person or the Operator (as applicable) to convert the share into certificated form; and

(ii)	after such conversion authorise any person to execute an instrument of transfer of the shares to the purchase or person nominated by the purchaser and take such other steps (including the giving of directions to or on behalf of the holder, who shall be bound by them) as it thinks fit to effect the transfer.

77.3	The buyer shall not be bound to see to the application of the purchase monies, nor shall their title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale. If the shares are in uncertificated form, in accordance with the uncertificated securities rules, the Board may issue a written notification to the Operator requiring the conversion of the share to certificated form.

77.4	If during the period of twelve (12) years referred to in Article 77.1, or during any period ending on the date when all the requirements of 77.1(a) to 77.1(d) have been satisfied, any additional shares have been issued in respect of those held at the beginning of, or previously so issued during, any such period and all the requirements of 77.1(b) to 77.1(d) have been satisfied in regard to such additional shares, the Company shall also be entitled to sell the additional shares.

78.	Application of proceeds of sale of shares of untraced members

The Company shall account to the member or other person entitled to the share for the net proceeds of a sale under Article 77 by carrying all monies relating to such sale to a separate account. The Company shall be deemed to be a debtor to, and not a trustee for, such member or other person in respect of such monies. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments as the Board may think fit. No interest shall be payable to such member or other person in respect of such monies, and the Company does not have to account for any money earned on them.

79.	Number of Directors

Unless otherwise determined by the Company by ordinary resolution, the number of Directors (other than any alternate Directors) shall be at least two and not more than fifteen (15).

80.	Power of company to appoint Directors

Subject to these Articles and the Companies Acts, the Company may by ordinary resolution appoint a person who is willing to act to be a Director, either to fill a vacancy or as an addition to the existing Board but the total number of Directors shall not exceed any maximum number fixed in accordance with these Articles.

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81.	Power of board to appoint Directors

Subject to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board but the total number of Directors shall not exceed any maximum number fixed in accordance with these Articles.

82.	Eligibility of new Directors

82.1	No person, other than a retiring Director (by rotation or otherwise), shall be appointed or re-appointed a Director at any general meeting unless:

(a)	he is recommended by the Board; or

(b)	at least seven but not more than forty-two (42) clear days before the date appointed for the meeting the Company has received notice from a member (other than the person proposed) entitled to vote at the meeting of their intention to propose a resolution for the appointment or re-appointment of that person, stating the particulars which would, if they were so appointed or re-appointed, be required to be included in the Company's register of Directors and a notice executed by that person of their willingness to be appointed or re-appointed, is lodged at the Office.

82.2	A Director need not be a member of the Company.

83.	Retirement of Directors

At each annual general meeting of the Company all Directors shall retire from office except any Director appointed by the Board after the notice of that annual general meeting has been given and before that annual general meeting has been held.

84.	Deemed re-appointment

84.1	A Director who retires at an annual general meeting shall (unless they are removed from office or their office is vacated in accordance with these Articles) retain office until the close of the meeting at which they retires or (if earlier) when a resolution is passed at that meeting not to fill the vacancy or to elect another person in their place or the resolution to re-appoint him is put to the meeting and lost.

84.2	If the Company, at any meeting at which a Director retires in accordance with these Articles does not fill the office vacated by such Director, the retiring Director, if willing to act, shall be deemed to be re-appointed unless at that meeting a resolution is passed not to fill the vacancy or elect another person in their place or unless the resolution to re-appoint him is put to the meeting and lost.

85.	Procedure if insufficient Directors appointed

85.1	If:

(a)	at the annual general meeting in any year any resolution or resolutions for the appointment or re-appointment of the persons eligible for appointment or re-appointment as Directors are put to the meeting and lost; and at the end of that meeting the number of Directors is fewer than any minimum number of Directors required under Article 79, all retiring Directors who stood for re-appointment at that meeting (Retiring Directors) shall be deemed to have been re-appointed as Directors and shall remain in office but the Retiring Directors may only act for the purpose of filling vacancies, convening general meetings of the Company and performing such duties as are essential to maintain the Company as a going concern, and not for any other purpose.

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85.2	The Retiring Directors shall convene a general meeting as soon as reasonably practicable following the meeting referred to in Article 85.1 and they shall retire from office at that meeting. If at the end of any meeting convened under this Article the number of Directors is fewer than any minimum number of Directors required under Article 79, the provisions of this Article shall also apply to that meeting.

86.	Removal of Directors

In addition to any power of removal conferred by the Companies Acts, the Company may by special resolution, or by ordinary resolution of which special notice has been given in accordance with section 312 of the Act, remove a Director before the expiry of their period of office (without prejudice to a claim for damages for breach of contract or otherwise) and may (subject to these Articles) by ordinary resolution appoint another person who is willing to act to be a Director in their place.

87.	Vacation of office by Director

87.1	Without prejudice to the provisions for retirement (by rotation or otherwise) contained in these Articles, the office of a Director shall be vacated if:

(a)	he resigns by notice in writing delivered to the Secretary at the Office or at an address specified by the Company for the purposes of communication by electronic means or tendered at a Board meeting;

(b)	he offers to resign by notice in writing delivered to the Secretary at the Office or at an address specified by the Company for the purposes of communication by electronic means or tendered at a Board meeting and the Board resolves to accept such offer;

(c)	he is requested to resign by all of the other Directors by notice in writing addressed to him at their address as shown in the register of Directors (without prejudice to any claim for damages which they may have for breach of any contract between him and the Company);

(d)	he ceases to be a Director by virtue of any provision of the Companies Acts, is removed from office pursuant to these Articles or the Act or becomes prohibited by law or the Nasdaq rules (or the rules of any other stock exchange on which the Company's shares are normally traded) from being a Director;

(e)	he becomes bankrupt or makes an arrangement or composition with their creditors generally;

(f)	a registered medical practitioner who is treating that person gives a written opinion to the Company stating that person has become physically or mentally incapable of acting as a Director and may remain so for more than three months, or they are or has been suffering from mental or physical ill health and the Board resolves that their office be vacated; or

(g)	he is absent (whether or not their alternate Director appointed by him attends), without the permission of the Board, from Board meetings for six consecutive months and a notice is served on him personally, or at their residential address provided to the Company under section 165 of the Act signed by all the other Directors stating that they shall cease to be a Director with immediate effect (and such notice may consist of several copies each signed by one or more Directors).

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87.2	If the office of a Director is vacated for any reason, they shall cease to be a member of any committee or sub-committee of the Board.

88.	Resolution as to vacancy conclusive

A resolution of the Board declaring a Director to have vacated office under the terms of Article 87 shall be conclusive as to the fact and ground of vacation stated in the resolution.

89.	Appointment of alternate Directors

89.1	Each Director may appoint any person (including another Director) to be their alternate and may at their discretion remove an alternate Director so appointed. Any appointment or removal of an alternate Director must be by written notice delivered to the Office or at an address specified by the Company for the purposes of communication by electronic means or tendered at a Board meeting or in any other manner approved by the Board. The appointment requires the approval of the Board unless it has been previously approved or the appointee is another Director.

89.2	An alternate Director must provide the particulars and sign any form for public filing required by the Companies Acts relating to their appointment.

90.	Alternate Directors' participation in Board meetings

90.1	Every alternate Director is (subject to their giving to the Company an address within the United Kingdom at which notices may be served on him (and, if applicable, an address in relation to which electronic communications may be received by him)) entitled to receive notice of all meetings of the Board and all committees of the Board of which their appointor is a member and, in their appointor's absence, to attend and vote at such meetings and to exercise all the powers, rights, duties and authorities of their appointor. Each person acting as an alternate Director shall have a separate vote at Board meetings for each Director for whom they act as alternate Director in addition to their own vote if they are also a Director, but they shall count as only one for the purpose of determining whether a quorum is present.

90.2	Signature by an alternate Director of any resolution in writing of the Board or a committee of the Board will, unless the notice of their appointment provides otherwise, be as effective as signature by their appointor.

91.	Alternate Director responsible for own acts

Each person acting as an alternate Director will be an officer of the Company, will alone be responsible to the Company for their own acts and defaults and will not be deemed to be the agent of the Director appointing him.

92.	Interests of alternate Director

An alternate Director is entitled to contract and be interested in and benefit from contracts or arrangements with the Company, to be repaid expenses and to be indemnified to the same extent as if they were a Director. However, they are not entitled to receive from the Company any fees for their services as alternate, except such part (if any) of the fee payable to their appointor as such appointor may by written notice to the Company direct.

93.	Revocation of alternate Director

An alternate Director will cease to be an alternate Director:

(a)	if their appointor revokes their appointment; or

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(b)	if they resign their office by notice in writing to the Company; or

(c)	if their appointor ceases for any reason to be a Director, provided that if any Director retires but is re-appointed or deemed to be re-appointed at the same meeting, any valid appointment of an alternate Director which was in force immediately before their retirement shall remain in force; or

(d)	if any event happens in relation to then which, if they were a Director otherwise appointed, would cause them to vacate their office.

94.	Directors' fees

Each of the Directors may be paid a fee at such rate as may from time to time be determined by the Board. However, the aggregate of all fees payable to the Directors (other than amounts payable under any other provision of these Articles) must not exceed £2,000,000 a year or such higher amount as may from time to time be decided by ordinary resolution of the Company. Any fees payable under this Article shall be distinct from any salary, remuneration or other amounts payable to a Director under any other provisions of these Articles and shall accrue from day to day.

95.	Expenses

Each Director may be paid their reasonable travelling, hotel and other expenses properly incurred by him in or about the performance of their duties as Director, including any expenses incurred in attending meetings of the Board or any committee of the Board or general meetings or separate meetings of the holders of any class of shares or debentures of the Company Subject to the Act, the Directors shall have the power to make arrangements to provide a Director with funds to meet expenditure incurred or to be incurred by him for the purposes of the Company or for the purpose of enabling him to perform their duties as an officer of the Company or to enable him to avoid incurring any such expenditure.

96.	Additional remuneration

If by arrangement with the Board any Director shall perform or render any special duties or services outside their ordinary duties as a Director and not in their capacity as a holder of employment or executive office, they may be paid such reasonable additional remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine.

97.	Remuneration of executive Directors

The salary or remuneration of any Director appointed to hold any employment or executive office in accordance with these Articles may be either a fixed sum of money, or may altogether or in part be governed by business done or profits made or otherwise determined by the Board, and may be in addition to or instead of any fee payable to him for their services as Director under these Articles.

98.	Pensions and other benefits

98.1	The Board may exercise all the powers of the Company to provide pensions or other retirement or superannuation benefits and to provide death or disability benefits or other allowances or gratuities (whether by insurance or otherwise) for any person who is or has at any time been a Director or employee of:

(a)	the Company;

(b)	any company which is or was a holding company or a subsidiary undertaking of the Company;

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(c)	any company which is or was allied to or associated with the Company or a subsidiary undertaking or holding company of the Company; or

(d)	a predecessor in business of the Company or of any holding company or subsidiary undertaking of the Company.

and, in each case, for any member of their family (including a spouse or former spouse) and any person who is or was dependent on him.

98.2	The Board may establish, maintain, subscribe and contribute to any scheme, institution, association, club, trust or fund and pay premiums and, subject to the Companies Acts, lend money or make payments to, guarantee or give an indemnity in respect of, or give any financial or other assistance in connection with any of the matters set out in Article 98.1. The Board may procure any of such matters to be done by the Company either alone or in conjunction with any other person. Any Director or former Director shall be entitled to receive and retain for their own benefit any pension or other benefit provided under this Article and shall not have to account for it to the Company. The receipt of any such benefit will not disqualify any person from being or becoming a Director of the Company.

99.	Powers of the Board

99.1	Subject to the Companies Acts, these Articles and to any directions given by special resolution of the Company, the business of the Company will be managed by the Board, which may exercise all the powers of the Company, whether relating to the management of the business or not.

99.2	No alteration of these Articles and no such direction given by the Company shall invalidate any prior act of the Board which would have been valid if such alteration had not been made or such direction had not been given. Provisions contained elsewhere in these Articles as to any specific power of the Board shall not be deemed to limit the general powers given by this Article.

100.	Powers of Directors if less than minimum number

100.1	If the number of Directors is less than the minimum prescribed in Article 79 or decided by the Company by ordinary resolution, the remaining Director or Directors may act only for the purposes of appointing an additional Director or Directors to make up that minimum or convening a general meeting of the Company for the purpose of making such appointment. If no Director or Directors is or are able or willing to act, two members may convene a general meeting for the purpose of appointing Directors. An additional Director appointed in this way holds office (subject to these Articles) only until the dissolution of the next annual general meeting after their appointment unless they are reappointed during the annual general meeting.

101.	Powers of executive Directors

The Board or any committee authorised by the Board may:

(a)	delegate or entrust to and confer on any Director holding executive office (including a Chief Executive or Managing Director) such of its powers, authorities, and discretions (with power to sub-delegate) for such time, on such terms and subject to such conditions as it thinks fit; and

(b)	revoke, withdraw, alter, or vary all or any of such powers.

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102.	Delegation to committees

102.1	The Board may delegate any of its powers, authorities and discretions (with power to sub-delegate) for such time on such terms and subject to such conditions as it thinks fit to any committee consisting of one or more Directors and (if thought fit) one or more other persons provided that:

(a)	a majority of the members of a committee shall be Directors; and

(b)	no resolution of a committee shall be effective unless a majority of those present when it is passed are Directors or alternate Directors.

102.2	The Board may confer such powers either collaterally with, or to the exclusion of and in substitution for, all or any of the powers of the Board In that respect and may revoke, withdraw, alter or vary any such powers and discharge any such committee in whole or in part. Insofar as any power, authority or discretion is so delegated, any reference in these Articles to the exercise by the Board of such power, authority or discretion shall be construed as if it were a reference to the exercise of such power, authority or discretion by such committee.

103.	Local management

103.1	The Board may establish any local or divisional boards or agencies for managing any of the affairs of the Company in any specified locality, either in the United Kingdom or elsewhere, and appoint any persons to be members of such local or divisional board, or any managers or agents, and may fix their remuneration.

103.2	The Board may delegate to any local or divisional board, manager or agent so appointed any of its powers, authorities and discretions (with power to sub-delegate) and may authorise the members of any such local or divisional board, or any of them, to fill any vacancies and to act notwithstanding vacancies. Any such appointment or delegation under this Article may be made, on such terms and conditions as the Board may think fit. The Board may confer such powers either collaterally with, or to the exclusion of and in substitution for, all or any of the powers of the Board, and the Board may remove any person so appointed and may annul or vary all or any of such powers, but no person dealing in good faith and without notice of any such annulment or variation shall be affected by it.

103.3	Subject to any terms and conditions expressly imposed by the Board, the proceedings of any local or divisional board or agency with two or more members shall be governed by such of these Articles as regulate the proceedings of the Board, so far as they are capable of applying.

104.	Power of attorney

The Board may, by power of attorney or otherwise, appoint any person or persons to be the agent or attorney of the Company and may delegate to any such person or persons any of its powers, authorities and discretions (with power to sub-delegate), in each case for such purposes and for such time, on such terms (including as to remuneration) and conditions as it thinks fit. The Board may confer such powers either collaterally with, or to the exclusion of and in substitution for, all or any of the powers of the Board in that respect and may revoke, withdraw, alter, or vary any of such powers.

105.	Exercise of voting power

The Board may exercise or cause to be exercised the voting power conferred by the shares in any other company held or owned by the Company, or any power of appointment to be exercised by the Company, in such manner as it thinks fit (including the exercise of the voting power or power of appointment in favour of the appointment of any Director as a Director or other officer or employee of such company or in favour of the payment of remuneration to the Directors, officers or employees of such company).

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106.	Provision for employees on cessation of business

The Board may, by resolution, sanction the exercise of the power to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiary undertakings, in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or that subsidiary undertaking, but any such resolution shall not be sufficient for payments to or for the benefit of Directors, former Directors or shadow Directors.

107.	Overseas registers

Subject to the Companies Acts, the Company may keep an overseas, local, or other register and the Board may make and vary such regulations as it thinks fit respecting the keeping of any such register.

108.	Borrowing powers

108.1	Subject to these Articles and the Companies Acts, the Board may exercise all the powers of the Company to:

(a)	borrow money;

(b)	indemnify and guarantee;

(c)	mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company;

(d)	create and issue debentures and other securities; and

(e)	give security either outright or as collateral security for any debt, liability, or obligation of the Company or of any third party.

108.2	The Board shall restrict the borrowings of the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiary undertakings (if any) so as to secure (as regards the subsidiary undertakings, so far as by such exercise they can secure) that the aggregate of the amounts borrowed by the Group and remaining outstanding at any time (excluding intra-Group borrowings) shall not without the previous sanction of an ordinary resolution of the Company exceed an amount equal to five limes the Adjusted Capital and Reserves. The limit in this Article 108.2 may be varied, increased, reduced, or relaxed (temporarily or permanently) or the same replaced with a fixed monetary cap at any lime and from time to time with the sanction of an ordinary resolution of Shareholders.

108.3	For the purpose of this Article:

(a)	Group means the Company and its subsidiary undertakings for the time being;

(b)	relevant balance sheet means the most recent audited consolidated balance sheet of the Group at the relevant time;

(c)	Adjusted Capital and Reserves means a sum equal to the aggregate, as shown by the relevant balance sheet, of the amount paid up or credited or deemed to be paid up on the issued or allotted share capital of the Company and the amount standing to the credit of the reserves (including, without limitation, the profit and loss account and any share premium account or capital redemption reserve) of the Company and its subsidiary undertakings included in the consolidation in the relevant balance sheet but after:

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(i)	making such adjustment as may be appropriate to reflect the profit or loss of the Company since the relevant balance sheet;

(ii)	excluding any amount set aside for taxation (including any deferred taxation) or any amounts attributable to outside shareholders in subsidiary undertakings of the Company;

(iii)	making such adjustments as may be appropriate in respect of any variation in the amount of such paid-up share capital and or any reserves (other than the profit and loss account) after the date of the relevant balance sheet. For this purpose, if any issue or proposed issue of shares by the Company for cash has been underwritten then such shares shall be deemed to have been issued and the amount (including any premium) of the subscription monies paid for them (other than money to be paid more than six months after the allotment date) shall to the extent so underwritten be deemed to have been paid up on the date when the issue of such shares was underwritten (or, if such underwriting was conditional, on the date when it became unconditional);

(iv)	making such adjustments as may be appropriate in respect of any distribution declared, recommended, made or paid by the Company or its subsidiary undertakings (to the extent not attributable directly or indirectly to the Company) out of profits earned up to and including the date of the relevant balance sheet to the extent such distribution is not provided for in such balance sheet;

(v)	making such adjustments as may be appropriate in respect of any variation in the interests of the Company in its subsidiary undertakings (including a variation where an undertaking ceases to be a subsidiary undertaking) since the date of the relevant balance sheet; and

(vi)	making such adjustments as the auditors of the Company may consider appropriate.

(d)	Minority proportion means a proportion equal to the proportion of the issued share capital of a partly owned subsidiary undertaking which is not attributable to a member of the Group.

108.4	Borrowings shall be deemed to include the following except in so far as otherwise taken into account:

(a)	the nominal amount of any issued and paid-up share capital (other than equity share capital) of any subsidiary undertaking of the Company owned otherwise than by a member of the Group;

(b)	the nominal amount of any other issued and paid-up share capital and the principal amount of any debentures or borrowed monies which are not at the relevant time beneficially owned by a member of the Group, the redemption or repayment of which is the subject of a guarantee or indemnity by a member of the Group or which any member of the Group may be required to buy;

(c)	the principal amount of any debenture (whether secured or unsecured) of a member of the Group beneficially owned otherwise than by a member of the Group;

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(d)	the outstanding amount raised by acceptances by any bank or accepting house under any acceptance credit opened by or on behalf of any member of the Group;

(e)	the minority proportion of moneys borrowed by a member of the Group and owing to a partly-owned subsidiary undertaking.

108.5	Borrowings shall not include and shall be deemed not to include:

(a)	borrowings incurred by any member of the Group for the purpose of repaying within six months of the borrowing the whole or any part (with or without premium) of any borrowings of that or other member of the Group then outstanding, pending their application for such purpose within such period;

(b)	the minority proportion of moneys borrowed by a partly owned subsidiary undertaking and not owing to another member of the Group.

108.6	When the aggregate principal amount of borrowings required to be taken into account on any particular date is being ascertained, any particular borrowing then outstanding which is denominated or repayable in a currency other than sterling shall be notionally converted into sterling at the rate of exchange prevailing in London on the last business day before that date or, if it would result in a lower figure, at the rate of exchange prevailing in London on the last business day six months before that date. For these purposes the rate of exchange shall be taken to be the spot rate in London recommended by a London clearing bank, selected by the Board, as being the most appropriate rate for the purchase by the company of the currency in question for sterling on the day in question.

108.7	A certificate or report by the auditors of the Company as to the amount of any borrowings or to the effect that the limit imposed by this Article has not been or will not be exceeded at any particular time or times, shall be conclusive evidence of such amount or fact for the purposes of this Article. Nevertheless, the Board may at any time rely on a bona fide estimate of the aggregate of the borrowings. If, in consequence, the limit on borrowings set out in this Article is inadvertently exceeded, the amount of borrowings equal to the excess may be disregarded for ninety (90) days after the date on which by reason of a determination of the auditors of the Company or otherwise the Board becomes aware that such a situation has or may have arisen.

108.8	No person dealing with the Company or any of its subsidiary undertakings shall be concerned to see or enquire whether the said limit is observed and no debt incurred or security given in excess of such limit shall be invalid or ineffectual unless the lender or recipient of the security had, at the time the debt was incurred or security given, express notice that the said limit had been or would be exceeded.

109.	Board meetings

109.1	The Board can decide when and where to have meetings and how they will be conducted. They may also adjourn meetings.

109.2	A Board meeting can be called by any Director. The Secretary must call a Board meeting if asked to do so by a Director.

110.	Notice of Board meetings

110.1	Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to him personally or by word of mouth or given in writing or by electronic means to him at their last known address or any other address given by him to the Company for that purpose.

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110.2	A Director may waive the requirement that notice be given to him of any Board meeting, either prospectively or retrospectively and any retrospective waiver shall not affect the validity of the meeting or of any business conducted at the meeting.

111.	Quorum

111.1	The quorum necessary for the transaction of business may be determined by the Board and until otherwise determined shall be two persons, each being a Director or an alternate Director. A duly convened meeting of the Board at which a quorum is present shall be competent to exercise all or any of the authorities, powers, and discretions for the time being vested in or exercisable by the Board.

111.2	If a Director ceases to be a Director at a Board meeting, they can continue to be present and to act as a Director and be counted in the quorum until the end of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

112.	Chairperson

112.1	The Board may appoint one or more of its body as chairperson or joint chairperson and one or more of its body as deputy chairperson of its meetings and may determine the period for which they are or they are to hold office and may at any time remove him or them from office.

112.2	If no such chairperson or deputy chairperson is elected, or if at any meeting neither a chairperson nor a deputy chairperson Is present within ten (10) minutes of the time appointed for holding the same, the Directors present shall choose one of their number to be chairperson of such meeting. In the event two or more joint chairpersons or, in the absence of a chairperson, two or more deputy chairperson being present, the joint chairperson or deputy chairperson to act as chairperson of the meeting shall be decided by those Directors present.

113.	Voting

Questions arising at any Board meeting shall be determined by a majority of votes. In the case of an equality of votes the chairperson of that meeting shall have a second or casting vote (unless they are not entitled to vote on the resolution in question).

114.	Participation by telephone or other form of communication

114.1	Any Director or their alternate may validly participate in a meeting of the Board or a committee of the Board through the medium of conference telephone or any other form of communications equipment (whether in use when these Articles are adopted or developed subsequently), provided that all persons participating in the meeting are able to hear and speak to each other throughout such meeting.

114.2	A person so participating by telephone or other communication shall be deemed to be present in person at the meeting and shall be counted in a quorum and entitled to vote. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no group which is larger than any other group, where the chairperson of the meeting then is.

114.3	A resolution passed at any meeting held in the above manner, and signed by the chairperson of the meeting, shall be as valid and effectual as if it had been passed at a meeting of the Board (or committee, as the case may be) duly convened and held.

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115.	Resolution in writing

115.1	A resolution in writing signed or confirmed electronically by all the Directors for the time being entitled to receive notice of a Board meeting and to vote on the resolution and not being less than a quorum (or by all the members of a committee of the Board for the time being entitled to receive notice of such committee meeting and to vote on the resolution and not being less than a quorum of that committee), shall be as valid and effective for all purposes as a resolution duly passed at a meeting of the Board (or committee, as the case may be).

115.2	Such a resolution may consist of several documents or electronic communications in the same form each signed or authenticated by one or more of the Directors or members of the relevant committee.

116.	Proceedings of committees

All committees of the Board shall, in the exercise of the powers delegated to them and in the transaction of business, conform with any mode of proceedings and regulations which the Board may prescribe and subject to this shall be governed by such of these Articles as regulate the proceedings of the Board as are capable of applying.

117.	Minutes of proceedings

117.1	The Board shall keep minutes of all shareholder meetings, all Board meetings, and meetings of committees of the Board. The minutes must include the names of the Directors present.

117.2	Any such minutes, if purporting to be signed by the chairperson of the meeting at which the proceedings were held or by the chairperson of the next meeting or the Secretary, shall be evidence of the matters stated in such minutes without any further proof.

118.	Validity of proceedings

All acts done by a meeting of the Board, or of a committee of the Board, or by any person acting as a Director, alternate Director or member of a committee shall be valid even if it is discovered afterwards that there was some defect in the appointment of any person or persons acting, or that they or any of them were or was disqualified from holding office or not entitled to vote, or had in any way vacated their or their office.

119.	Transactions or other arrangements with the company

119.1	Subject to the Companies Acts and provided they have declared the nature and extent of their interest in accordance with the requirements of the Companies Acts, a Director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the Company may:

(a)	be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)	act by himself or through their firm in a professional capacity for the Company (otherwise than as auditor) and they or their firm shall be entitled to remuneration for professional services as if they were not a Director;

(c)	be or become a Director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is otherwise (directly or indirectly) interested; and

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(d)	hold any office or place of profit with the Company (except as auditor) in conjunction with their office of Director for such period and upon such terms, including as to remuneration as the Board may decide.

119.2	A Director shall not, save as may otherwise agree, be accountable to the Company for any benefit which they derive from any such contract, transaction or arrangement or from any such office or employment or from any interest in any such body corporate and no such contract, transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of their duty under section 176 of the Act.

120.	Authorisation of Directors' conflicts of interest

120.1	The Board may, in accordance with the requirements set out in this Article, authorise any matter or situation proposed to them by any Director which would, if not authorised, involve a Director (an Interested Director) breaching their duty under the Act to avoid conflicts of interest.

120.2	A Director seeking authorisation in respect of a conflict of interest shall declare to the Board the nature and extent of their interest in a conflict of interest as soon as is reasonably practicable. The Director shall provide the Board with such details of the matter as are necessary for the Board to decide how to address the conflict of interest together with such additional information as may be requested by the Board.

120.3	Any authorisation under this Article will be effective only if:

(a)	to the extent permitted by the Act, the matter in question shall have been proposed by any Director for consideration in the same way that any other matter may be proposed to the Directors under the provisions of these Articles;

(b)	any requirement as to the quorum for consideration of the relevant matter is met without counting the Interested Director and any other interested Director; and

(c)	the matter is agreed to without the Interested Director voting or would be agreed to if the Interested Director's and any other interested Director's vote is not counted.

120.4	Any authorisation of a conflict of interest under this Article must be recorded in writing (but the authority shall be effective whether or not the terms are so recorded} and may (whether at the time of giving the authorisation or subsequently}:

(a)	extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter or situation so authorised;

(b)	provide that the Interested Director be excluded from the receipt of documents and information and the participation in discussions (whether at meetings of the Directors or otherwise) related to the conflict of interest;

(c)	impose upon the Interested Director such other terms for the purposes of dealing with the conflict of interest as the Directors think fit;

(d)	provide that, where the Interested Director obtains, or has obtained (through their involvement in the conflict of interest and otherwise than through their position as a Director) information that is confidential to a third party, they will not be obliged to disclose that information to the Company, or to use it in relation to the Company's affairs where to do so would amount to a breach of that confidence; and

(e)	permit the Interested Director to absent himself from the discussion of matters relating to the conflict of interest at any meeting of the Directors and be excused from reviewing papers prepared by, or for, the Directors to the extent they relate to such matters.

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120.5	Where the Directors authorise a conflict of interest, the Interested Director will be obliged to conduct himself in accordance with any terms and conditions imposed by the Directors in relation to the conflict of interest.

120.6	The Directors may revoke or vary such authorisation at any time, but this will not affect anything done by the Interested Director, prior to such revocation or variation, in accordance with the terms of such authorisation.

120.7	A Director is not required, by reason of being a Director (or because of the fiduciary relationship established by reason of being a Director), to account to the Company for any remuneration, profit or other benefit which they derive from or in connection with a relationship involving a conflict of interest which has been authorised by the Directors or by the Company in general meeting (subject in each case to any terms, limits or conditions attaching to that authorisation) and no contract shall be liable to be avoided on such grounds.

120.8	If they have disclosed to the Board the nature and extent of their interest to the extent required by the Companies Acts, a Director is not required, by reason of being a Director (or because of the fiduciary relationship established by reason of being a Director), to account to the Company for any remuneration or other benefit which they derive from or in connection with:

(a)	being a party to, or otherwise interested in, any transaction or arrangement with:

(i)	the Company or in which the Company is interested; or

(ii)	a body corporate in which the Company is interested;

(b)	acting (otherwise than as auditor) alone or through their organisation in a professional capacity for the Company (and they or that organisation ,is entitled to remuneration for professional services as if they were not a Director); or

(c)	being a director or other officer of, or employed by, or otherwise interested in any other body corporate in which the Company is interested.

120.9	A Director's receipt of any remuneration or other benefit referred to in 120.7 or 120.8 does not constitute an infringement of their duty under the Companies Acts.

120.10	A transaction or arrangement referred to in Article 120.7 or 120.8 is not liable to be avoided on the ground of any remuneration, benefit or interest referred to in that Article.

121.	Directors permitted interests

121.1	A Director cannot vote or be counted in the quorum on any resolution relating to any transaction or arrangement with the Company in which they have an interest and which may reasonably be regarded as likely to give rise to a conflict of interest but can vote (and be counted in the quorum) on the following:

(a)	giving him any security, guarantee or indemnity for any money or any liability which he, or any other person, has lent or obligations they or any other person has undertaken at the request, or for the benefit, of the Company or any of its subsidiary undertakings;

(b)	giving any security, guarantee, or indemnity to any other person for a debt or obligation which is owed by the Company or any of its subsidiary undertakings, to that other person if the Director has taken responsibility for some or all of that debt or obligation. The Director can take this responsibility by giving a guarantee, indemnity, or security;

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(c)	a proposal or contract relating to an offer of any shares or debentures or other securities for subscription or purchase by the Company or any of its subsidiary undertakings, if the Director takes part because they are a holder of shares, debentures or other securities, or if they take part in the underwriting or sub-underwriting of the offer, provided they take part on the same terms as unaffiliated third-parties participating as holders or underwriters in the transaction;

(d)	any arrangement for the benefit of employees of the Company or any of its subsidiary undertakings which only gives him benefits which are also generally given to employees to whom the arrangement relates;

(e)	any arrangement involving any other company if the Director (together with any person connected with the Director) has an interest of any kind in that company (including an interest by holding any position in that company or by being a shareholder of that company). This does not apply if they know that they have a Relevant Interest.

(f)	a contract relating to insurance which the Company can buy or renew for the benefit of the Directors or a group of people which includes Directors; and

(g)	a contract relating to a pension, superannuation or similar scheme or a retirement, death, disability benefits scheme, or employees' share scheme which gives the Director benefits which are also generally given to the employees to whom the scheme relates.

121.2	A Director cannot vote or be counted in the quorum on a resolution relating to their own appointment or the settlement or variation of the terms of their appointment to an office or place of profit with the Company or any other company in which the Company has an interest.

121.3	Where the Directors are considering proposals about the appointment, or the settlement or variation of the terms or the termination of the appointment of two or more Directors to other offices or places of profit with the Company or any company in which the Company has an interest, a separate resolution may be put in relation to each Director and in that case each of the Directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution unless it concerns their own appointment or the settlement or variation of the terms or the termination of their own appointment or the appointment of another Director to an office or place of profit with a company in which the Company has an interest and the Director seeking to vote or be counted In the quorum has a Relevant Interest in it.

121.4	A company shall be deemed to be one in which the Director has a Relevant Interest in and so long as (but only if and so long as) they are to their knowledge (either directly or indirectly) the holder of or beneficially interested in one per cent or more of any class of the equity share capital of that company {calculated exclusive of any shares of that class in that company held as treasury shares) or of the voting rights available to members of that company. In relation to an alternate Director, an interest of their appointor shall be treated as an interest of the alternate Director without prejudice to any interest which the alternate Director has otherwise. Where a company in which a Director has Relevant Interest is interested in a contract, they also shall be deemed interested in that contract.

121.5	If a question arises at a Board meeting about whether a Director {other than the chairperson of the meeting) has an interest which is likely to give rise to a conflict of interest, or whether they can vote or be counted in the quorum, and the Director does not agree to abstain from voting on the issue or not to be counted in the quorum, the question must be referred to the chairperson of the meeting. The chairperson's ruling about the relevant Director is final and conclusive unless the nature and extent of the Director's interests have not been fairly disclosed to the Directors. If the question arises about the chairperson of the meeting, the question must be directed to the Directors. The chairperson cannot vote on the question but can be counted in the quorum. The Directors' resolution about the chairperson is final and conclusive unless the nature and extent of the chairperson's interests have not been fairly disclosed to the Directors.

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122.	General

For the purposes of 118 to 121 inclusive (which shall apply equally to alternate Directors):

(a)	An interest of a person who is connected {which word shall have the meaning given to it by section 252 of the Act) with a Director shall be treated as an interest of the Director.

(b)	A contract includes references to any proposed contract and to any transaction or arrangement or proposed transaction or arrangement whether or not consulting a contract.

(c)	A conflict of interest includes a conflict of interest and duty and a conflict of duties.

(d)	Subject to the Companies Acts, the Company may by ordinary resolution suspend or relax the provisions of Articles 118 to 121 to any extent or ratify any contract not properly authorised by reason of a contravention of any of the provisions of Articles 118 to 121.

123.	Power to authenticate documents

Any Director, the Secretary or any person appointed by the Board for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies or extracts as true copies or extracts. Where any books, records, documents, or accounts are not at the Office, the local manager or other officer of the Company who has their custody shall be deemed to be a person appointed by the Board for this purpose. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or the Board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with the Company that such resolution has been duly passed or, as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting.

124.	Use of seals

124.1	The Board shall provide for the safe custody of the Seal. A Seal shall not be used without the authority of the Board or of a committee of the Board so authorised.

124.2	Subject as otherwise provided in these Articles, every document which is sealed using the Seal must be signed by at least one authorised person in the presence of a witness who attests the signature. An authorised person for this purpose is any Director, the Secretary or any other person authorised by the Directors for the purpose of signing documents to which the Seal is applied.

124.3	The Seal shall be used only for sealing securities issued by the Company and documents creating or evidencing securities so issued. Any such securities or documents sealed with the Seal shall not require to be signed unless the Board decides otherwise or the law otherwise requires.

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124.4	The Board may decide who will sign an instrument to which a Seal is affixed (or in the case of a share certificate, on which the Seal may be printed) either generally or in relation to a particular instrument or type of instrument and may also determine either generally or in a particular case that a signature may be dispensed with or affixed by mechanical means.

125.	Declaration of dividends

Subject to the Act and these Articles, the Company may by ordinary resolution declare dividends to be paid to members according to their respective rights and interests in the profits of the Company. However, no dividend shall exceed the amount recommended by the Board.

126.	Interim dividends

126.1	Subject to the Act, the Board may declare and pay such interim dividends (including any dividend at a fixed rate) as appears to the Board to be justified by the profits of the Company available for distribution. If the Board acts in good faith, it shall not incur any liability to the holders of shares for any loss that they may suffer by the lawful payment of any interim dividend on any other class of shares ranking with or after those shares.

126.2	If the share capital is divided into different classes, the Board may pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

126.3	The Board may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment. If the Directors act in good faith they shall not incur any liability to the holders of shares conferring preferred

126.4	rights for any loss they may suffer by the lawful payment of a dividend on any shares having deferred or non-preferred rights.

127.	Calculation and currency of dividends

Except as provided otherwise by the rights attached to shares, all dividends:

(a)	shall be declared and paid accordingly to the amounts paid up (otherwise than in advance of calls) on the shares on which the dividend is paid;

(b)	shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid, but 1f any share is issued on terms that it shall rank for dividend as from a particular date, it shall rank for dividend accordingly; and

(c)	may be declared or paid in any currency. The Board may decide the rate of exchange for any currency conversions that may be required and how any costs involved are to be met.

128.	Amounts due on shares can be deducted from dividends

The Board may deduct from any dividend or other money payable to any person on or in respect of a share all such sums as may be due from him to the Company on account of calls or otherwise in relation to the shares of the Company. Sums so deducted can be used to pay amounts owing to the Company in respect of the shares.

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129.	Dividends not in cash

The Board may, by ordinary resolution of the Company direct, or in the case of an interim dividend may without the authority of an ordinary resolution direct, that payment of any dividend declared may be satisfied wholly or partly by the distribution of assets, and in particular of paid-up shares or debentures of any other company, or in any one or more of such ways. Where any difficulty arises regarding such distribution, the Board may settle it as it thinks fit. In particular, the Board may:

(a)	issue fractional certificates (or ignore fractions);

(b)	fix the value for distribution of such assets or any part of them and determine that cash payments may be made to any members on the footing of the values so fixed, in order to adjust the rights of members; and

(c)	vest any such assets in trustees on trust for the person entitled to the dividend.

130.	No interest on dividends

Unless otherwise provided by the rights attached to the share, no dividend, or other monies payable by the Company or in respect of a share shall bear interest as against the Company.

131.	Method of payment

131.1	The Company may pay any dividend, interest, or other sum payable in respect of a share wholly or partly in cash or by direct debit, bank transfer, cheque, dividend warrant, or money order or by any other method, including by electronic means, as the Board may consider appropriate. For uncertificated shares, any payment may be made by means of the relevant system (subject always to the facilities and requirements of the relevant system) and such payment may be made by the Company or any person on its behalf by sending an instruction to the operator of the relevant system to credit the cash memorandum account of the holder or joint holders of such shares or, if permitted by the Company, of such person as the holder or joint holders may in writing direct.

131.2	The Company may send such payment by post or other delivery service (or by such means offered by the Company as the member or person entitled to it may agree in writing) to the registered address of the member or person entitled to it (or, if two or more persons are holders of the share or are jointly entitled to it because of the death or bankruptcy of the member or otherwise by operation of law, to the registered address of such of those persons as is first named in the Register) or to such person and such address as such member or person may direct in writing.

131.3	Every cheque, warrant, order or other form of payment is sent at the risk of the person entitled to the money represented by it, shall be made payable to the person or persons entitled, or to such other person as the person or persons entitled may direct in writing. Payment of the cheque, warrant, order or other form of payment (including transmission of funds through a bank transfer or other funds transfer system or by such other electronic means as permitted by these Articles or in accordance with the facilities and requirements of the relevant system concerned) shall be good discharge to the Company. If any such cheque, warrant, order, or other form of payment has or shall be alleged to have been lost, stolen or destroyed the Company shall not be responsible.

131.4	Any joint holder or other person jointly entitled to a share may give an effective receipt for any dividend or other monies payable in respect of such share.

131.5	The Board may, at its discretion, make provisions to enable any member as the Board shall determine to receive duly declared dividends in a currency or currencies other than sterling. For the purposes of the calculation of the amount receivable in respect of any dividend, the rate of exchange to be used to determine the foreign currency equivalent of any sum payable as a dividend shall be such rate or rates and the payment shall be on such terms and conditions as the Board may in its absolute discretion determine

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131.6	In respect of the payment of any dividend or other sum which is a distribution, the Board may decide, and notify recipients, that:

(a)	one or more of the means described in this Article will be used for payment and a recipient may elect to receive the payment by one of the means so notified m the manner prescribed by the Directors;

(b)	one or more of such means will be used for the payment unless a recipient elects otherwise in the manner prescribed by the Directors; or

(c)	one or more of such means will be used for the payment and that recipients will not be able to elect otherwise, the Board may for this purpose decide that different methods of payment may apply to different recipients or groups of recipients.

131.7	All cheques, warrants and similar financial instruments are sent, and payment in any other way is made, at the risk of the person who Is entitled to the money and the Company will not be responsible for a payment which is lost, rejected, or delayed. The Company can rely on a receipt for a dividend or other money paid in relation to a share from any one of the joint recipients on behalf of all of them. The Company is treated as having paid a dividend if the cheque, warrant or similar financial instrument is cleared or if a payment is made using a relevant system or inter-bank transfer or other electronic means.

131.8	Subject to the rights attaching to any shares, any dividends or other monies payable on or in respect of a share may be declared or paid in such currency or currencies and using such exchange rate or such date for determining the value or currency conversions as the Directors may determine.

132.	Uncashed dividends

If cheques, warrants or orders for dividends or other sums payable in respect of a share sent by the Company to the person entitled to them are returned to the Company or left uncashed on two consecutive occasions or, following one occasion, reasonable enquires have failed to establish any new address to be used for the purpose, the Company does not have to send any dividends or other monies payable in respect of that share due to that person until they notifies the Company of an address to be used for the purpose. If any such cheque, warrant or order has or is alleged to have been lost, stolen or destroyed, the Directors may, on request of the person entitled to it, issue a replacement cheque, warrant or order subject to compliance with such conditions as to evidence and indemnity and the payment of out of pocket expenses of the Company in connection with the request as the Directors may think fit.

133.	Unclaimed dividends

All dividends, interest, or other sums payable and unclaimed for 12 months after having become payable may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The Company shall not be a trustee in respect of such unclaimed dividends and will not be liable to pay interest on it. All dividends that remain unclaimed for twelve (12) years after they were first declared or became due for payment shall (if the Board so resolves) be forfeited and shall cease to remain owing by the Company.

134.	Scrip dividends

134.1	Subject to the Act, the Board may, by ordinary resolution of the Company and subject to such terms and conditions as the Board may determine, offer to any holders of shares (excluding any member holding shares as treasury shares) the right to elect to receive shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the Board) of any dividend specified by the ordinary resolution. The following provisions shall apply:

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(a)	the said resolution may specify a particular dividend, or may specify all or any dividends declared within a specified period or periods, but such period may not end later than the fifth anniversary of the date of the meeting at which the ordinary resolution is passed;

(b)	the entitlement of each holder of shares to new shares shall be such that the relevant value of the entitlement shall be as nearly as possible equal to (but not greater than) the cash amount (disregarding any tax credit) of the dividend that such holder would have received by way of dividend. For this purpose relevant value shall be calculated by reference to the average of the middle market quotations for the shares on Nasdaq (or any other stock exchange on which the Company's shares are normally traded) or any other publication of a recognised investment exchange showing quotations for the Company's shares), for the day on which the shares are first quoted "ex" the relevant dividend and the four subsequent dealing days, or in such other manner as the Board may determine on such basis as it considers to be fair and reasonable. A certificate or report by the Company's auditors as to the amount of the relevant value in respect of any dividend shall be conclusive evidence of that amount;

(c)	no fractions of a share shall be allotted. The Board may make such provisions as it thinks fit for any fractional entitlements including provisions where, in whole or in part, the benefit accrues to the Company and/or under which fractional entitlements are accrued and/or retained and in each case accumulated on behalf of any member and such accruals or retentions are applied to the allotment by way of bonus to or cash subscription on behalf of any member of fully paid shares and/or provisions where cash payments may be made to members in respect of their fractional entitlements;

(d)	the Board shall, after determining the basis of allotment, notify the holders of shares in writing of the right of election offered to them, and specify the procedure to be followed and place at which, and the latest time by which, elections must be lodged In order to be effective. No such notice need to be given to holders of shares who have previously given election mandates in accordance with this Article and whose mandates have not been revoked. The accidental omission to give notice of any right of election to, or the non-receipt (even if the Company becomes aware of such non-receipt) of any such notice by, any holder of shares entitled to the same shall neither invalidate any offer of an election nor give rise to any claim, suit or action;

(e)	The Board may on any occasion decide that rights of election shall only be made available subject to such exclusions, restrictions or other arrangements as they shall in their absolute discretion deem necessary or desirable in order to comply with legal or practical problems under the laws of, or the requirements of any recognised regulatory body or stock exchange in, any territory;

(f)	the Board shall not proceed with any election unless the company has sufficient reserves or funds that may be capitalised, and the Board has authority to allot sufficient shares, to give effect to it after the basis of the allotment is determined;

(g)	the Board may exclude from any offer or make other arrangements in relation to any holders of shares where the Board considers that the making of the offer to them or in respect of such shares would or might involve the contravention of the laws of any territory or that for any other reason the offer should not be made to them or in respect of such shares;

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(h)	Unless the Board decides otherwise or the rules of a relevant system require otherwise, any new shares which a holder has elected to receive instead of cash in respect of some or all of their dividend will be:

(i)	shares in uncertificated form if the corresponding elected shares were uncertificated shares on the record date for that dividend; and

(ii)	shares in certificated form if the corresponding elected shares were shares in certificated form on the record date for that dividend;

(i)	the Board may establish or vary a procedure for election mandates in respect of future rights of election and may determine that every duly effected election in respect of any shares shall be binding on every successor in title to the holder;

(j)	the dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on shares in respect of which an election has been duly made (elected shares) and instead additional shares shall be allotted to the holders of the elected shares on the basis of allotment determined as stated above. For such purpose the Board may capitalise, out of any amount for the time being standing to the credit of any reserve or fund (including any share premium account or capital redemption reserve) or of any of the profits which could otherwise have been applied in paying dividends in cash as the Board may determine, a sum equal to the aggregate nominal amount of the additional shares to be allotted on such basis and apply it in paying up in full the appropriate number of unissued shares for allotment and distribution to the holders of the elected shares on such basis. The Board may do all acts and things considered necessary or expedient to give effect to any such capitalisation;

(k)	the Board may decide how any costs relating to the new shares available in place of a cash dividend will be met, including to deduct an amount from the entitlement of a holder of shares under this Article;

(l)	the additional shares so allotted shall rank pari passu in all respects with each other and with the fully paid shares in issue on the record date for the dividend in respect of which the right of election has been offered, except that they will not rank for any dividend or other distribution or other entitlement which has been declared, paid or made by reference to such record date;

(m)	the Board may terminate, suspend, or amend any offer of the right to elect to receive shares in lieu of any cash dividend at any time and generally may implement any scrip dividend scheme on such terms and conditions as the Board may determine and take such other action as the Board may deem necessary or desirable in respect of any such scheme; and

(n)	The Board may do all acts and things which they consider necessary or expedient to give effect to any such capitalisation, and may authorise any person to enter on behalf of all the members interested into an agreement with the Company providing for such capitalisation and incidental matters and any agreement so made shall be binding on all concerned.

135.	Capitalisation of reserves

135.1	The Board may, with the authority of an ordinary resolution of the Company:

(a)	subject as provided in this Article, resolve to capitalise any undivided profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or fund of the Company which is available for distribution or standing to the credit of the share premium account of capital redemption reserve or other undistributable reserve;

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(b)	appropriate the sum resolved to be capitalised to the members in proportion to the nominal amounts of the shares (whether or not fully paid) held by them respectively which would entitle them to participate in a distribution of that sum if the shares were fully paid and the sum were then distributable and were distributed by way of dividend and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to that sum, and allot the shares or debentures credited as fully paid to those members or as they may direct, in those proportions, or partly in one way and partly in the other, provided that:

(i)	the share premium account, the capital redemption reserve, any other undistributable reserve and any profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up in full shares to be allotted to members credited as fully paid;

(ii)	the Company will also be entitled to participate in the relevant distribution in relation to any shares of the relevant class held by it as treasury shares and the proportionate entitlement of the relevant class of members to the distribution will be calculated accordingly; and

(iii)	in a case where any sum is applied in paying amounts for the time being unpaid on any shares of the Company or in paying up in full debentures of the Company, the amount of the net assets of the Company at that time in not less than the aggregate of the called up share capital of the Company and its undistributable reserves as shown in the latest audited accounts of the Company or such other accounts as may be relevant and would not be reduced below that aggregate by the payment of it;

(c)	resolve that any shares so allotted to any member in respect of a holding by him of any partly paid shares shall, so long as such shares remain partly paid, rank for dividends only to the extent that such partly paid shares rank for dividends;

(d)	make such provision by the issue of fractional certificates (or by ignoring fractions or by accruing the benefit of it to the Company rather than to the members concerned) or by payment in cash or otherwise as it thinks fit in the case of shares or debentures becoming distributable in fractions;

(e)	authorise any person to enter on behalf of such members concerned into an agreement with the Company providing for either:

(i)	the allotment to them respectively, credited as fully paid up, of any shares or debentures to which they may be entitled on such capitalisation; or

(ii)	the payment up by the Company on behalf of such members by the application of their respective proportions of the reserves or profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares,

(any agreement made under such authority being effective and binding on all such members); and

(f)	generally do all acts and things required to give effect to such resolution.

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135.2	Where, pursuant to an employees' share scheme (within the meaning of section 1166 of the Act) or any similar scheme under which participation is extended to non-executive Directors or consultants providing services to the Company or any of its subsidiaries:

(a)	the Company has granted options to subscribe for shares on terms which provide (inter alia) for adjustments to the subscription price payable on the exercise of such options or to the number of shares to be allotted upon such exercise in the event of any increase or reduction in or other reorganisation of the Company's issued share capital and an otherwise appropriate adjustment would result in the subscription price for any share being less than its nominal value, then the Board may, on the exercise of any of the options concerned and payment of the subscription price which would have applied had such adjustment been made, capitalise any such profits or other

(b)	sum as is mentioned in Article 135.1(a) to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the exercise of such options and apply such amount in paying up such balance and allot shares fully paid accordingly;

(c)	the Company has granted (or assumed liability to satisfy) rights to subscribe for shares (whether in the form of stock options, stock units, restricted stock, stock appreciation rights, performance shares and units, dividend equivalent rights or otherwise) then the Board may, in connection with the issue of shares, capitalise any such profits or other sum as is mentioned in Article 135.1 to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be issued in connection with such rights to subscribe and apply such amount in paying up such balance and allot shares fully paid accordingly; and

(d)	the provisions of Article 135.1(a) to (f) shall apply with the necessary alterations to this Article.

136.	Record dates

136.1	Notwithstanding any other provision of these Articles but without prejudice to the rights attached to any shares and subject always to the Act, the Company or the Board may by resolution specify any date (record date) as the date at the close of business (or such other time as the Board may determine) on which persons registered as the holders of shares or other securities shall be entitled to receipt of any dividend, distribution, interest, allotment, issue, notice, information, document or circular. Such record date may be before, on or after the date on which the dividend, distribution, interest, allotment, issue, notice, information, document, or circular is declared, made, paid, given, or served.

136.2	In the absence of a record date being fixed, entitlement to any dividend, distribution, interest, allotment, issue, notice, information, document or circular shall be determined by reference to the date on which the dividend is declared, the distribution allotment or issue is made or the notice, information, document or circular made, given or served.

137.	Inspection of records

No member (other than a Director) shall have any right to inspect any accounting record or other document of the Company unless they are authorised to do so by law, by order of a court of competent jurisdiction, by the Board or by ordinary resolution of the Company.

138.	Account to be sent to members

138.1	In respect of each financial year, a copy of the Company's annual report and accounts, including but not limited to the strategic report, the Directors' report, the Directors' remuneration report, the auditor's report on those accounts and on the auditable part of the Directors' remuneration report shall be sent or supplied to:

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(a)	Every member (whether or not entitled to receive notices of general meetings);

(b)	Every holder of debentures (whether or not entitled to receive notice of general meetings); and

(c)	Every other person who is entitled to receive notice of general meetings,

(d)	not less than twenty-one (21) clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the Act.

138.2	This Article does not require copies of the documents to which it applies to be sent or supplied to:

(a)	A member or holder of debentures of whose address the Company is unaware; or

(b)	More than one of the joint holders of shares or debentures.

138.3	The Board may determine that persons entitled to receive a copy of the Company's annual accounts, the strategic report, the Directors' report, the Directors' remuneration report, the auditor's report on those accounts and on the auditable part of the Directors' remuneration report are those persons entered on the Register at the close of business on a day determined by the Board, provided that the day determined by the Board may not be more than twenty-one (21) days before the day that the relevant copies are being sent.

138.4	Where permitted by the Act, a strategic report with supplementary material in the form and containing the information prescribed by the Act may be sent or supplied to a person so electing in place of the documents required to be sent or supplied by Article 138.

139.	Service of Notices

139.1	The Company can send, deliver, or serve any notice or other document, including a share certificate, to or on a member:

(a)	personally;

(b)	by sending it through the postal system addressed to the member at their registered address or by leaving it at that address addressed to the member;

(c)	through a relevant system, where the notice or document relates to uncertificated shares;

(d)	where appropriate, by sending or supplying it in electronic form to an address notified by the member to the Company for that purpose;

(e)	where appropriate, by making it available on a website and notifying the member of its availability in accordance with this Article or

(f)	by any other means authorised in writing by the member.

139.2	In the case of joint holders of a share:

(a)	service, sending or supply of any notice, document, or other information on or to one of the joint holders shall for all purposes be deemed a sufficient service on, sending or supplying to all the joint holders; and

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(b)	{b) anything to be agreed or specified in relation to any notice, document or other information to be served on, sent or supplied to them may be agreed or specified by any one of the joint holders and the agreement or specification of the first named in the Register shall be accepted to the exclusion of that of the other joint holders.

139.3	Where a member (or, in the case of a joint holders, the person first named in the Register) has a registered address outside the United Kingdom but has notified the Company of an address within the United Kingdom at which notices, documents or other information may be given to him or has given to the Company an address for the purposes of communications by electronic means at which notices, documents or other information may be served, sent or supplied to him, they shall be entitled to have notices served, sent or supplied to him at such address or, where applicable, the Company may make them available on a website and notify the holder of that address. Otherwise, no such member shall be entitled to receive any notice, document, or other information from the Company.

139.4	If on three consecutive occasions any notice, document or other information has been sent to any member at their registered address or their address for the service of notices {by electronic means or otherwise) but has been returned undelivered, such member shall not be entitled to receive notices, documents or other information from the Company until they shall have communicated with the Company and supplied in writing a new registered address or address within the United Kingdom for the service of notices or has informed the Company of an address for the service of notices and the sending or supply of documents and other information in electronic form. For these purposes, any notice, document or other information served, sent or supplied by post shall be treated as returned undelivered if the notice, document or other information is served, sent or supplied back to the Company (or its agents) and a notice, document or other information served, sent or supplied in electronic format shall be treated as returned undelivered if the Company (or its agents) receives notification that the notice, document or other information was not delivered to the address to which it was served, sent or supplied.

139.5	The Company may at any time and in its sole discretion choose to serve, send, or supply notices, documents, or other information in hard copy form alone to some or all of the members.

140.	Hard copy form

140.1	Any document, information or notice is validly sent or supplied by the Company in hard copy form if it is handed to the intended recipient or sent or supplied by hand or through the post in a prepaid envelope:

(a)	to an address specified for the purpose by the intended recipient;

(b)	if the intended recipient is a company, to its registered office;

(c)	to the address shown in the Company's Register;

(d)	to any address to which any provision of the Companies Acts authorises it to be sent or supplied; or

(e)	if the Company is unable to obtain an address falling within paragraphs (a) to (d), to the last address known to the Company of the intended recipient.

141.	Electronic form

141.1	Any document, information or notice is validly sent or supplied by the Company in electronic form:

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(a)	to a person if that person has agreed (generally or specifically) that the document, information, or notice may be sent or supplied in that form and has not revoked that agreement; or

(b)	to a company that is deemed to have so agreed by the Companies Acts.

142.	Electronic means

142.1	Any document, information or notice is validly sent or supplied by the Company by electronic means if 11 ,s sent or supplied:

(a)	to an address specified for the purpose by the intended recipient (generally or specifically); or

(b)	where the intended recipient is a company, to an address deemed by the Companies Acts to have been so specified.

143.	Website

143.1	Any document, information or notice is validly sent or supplied by the Company to a person by being made available on a website if:

(a)	the person has agreed (generally or specifically) that the document, information, or notice may be sent or supplied to him in that manner, or they are taken to have so agreed under Schedule 5 of the Act, and in either case they have not revoked that agreement:

(b)	the Company has notified the intended recipient of:

(i)	the presence of the document, information or notice on the website;

(ii)	the address of the website;

(iii)	the place on the website where it may be accessed;

(iv)	how to access the document, information, or notice; and

(v)	any other information prescribed by the Companies Acts or any other provisions of law including, when the document, information or notice is a notice of meeting, that fact, the place, date, and time of the meeting and whether the meeting is an annual general meeting; and

(c)	the document, information or notice is available on the website throughout the period specified by any applicable provision of the Companies Acts or, if no such period is specified, the period of twenty-eight (28) days starting on the date on which the notification referred to in paragraph (b) above is sent to the relevant person.

144.	Sending or supplying any Document, information or notice by any other means

Any document, information or notice that is sent or supplied otherwise than in hard copy form or electronic form or by means of a website is validly sent or supplied if it is sent or supplied in a form or manner that has been agreed by the intended recipient.

145.	Presence at meeting evidence in itself of receipt of notice

A member present either in person or by proxy, or in the case of a corporate member by a duly authorised representative, at any meeting of the Company or of the holders of any class of Shares shall be deemed to have received notice of the meeting and, where required, of the purposes for which it was called.

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146.	Notice on person entitled by transmission

The Company may give notice to the person entitled to a share because of the death or bankruptcy of a member or otherwise by operation of law, by sending or delivering it in any manner authorised by these Articles for the giving of notice to a member, addressed to that person by name, or by the title of representative of the deceased or trustee of the bankrupt or representative by operation of law or by any like description, at the address (if any) within the United Kingdom supplied for the purpose by the person claimed to be so entitled or to which notices may be sent in electronic form. Until such an address has been so supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy or operation of law had not occurred. This shall apply whether or not the Company has notice of the death or bankruptcy or other event.

147.	Record date for service

Any notice, document or other information may be served, sent, or supplied by the Company by reference to the register as it stands at any time not more than fifteen (15) days before the date of service, sending or supplying. No change in the register after that time shall invalidate that service, sending or supply. Where any notice, document or other information is served on, sent or supplied to any person in respect of a share in accordance with these Articles, no person deriving any title or interest in that share shall be entitled to any further service, sending or supplying of that notice, document or other information.

148.	Evidence of service

148.1	Any notice, document or other information, addressed to a member at their registered address or address for service in the United Kingdom shall, if served, sent or supplied by first class post, be deemed to have been served or delivered on the day after the day when it was put in the post (or, where second class post is employed, on the second day after the day when it was put in the post). Proof that an envelope containing the notice, document or other information was properly addressed and put into the post as a prepaid letter shall be conclusive evidence that the notice was given.

148.2	Any notice, document or other information not served, sent or supplied by post but delivered or left at a registered address or address for service in the United Kingdom (other than an address for the purposes of communications by electronic means) shall be deemed to have been served or delivered on the day on which it was so delivered or left.

148.3	Any notice, document or other information, if served, sent or supplied by electronic means shall be deemed to have been received on the day on which the electronic communication was sent by or on behalf of the Company notwithstanding that the Company subsequently sends such notice, document or other information in hard copy form by post. Any notice, document or other information made available on a website shall be deemed to have been received on the day on which the notice, document or other information was first made available on the website or, if later, when a notice of availability is received or deemed to have been received pursuant to this Article. Proof that the notice, document or other information was properly addressed shall be conclusive evidence that the notice by electronic means was given.

148.4	Any notice, document or other information served, sent or supplied by the Company by means of a relevant system shall be deemed to have been received when the Company or any sponsoring system-participant acting on its behalf sends the issuer-instruction relating to the notice, document or other information.

148.5	Any notice, document or other information served, sent or supplied by the Company by any other means authorised in writing by the member concerned shall be deemed to have been received when the Company has carried out the action it has been authorised to take for that purpose.

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149.	Notice when post not available

If at any time by reason of the suspension, interruption or curtailment of postal services within the United Kingdom the Company is unable effectively to convene a general meeting by notices sent through the post, the Company need only give notice of a general meeting to those members with whom the Company can communicate by electronic means and who have provided the Company with an address for this purpose. The Company shall also advertise the notice in at least one national newspaper published in the United Kingdom and make it available on its website from the date of such advertisement until the conclusion of the meeting or any adjournment of it. In any such case the Company shall send confirmatory copies of the notice by post to those members to whom notice cannot be given by electronic means if, at least seven days prior to the meeting, the posting of notices to addresses throughout the United Kingdom again becomes practicable.

150.	Validation of documents in electronic form

150.1	Where a document is required under these Articles to be signed by a member or any other person, if the document is in electronic form, then in order to be valid the document must:

(a)	incorporate the electronic signature, or personal identification details (which may be details previously allocated by the Company), of that member or other person, in such form as the Board may approve; or

(b)	be accompanied by such other evidence as the Board may require in order to be satisfied that the document is genuine.

150.2	The Company may designate mechanisms for validating any such document and a document not validated by the use of any such mechanisms shall be deemed as having not been received by the Company In the case of any document or information relating to a meeting, an instrument of proxy or invitation to appoint a proxy, any validation requirements shall be specified in the relevant notice of meeting in accordance with 48 and 72.

151.	Winding Up

If the Company is wound up and subject to the rights and restrictions attached to any share or classes of shares, the liquidator may, with the sanction of a special resolution and any other sanction required by law, divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as they may with the like sanction determine, but no member shall be compelled to accept any assets upon which there is a liability.

152.	Indemnity and insurance

152.1	In this Article:

(a)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate;

(b)	a relevant officer means any Director or other officer or former Director or other officer of the Company or an associated company (including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) of the Act), but excluding in each case any person engaged by the Company (or associated company) as auditor (whether or not they are also a Director or other officer), to the extent they act in their capacity as auditor); and

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(c)	relevant loss means any loss or liability which has been or may be incurred by a relevant officer in connection with that relevant officer's duties or powers in relation to the company, any associated company or any pension fund or employees' share scheme of the company or associated company.

152.2	Subject to Article 152.3, but without prejudice to any indemnity to which a relevant officer is otherwise entitled:

(a)	each relevant officer shall be indemnified out of the Company's assets against all relevant loss and in relation to the Company's (or any associated company's) activities as trustee of an occupational pension scheme (as defined in section 235(6) of the Act), including any liability incurred by him in defending any civil or criminal proceedings, in which judgment is given in their favour or in which they are acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on their part or in connection with any application in which the court grants him, in their capacity as a relevant officer, relief from liability for negligence, default, breach of duty or breach of trust in relation to the Company's (or any associated company's) affairs; and

(b)	the Company may provide any relevant officer with funds to meet expenditure incurred or to be incurred by him in connection with any proceedings or application referred to in Article 152.2(a) and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure.

152.3	This Article does not authorise any indemnity which would be prohibited or rendered void by any provision of the Companies Acts or by any other provision of law.

152.4	The Directors may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any relevant officer in respect of any relevant loss.

152.5	Where a relevant officer is indemnified against a liability in accordance with this Article, the indemnity extends to each cost, charge, loss, expense, and liability incurred by him in relation to that liability.

153.	Exclusive jurisdiction

153.1	Unless the Company consents in writing to the selection of an alternative forum in the United States of America, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended (the Securities Act).

153.2	Save in respect of any cause of action arising under the Securities Act, by subscribing for or acquiring shares, the member submits all disputes between him or herself and the Company or the Directors to the exclusive jurisdiction of the English courts.

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SCHEDULE - Part 1 – CLASS A ORDINARY SHARES

1.	Dividends

Any dividend declared by the Company shall be paid on the Class A Ordinary Shares and the Class B Ordinary Shares pari passu as if they were all shares of the same class.

2.	Return of capital

In the event of the liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to members shall be distributed amongst all holders of Class A Ordinary Shares and Class B Ordinary Shares in proportion to the number of shares held irrespective of the amount paid or credited as paid on any share.

3.	Deemed liquidation

3.1.	Any:

(a)	consolidation or merger of the Company with or into another entity or entities (whether or not the Company is the surviving entity) as a result of which the holders of the Company's outstanding shares possessing the voting power (under ordinary circumstances) to elect a majority of the Board immediately prior to such sale or issue cease to own the Company's outstanding shares possessing the voting power (under ordinary circumstances) to elect a majority of the Board;

(b)	sale or transfer by the Company of all or substantially all of its assets (determined either for the Company alone or together with its subsidiaries on a consolidated basis); or

(c)	sale, transfer or issuance or series of sales, transfers and/or issues of shares by the Company or the holders thereof, as a result of which the holders of the Company's outstanding shares possessing the voting power (under ordinary circumstances) to elect a majority of the Board immediately prior to such sale or issue cease to own the Company's outstanding shares possessing the voting power (under ordinary circumstances) to elect a majority of the Board, shall be deemed to be a liquidation, dissolution and winding up of the Company for purposes of paragraph 2 of Part 1 to this Schedule (unless the Board determine otherwise), and the holders of the Class A Ordinary Shares shall be entitled to receive from the Company the amounts payable with respect to the Class A Ordinary Shares on a liquidation, dissolution or winding up of the Company under paragraph 2 of Part 1 to this Schedule in cancellation of their Class A Ordinary Shares upon the completion of any such transaction.

4.	Voting

4.1.	At a general meeting of the Company and at any separate class meeting of the holders of Class A Ordinary Shares, where a holder of Class A Ordinary Shares is entitled to vote, such holder is entitled to one vote for each Class A Ordinary Share held.

4.2.	A holder of Class A Ordinary Shares is entitled to receive notice of any general meeting of the Company (and notice of any separate class meeting of the holders of Class A Ordinary Shares) and a copy of every report, accounts, circular or other document sent out by the Company to members.

5.	Takeover Offers

The Class A Ordinary Shares and the Class B Ordinary Shares shall be deemed to have identical economic value and any takeover offer made shall be identical and shall be offered to the holders of Class A Ordinary Shares and the Class B Ordinary Shares on identical financial terms.

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SCHEDULE - Part 2 – CLASS B ORDINARY SHARES

1.	Dividends

Any dividend declared by the Company shall be paid on the Class A Ordinary Shares and the Class B Ordinary Shares as set out in paragraph 1 of Part 1 to this Schedule.

2.	Return of Capital

In the event of the liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to members shall be applied in the order of priority set out in paragraph 2 of Part 1 to this Schedule.

3.	Deemed Liquidation

In the event of a transaction which is deemed a liquidation, dissolution or winding up of the Company pursuant to paragraph 3 of Part 1 to this Schedule, the Class B Ordinary Shares shall be entitled to receive from the Company the amounts payable with respect to the Class B Ordinary Shares upon a liquidation, dissolution or winding up of the Company under paragraph 2 of Part 1 to this Schedule in cancellation of their Class B Ordinary Shares upon the consummation of any such transaction.

4.	Voting

4.1	At a general meeting of the Company, and at any separate class meeting of the holders of Class B Ordinary Shares, where a holder of Class B Ordinary Shares is entitled to vote, such holder is entitled to ten (10) votes for each Class B Ordinary Share held.

4.2	A holder of Class B Ordinary Shares is entitled to receive notice of any general meeting of the Company (and notice of any separate class meeting of the holders of Class B Ordinary Shares) and a copy of every report, accounts, circular or other document sent out by the Company to members.

5.	Restrictions on voting

5.1	The Class B Ordinary Share holders may not vote on:

a)	any related party transactions which involve a party which (i) is controlled, directly or indirectly, by the holder or (ii) under common control with the holder,

b)	on board remuneration and the related Company Remuneration Policy, or

c)	appointment or reappointment of board members proposed by the holder of the Class B Ordinary Shares.

6.	Restrictions on transfer and redemption

6.1	No transfers of Class B Ordinary Shares shall be permitted other than to a person who is a Permitted Class B Ordinary Transferee. The Directors must not approve any instrument of transfer in respect of any Class B Ordinary Share other than to a person who is a Permitted Class B Ordinary Transferee.

6.2	Subject to prior receipt of any regulatory approval, consent or waiver required, each Class B Ordinary Share shall immediately cease to carry any entitlement to voting rights in any of the following circumstances:

a)	the relevant Class B shareholder being issued a share certificate in respect of that Class B Ordinary Share’s corresponding Class A Ordinary Share,

b)	the Class B shareholder’s death,

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c)	at 23.59 (London time) on the fifth anniversary following the Company’s listing on Nasdaq.

6.3	Following any Class B Ordinary Share ceasing to carry any entitlement to voting rights in accordance with Article 6.2 above, no entitlement to voting rights may be reinstated in respect of such Class B ordinary share at any time and the Company may, in its sole discretion, redeem the Class B Ordinary Shares for no consideration at such time, and in such manner, as the Directors may determine and, upon such redemption, each Class B Ordinary Share shall be cancelled. Such redemption does not require the consent of the Class B Ordinary Shareholder.

7.	Conversion

7.1	Subject to prior receipt of any regulatory approval, consent or waiver required, A Class B Ordinary Shareholder may, at any time after the first anniversary of the Listing Date, elect at any time to convert any of its Class B Ordinary Shares into Class A Ordinary Shares on a one-for-one basis by notice in writing to the Directors.

7.2	Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by means of the re-designation of each Class B Ordinary Share as a Class A Ordinary Share or by such other method as may be approved by the Board. Such conversion shall become effective as soon as reasonably practicable and, in any event, within 5 Business Days after a conversion notice is delivered by the holder of the Class B Ordinary Shares to the Board.

7.3	The terms of issue of Class B Ordinary Shares provide for the conversion of one Class B Ordinary Share into one Class A Ordinary Share, and in certain circumstances, as set forth in these Articles, there are conversion requirements which do not require the consent of the Class B Ordinary Shareholder. Class B Ordinary Shareholders, upon becoming a holder of such Class B Ordinary Share, consent to any such conversion and agree that no further consent is required to any such conversion occurring in accordance with the terms of these Articles.

8.	Takeover Offers

The Class A Ordinary Shares and the Class B Ordinary Shares shall be deemed to have identical economic value and any takeover offer made shall be identical and shall be offered to the holders of Class A Ordinary Shares and the Class B Ordinary Shares on identical financial terms.

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EXHIBIT B

FORM OF SPONSOR SUPPORT AGREEMENT

[Filed Separately]

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

[Filed Separately]

EXHIBIT D

FORM OF LOCK-UP AGREEMENT

[Filed Separately]